Exhibit 4.17

BARECON 2001 STANDARD BAREBOAT CHARTER PART I

1. Shipbroker N/A	2. Place and date 26 August 2021
3. Owners/Place of business (Cl. 1) SEA 254 LEASING CO. LIMITED 27/F Three Exchange Square 8, Connaught Place, Central, Hong Kong	4. Bareboat Charterers/Place of business (Cl. 1) GLOBAL SHIP LEASE 71 LLC 80 Broad Street, Monrovia, Liberia
5. Vessel’s name, call sign and flag (Cl. 1 and 3) Name: "Barbara" to be renamed "GSL Tinos" Flag: Liberia
6. Type of Vessel 5,470 TEU container vessel	7. GT/NT 52,726 / 32,613
8. When/Where built 2010 Zhejiang Ouhua Shipbuilding Co., Ltd., PRC	9. Total DWT (abt.) in metric tons on summer freeboard 65,550
10. Classification Society (Cl. 3)

DNV GL or any other generally recognised first class classification society that is a member of the International Association of Classification Societies (IACS) as selected by the Charterers and approved by the Owners (such approval not to be unreasonably withheld).	11. Date of last special survey by the Vessel’s classification society January 2020
12 Further particulars of Vessel (also indicate minimum number of months’ validity of class certificates agreed acc. to Cl. 3) IMO Number: 9437050
13. Port or Place of delivery (Cl. 3) As per MOA	14. Time for delivery (Cl. 4) N/A	15. Cancelling date (Cl. 5) N/A
16. Port or Place of redelivery (Cl. 15) See Additional Clause 42 (Redelivery)	17. No. of months' validity of trading and class certificates upon redelivery (Cl. 15) N/A
18. Running days’ notice if other than stated in Cl. 4 N/A	19. Frequency of dry-docking (Cl. 10(g))
In accordance with the normal procedure for vessels of the same type, size and age of the Vessel and as required by the Classification Society or flag state and not less than once every sixty (60) months
20. Trading limits (Cl. 6)
Trading worldwide via safe ports / safe berths / safe anchorages within International Navigating Limits (INL) or otherwise in accordance with the terms of this Charter, always afloat at any time of tide and subject to exclusions and limitations in Clause 41 (Insurance).
21. Charter pPeriod (Cl. 2) Seventy-two (72) months commencing from the Actual Delivery Date	22. Charter hire (Cl. 11) See Additional Clause 40 (Hire)
23. New class and other safety requirements (state percentage of Vessel's insurance value acc. to Box 29)(Cl. 10(a)(ii)) See Additional Clause 39(b) (Structural changes and alterations)

24. Rate of interest payable acc. to Cl. 11 (f) and, if applicable, acc. to PART IV See Additional Clause 40 (Hire)	25. Currency and method of payment (Cl. 11) US Dollars (see also Additional Clause 40 (Hire))
26. Place of payment; also state beneficiary and bank account (Cl. 11) See Additional Clause 40 (Hire)	27. Bank guarantee/bond (sum and place) (Cl. 24) (optional) N/A
28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12)

12(b) applies; form of Financial Instrument and name of Mortgagee to be determined	29. Insurance (hull and machinery and war risks) (state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k)) (also state if Cl. 14 applies) See Additional Clause 41 (Insurance)
30. Additional insurance cover, if any, for Owners’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) No limitation	31. Additional insurance cover, if any, for Charterers’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) No limitation

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

32. Latent defects (only to be filled in if period other than stated in Cl. 3)	33. Brokerage commission and to whom payable (Cl. 27) N/A
34. Grace period (state number of clear banking days) (Cl. 28) See Additional Clause 49 (Termination Events)	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30) See Additional Clause 71 (Law and dispute resolution)
36. War cancellation (indicate countries agreed) (Cl. 26(f)) N/A
37. Newbuilding Vessel (indicate with “yes” or “no” whether PART III applies) (optional) No; Part III does not apply	38. Name and place of Builders (only to be filled in if PART III applies) N/A
39. Vessel’s Yard Building No. (only to be filled in if PART III applies) N/A	40. Date of Building Contract (only to be filled in if PART III applies) N/A
41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1) a) N/A b) N/A c) N/A
42. Hire/Purchase agreement (indicate with “yes” or “no” whether PART IV applies) (optional) No; Part IV does not apply	43. Bareboat Charter Registry (indicate with “yes” or “no” whether PART V applies) (optional) No
44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies) N/A	45. Country of the Underlying Registry (only to be filled in if PART V applies) N/A
46. Number of additional clauses covering special provisions, if agreed
Clause 32 (Definitions) to Clause 78 (Confidentiality) (both inclusive) as attached hereto, form an integral part of this Charter. In the event of any conflict or inconsistency between the terms of any Additional Clauses with any provision of Part I or Part II of this Charter, such Additional Clauses prevail.

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

/s/ Tan Li Xin, Joan Name: Tan Li Xin, Joan Title: Attorney-in-fact	/s/ Aglaia Lida Papadi Name: Aglaia Lida Papadi Title: Attorney-in-fact

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

1.       Definitions

In this Charter, the following terms shall have the meanings hereby assigned to them:

"The Owners" shall mean the party identified in Box 3 together with their successors, permitted transferees and assignees;

"The Charterers" shall mean the party identified in Box 4 together with their successors, permitted transferees and assignees;

"The Vessel" shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.

"Financial Instrument" means the mortgage, deed covenant or other such financial security instrument as ~~annexed to this Charter and stated in Box 28~~ may at a later date be granted by the Owners to any bank or Financial Institution in accordance with this Charter.

See also Additional Clause 32 (Definitions) and Additional Clause 33 (Interpretations)

2.       Charter Period

In consideration of the ~~h~~Hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 21 ("The Charter Period").

3.       Delivery

See Additional Clause 35 (Delivery)

(not applicable when Part III applies, as indicated in Box 37)

~~(a) The Owners shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy~~

~~And in every respect ready-in-hull, machinery and equipment for service under this Charter.~~

~~The vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 in such ready safe berth as the Charterers may direct.~~

~~(b) The Vessel shall be properly documented on delivery in accordance with the laws of the flag State indicated in Box 5 and the requirements of the classification society stated in Box 10. The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12.~~

~~(c) The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners' obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by the latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32.~~

4.       Time for Delivery

See Additional Clause 35 (Delivery)

~~(not applicable when Part III applies, as indicated in Box 37)~~

~~The Vessel shall not be delivered before the date indicated in Box 14 without the Charterers' consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15. Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than thirty (30) running days' preliminary and not less than fourteen (14) running days' definite notice of the date on which the Vessel is expected to be ready for delivery.~~

~~The Owners shall keep the Charterers closely advised of possible changes in the Vessel's position.~~

5.       Cancelling

See Additional Clause 34 (Background)

~~(not applicable when Part III applies, as indicated in Box 37)~~

~~(a) Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty-six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.~~

(b) If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonably certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty-eight(168) running hours of the receipt by the Charterers of such notice or within thirty-six (36) running hours after the cancelling date, whichever is the earlier. If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owners' notice shall be substituted for the cancelling date indicated in Box 15 for the purpose of this Clause 5.

(c) Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.

6.       Trading Restrictions

The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.

The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as the extra premium (which shall be at the Charterers’ expense) or otherwise as the insurers may prescribe.

The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Vessel’s P&I Club’s ~~Owners'~~ prior approval has been obtained to loading thereof and, upon the Owners’ request (such request to be made not more than once every three (3) months) the Charterers shall provide the Owners with a copy of such approval from the Vessel’s P&I Club.

7.       Surveys on Delivery and Redelivery

See Additional Clause 42 (Redelivery)

~~(not applicable when Part III applies, as indicated in Box 37)~~

~~The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of redelivery hereunder. The Owners shall bear all expenses of the On-hire Survey including loss of time, if any, and of the Off-hire Survey including loss of time, if any, and the Charterers shall bear all expenses of the Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rate thereof~~

8.       Inspection

See Additional Clause 48(nn)(ii)

~~The Owners shall have the right at any time after giving reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf:~~

~~(a) to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. The costs and fees for such inspection or survey shall be paid by the Owners unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided;~~

~~(b) in dry-dock if the Charterers have not dry-docked Her in accordance with Clause 10(g). The costs and fees for such inspection or survey shall be paid by the Charterers; and~~

~~(c) for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Owners.~~

~~All time used in respect of inspection, survey or repairs shall be for the Charterers account and form part of the Charter Period.~~

~~The Charterers shall also permit the Owners to inspect the Vessel's log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accident or damage to the Vessel.~~

9.       Inventories, Oil and Stores

See also Additional Clause 37 (Bunkers and Luboils)

An inventory of the Vessel’s major spare parts for the Main Engine, Diesel Generators and E.R. Auxiliary Machinery

~~A complete inventory of the Vessel's entire equipment, outfit including spare parts, appliances and of all consumables stores~~ on board the Vessel shall be made by the Charterers in conjunction with the Owners on ~~delivery and again on~~ redelivery of the Vessel unless the Vessel has been sold to the Charterers pursuant to the exercise of a Purchase Option, Call Option or Early Termination Event. The Charterers shall at the time of delivery provide for (at no cost to the Owners) ~~and the Owners, respectively, shall at the time of delivery and redelivery take over and pay for~~ all bunkers, lubricating oil, unbreached provisions, paints, ropes and other consumable stores (excluding, spare parts) in the said Vessel ~~at the then current market prices at the ports of delivery and redelivery, respectively~~. The Charterers shall ensure that all spare part listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.

10.       Maintenance and Operation

(a)(i) Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice for vessels of this type ~~and, except as provided for in Clause 14(l), if applicable,~~ at their own expense they shall at all times keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 free of overdue recommendations, qualifications and conditions and maintain all other necessary certificates in force at all times.

~~(ii) New Class and Other Safety Requirements - In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation costing (excluding the Charterers' loss of time) more than the percentage stated in Box 23, or if Box 23 is left blank, 5 percent of the Vessel's insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ration in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed in Clause 30.~~

(iii) Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such government or division or authority thereof.

The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

satisfy such requirements ~~and~~ at the Charterers' sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever ~~(including loss of time)~~ for any failure or inability to do so.

(b) Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the vessel under this Charter, including annual Flag State fees and any foreign general municipality and/or state taxes. The Master, officers and his crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.

Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel's flag or any other applicable law.

(c) The Charterers shall keep the owners and the mortgagee(s) advised of ~~the~~ any intended employment, planned dry docking and major repairs of the Vessel, as reasonably required. See also Additional Clause 57 (Operational notifiable events).

(d) Flag and Name of Vessel - ~~During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charterers also have the liberty, with the Owners' consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period~~. Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers' expense and time.

See also Additional Clause 39 (Structural charges and alterations) and Additional Clause 51 (Name of Vessel).

(e) Changes to the Vessel – See Additional Clause 39(a). ~~Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without the instance first securing the Owners' approval thereof (which approval shall not be unreasonably withheld if the proposed structural change will not adversely affect the value of the Vessel). If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter~~.

(f) Use of the Vessel's Outfit, Equipment and Appliances – The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantially equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear expected. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use in accordance with the guidelines of the Classification Society and shall ensure that title to any part replaced, renewed or substituted remains with the Owners. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment and replace, renew or substitute any damaged or worn machinery and equipment to be fit for use at their expense and risk but title to such additional equipment and such replaced, renewed or substituted machinery and equipment (or any parts thereof) shall be deemed to have passed to the Owners immediately upon such fitting and the Charterers shall remove such equipment at the end of the period (unless the Vessel has been sold to the Charterers pursuant to the exercise of a Purchase Option, Call Option or Early Termination Event) if requested by the Owners. Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charters and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall ~~reimburse~~ indemnify the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

(g) Periodical Dry-Docking – The Charters shall (at their cost and expense) dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once during the period stated in Box 19 or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the Classification Society or Flag State.

11.       Hire

See Additiona Clause 40 (Hire)

(a) The Charterers shall pay ~~h~~Hire due to the Owners punctuality in accordance with the terms of this Charter in respect of which time shall be of the essence.

~~(b) The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount indicated in Box 22 which shall be payable no later than every thirty (30) running days in advance, the first lump sum being payable on the date and hour of the Vessel's delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period.~~

~~(c) Payments of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.~~

~~(d) Final payment of hire, if for a period less than thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be affected accordingly.~~

~~(e) Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd's, whichever occurs first. Any hire paid in advance to be adjusted accordingly.~~

(f) Any delay in payment of higher shall entitle the Owners to interest at the rate per annum as agreed

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

~~in Box 24. If Box 24 has not been filled in, the three months Interbank offered rate in London (LIBOR or is successor) for the currency stated in Box 25, as quoted by the British Bankers' Association (BBA) on the date when the hire fell due, increased by 2 perc., shall apply.~~

~~(g) Payments of interest do under subclause 11(f) shall be made within seven (7) running days of the date of the Owners invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.~~

12.       Mortgage

(only to apply if Box 28 has been appropriately filled in)

*) (a) The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.

*) (b) The Vessel chartered under this Charter ~~is~~ may be financed by a mortgage according to the Financial Instrument. The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter by the mortgagee(s) in conformity with ~~the~~ each Financial Instrument.

The Charterers confirm that, for this purpose, they will, once such Financial Instrument is available, ~~have~~ acquaint~~ed~~ themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this and any assignment of this Charter and the Owners’ earnings and insurances in writing in any form that may reasonably be required by the mortgagee(s). For the avoidance of doubt and notwithstanding anything to the contrary contained in this Charter unless otherwise agreed by the Charterers, the Charterers shall not be obliged to comply with any provision of a Financial Instrument that imposes obligations on the Charterers which are more onerous than those imposed pursuant to this Charter. See also Additional Clause 45 (Owners' mortgage; Owners transfers). ~~The Owners warrant that they have not effected any mortgage(s) other than stated in Box 28 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

*) (Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28)

13.       Insurance and Repairs

See Additional Clause 41 (Insurance)

~~(a) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub clause 10(a)(iii)) in such form as the Owners shall in writing approve, which approval shall not be unreasonably withheld. Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the mortgagee(s) (if any), and The Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. Insurance policies shall cover the Owners and the Charterers according to their respective interests. Subject to the provisions of the Financial Instrument, if any, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.~~

The Charterers also to ~~shall~~ remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurance.

All time used for repairs under the provisions of sub-clause 13(a) and for repairs of latent defects according to Clause 3(c) above, including any deviation, shall be the Charterers' account.

~~(b) If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers are necessary.~~

(c) The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instrument.

~~(d) Subject to the provisions of the Financial Instrument, if any, should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 13(a), all insurance payments for such loss shall be paid to~~

the Owners who shall distribute the moneys between the Owners and the Charterers according to their respective interests. The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a total loss as defined in this Clause.

~~(e) The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.~~

~~(f) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 13(a), the value of the Vessel is the sum indicated in Box 29.~~

14.       Insurance, Repairs and Classification

(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).

~~(a) During the Charter Period the Vessel shall be kept~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

~~insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurtenances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance. Insurance policies shall cover the Owners and the Charterers according to their respective interests.~~

~~(b) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~

~~(c) In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~

~~(d) The Charterers shall, subject to the approval of the Owners or Owners' Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a). The Charterers to be secured reimbursement through the Owners' Underwriters for such expenditures upon presentation of accounts.~~

~~(e) The Charterers to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~

~~(f) All time used for repairs under the provisions of sub-clauses 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers' account and shall form part of the Charter Period.~~

~~The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.~~

~~(g) If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

~~(h) Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 14(a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.~~

~~(i) If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.~~

~~(j) The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.~~

~~(k) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 29.~~

~~(l) Notwithstanding anything contained in sub-clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~

15.       Redelivery

See Additional Clause 42 (Redelivery) and Additional Clause 43 (Redelivery conditions)

~~At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the Owners may direct. The Charterers shall give the Owners not less than thirty (30) running days' preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14) running days' definite notice of expected date and port or place of redelivery. Any changes thereafter in the Vessel's position shall be notified immediately to the Owners.~~

The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. ~~Notwithstanding the above, should the Charterers fail to redeliver the Vessel within the Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 plus 10 per cent. or to the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.~~

~~Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.~~

~~The Vessel upon redelivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17.~~

16.       Non-Lien

The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel other than any Permitted Encumbrances). The Charterers further agree to fasten to the Vessel in a conspicuous

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

place and to keep so fastened during the Charter Period a notice reading as follows:

"This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever."

See paragraph (i) of Additional Clause 48 (Charterers’ undertakings)

17.       Indemnity

See also Additional Clause 58 (Further Indemnities)

(a) The Charterers shall indemnify the Owners against any loss, damage or documented expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature (save for any liens caused directly and solely by the Owners (in the absence of any Termination Event or contributory negligence of the Charterers)) arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

~~(b) If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail. In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.~~

18.       Lien

The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter.~~, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.~~

19.       Salvage

All salvage and towage performed by the Vessel shall be for the Charterers' benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20.       Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21.       General Average

The Owners shall not contribute to General Average.

22.       Assignment, Sub-Charter and Sale

See Additional Clause 45 (Owners’ mortgage; Owners transfers) and Additional Clause 50 (Sub-chartering and assignment)

(a) The Charterers shall not assign or transfer this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.

~~(b) The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall not be unreasonably withheld, and subject to the buyer accepting an assignment of this Charter.~~

23.       Contracts of Carriage

*) (a) The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carnage of goods shall contain a paramount clause incorporating any legislation relating to carrier's liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.

~~*) (b) The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier's liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~

*) Delete as applicable.

24.       Bank Guarantee

(Optional, only to apply if Box 27 filled in)

~~The Charterers undertake to furnish, before delivery of the Vessel, a first class bank guarantee or bond in the sum and at the place as indicated in Box 27 as guarantee for full performance of their obligations under this Charter.~~

25.       Requisition/Acquisition

(a) In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as "Requisition for Hire") irrespective of the date during the Charter Period when "Requisition for Hire" may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of "Requisition for Hire" any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the

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First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

~~remainder of the Charter Period or the period of the "Requisition for Hire" whichever be the shorter.~~

~~(b) In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as "Compulsory Acquisition"), then, irrespective of the date during the Charter Period when "Compulsory Acquisition" may occur, this Charter shall be deemed terminated as of the date of such "Compulsory Acquisition". In such event Charter Hire to be considered as earned and to be paid up to the date and time of such "Compulsory Acquisition".~~

26.       War

(a) For the purpose of this Clause, the words "War Risks" shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b) The Vessel, provided that copies of such applicable additional insurance cover shall be provided to the Owners upon the Owners' request (such request to be made not more than once every three (3) months), unless4he-written consent-of-the Owners-he-first-obtainedi shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area unless copies of such applicable additional insurance cover are provided to the Owners upon the Owners' request (such request to be made not more than once every three (3) months).

(c) The Vessel shall not load contraband cargo, or ~~to~~ pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or ~~to~~ proceed to an area where she shall be subject, or is likely to be subject to a belligerent's right of search and/or confiscation.

(d) If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterers' orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of ~~h~~Hire is due.

(e) The Charterers shall have the liberty:

(i) to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii) to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii) to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

(f) In the event of outbreak of war (whether there be a declaration of war or not) ~~(i) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People's Republic of China, (ii) between any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners. In all cases h~~Hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisions of this Charter shall apply. until redelivery.

27.       Commission

Not applicable.

~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work.~~

~~If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission. Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year's hire.~~

28.       Termination

See Additional Clause 49 (Termination Events) and Clause 53 (Total Loss)

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

~~(a) Charterers' Default~~

~~The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:~~

~~(i) the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners' notice, the payment shall stand as regular and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners' notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;~~

~~(ii) the Charterers fail to comply with the requirements of:~~

~~(1) Clause 6 (Trading Restrictions)~~

~~(2) Clause 13(a) (Insurance and Repairs) provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners' right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;~~

~~(iii) the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically possible after the Owners have requested them in writing so to do and in any event so that the Vessel's insurance cover is not prejudiced.~~

~~(b) Owners' Default~~

~~If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.~~

~~(c) Loss of Vessel~~

~~This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.~~

~~(d) Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.~~

(e) The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.

29.       Repossession

See Additional Clause 42 (Redelivery) and Additional Clause 43 (Redelivery conditions).

In the event of the termination of this Charter in accordance with the applicable provisions of ~~Clause 28~~ this Charter, the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners and the Charterers shall procure that the master and crew follow the orders and directions of the Owners. ~~The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter.~~ The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners' representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers' Master, officers and crew shall be the sole responsibility of the Charterers.

30.       Dispute Resolution

See Additional Clause 71 (Law and dispute resolution)

~~*) (a) This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

~~The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.~~

~~The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

~~Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

~~*) (b) This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US550,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

~~*) (c) This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~(d) Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.~~

~~In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:-~~

~~(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice') calling on the other party to agree to mediation.~~

~~(ii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.~~

~~(iii) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.~~

~~(iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.~~

~~(v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~

~~(vi) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator's costs and expenses.~~

~~(vii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.~~

~~(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)~~

~~(e) If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause 30(d) shall apply in all cases.~~

~~*) Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative agreed in Box 35.~~

31.       Notices

See Additional Clause 66 (Notices)

~~(a) Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.~~

~~(b) The address of the Parties for service of such communication shall be as stated in Boxes 3 and 4 respectively.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART III
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY
(Optional, only to apply if expressly agreed and stated in Box 37)

~~1.       Specifications and Building Contract~~

~~(a) The Vessel shall be constructed in accordance with the Building Contract (hereafter called the Building Contract") as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter- signed as approved by the Charterers.~~

~~(b) No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers' consent.~~

~~(c) The Charterers shall have the right to send their representative to the Builders' Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.~~

~~(d) The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel's performance or specification or defects, if any. Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies. However, the Owners' liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred. Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties. The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.~~

~~2.       Time and Place of Delivery~~

~~(a) Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builders' Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.~~

~~(b) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.~~

~~(c) If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon~~

~~(i) if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or~~

~~(ii) if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/ or take delivery of the Vessel from the Builders and deliver her to the Charterers;~~

~~(iii) in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;~~

~~(iv) if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.~~

~~(d) Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties.~~

~~3.       Guarantee Works~~

~~If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.~~

~~4.       Name of Vessel~~

~~The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART III
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY
(Optional, only to apply if expressly agreed and stated in Box 37)

painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.

~~5.       Survey on Redelivery~~

~~The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of re-delivery Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART IV
HIRE/PURCHASE AGREEMENT
(Optional, only to apply if expressly agreed and stated in Box 42)

~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.~~

~~In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.~~

~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~

~~The Sellers guarantee that the Vessel, at the time of delivery, is tree from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery. Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyers' flag, shall be for Buyers' account. Any taxes, consular and other charges and expenses connected with closing of the Sellers' register, shall be for Sellers' account.~~

~~In exchange for payment of the last month's hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship's Register and deliver a certificate of deletion to the Buyers. The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.), as well as all plans which may be in Sellers' possession.~~

~~The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.~~

~~The Vessel with everything belonging to her shall be at Sellers' risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.~~

~~The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART IV
HIRE/PURCHASE AGREEMENT
(Optional, only to apply if expressly agreed and stated in Box 42)

1.       Definitions

~~For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:~~

~~"The Bareboat Charter Registry" shall mean the registry of the State whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter.~~

~~"The Underlying Registry" shall mean the registry of the State in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.~~

2.       Mortgage

~~The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12(b) (Part II) shall apply.~~

3.       Termination of Charter by Default

~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45.~~

~~In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

CONTENTS

Page

32	Definitions	1
33	Interpretations	24
34	Background	26
35	Delivery	27
36	Conditions precedent and conditions subsequent	28
37	Bunkers and luboils	33
38	Further maintenance and operation	33
39	Structural changes and alterations	36
40	Hire	36
41	Insurance	42
42	Redelivery	49
43	Redelivery conditions	49
44	Diver's inspection at redelivery	51
45	Owners' mortgage; Owners transfers	52
46	Transport documents	53
47	Charterers' representations and warranties	53
48	Charterers' undertakings	61
49	Termination Events	76
50	Sub-chartering and assignment	85
51	Name of Vessel	86
52	Purchase Option, Call Option, Early Termination Event and Transfer of Title	87
53	Total Loss	90
54	Appointment of Approved Manager	91
55	Fees and expenses	91
56	Stamp duties and taxes	92
57	Operational notifiable events	93
58	Further indemnities	94

59	Further assurances and undertakings	96
60	Cumulative rights	96
61	No waiver	96
62	Entire Agreement	96
63	Invalidity	97
64	English language	97
65	No partnership	97
66	Notices	97
67	Conflicts	99
68	Survival of Charterers' obligations	99
69	Counterparts	99
70	Third Parties Act	99
71	Law and dispute resolution	99
72	Waiver of immunity	100
73	Set-off	100
74	Value Maintenance Covenants	101
75	Financial covenants	102
76	FATCA	103
77	Day Count Convention	104
78	Confidentiality	105
Schedule 1 FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE		106
Schedule 2 FORM OF TITLE TRANSFER PROTOCOL OF DELIVERY AND ACCEPTANCE		107

ADDITIONAL CLAUSES

TO BAREBOAT CHARTER FOR THE VESSEL "BARBARA" TO BE RENAMED
"GSL TINOS"

32	Definitions

In this Charter:

"2018 Withdrawal Act" means the European Union (Withdrawal) Act 2018.

"2020 Withdrawal Act" means the European Union (Withdrawal Agreement) Act 2020.

"Account Bank" means ABN AMRO Bank N.V. of Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands or any other third party bank acceptable to the Owners (acting reasonably).

"Account Pledge" means a deed or other instrument by the Charterers in favour of the Security Trustee in an agreed form conferring a Security Interest over the Operating Account.

"Actual Delivery Date" means the date of delivery of the Vessel by the Owners to the Charterers under this Charter.

"Advance Hire" has the meaning given to such term in Clause 40(a)(i) (Hire).

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agreement Term" means the period commencing on the date of this Charter and terminating on the later of:

(a)	the expiration of the Charter Period; and
(b)	the date on which all money of any nature owed by the Obligor Parties (as defined in the Security Trust Deed) to the Creditor Parties (as defined in the Security Trust Deed) under the Transaction Documents (as defined in the Security Trust Deed) or otherwise in connection with the Vessel and any Collateral Vessel have been paid in full to the Creditor Parties (as defined in the Security Trust Deed) and no obligations of the Obligor Parties (as defined in the Security Trust Deed) of any nature to the Creditor Parties (as defined in the Security Trust Deed) or otherwise in connection with the Transaction Documents (as defined in the Security Trust Deed) or with this Vessel and any Collateral Vessel remain unperformed or undischarged.

"AML Laws" means all applicable financial record-keeping and reporting requirements, anti-money laundering statutes (including all applicable rules and regulations thereunder) and all applicable related or similar laws, rules, regulations or guidelines, of all jurisdictions including and without limitation, the United States of America, the European Union, the United Kingdom and the People's Republic of China and which in each case are:

(a)	issued, administered or enforced by any governmental agency having jurisdiction over any Obligor or Owners;
(b)	of any jurisdiction in which any Obligor or Owners conduct business; or
(c)	to which any Obligor or Owners is subjected or subject to.

"Anthea Y Charter" means the bareboat charter on barecon 2001 form with additional clauses dated 20 May 2021 (as may from time to time be amended, supplemented, novated or replaced) made between Sea 156 Leasing Co. Limited as owners and Telemachus Marine LLC as charterers, in relation to the vessel "Anthea Y" (IMO No.: 9710244).

"Anti-Terrorism Financing Laws" means all applicable anti-terrorism laws, rules, regulations or guidelines of any jurisdiction, including and not limited to the United States of America, the European Union, the United Kingdom or the People's Republic of China which are:

(a)	issued, administered or enforced by any governmental agency, having jurisdiction over any Obligor or Owners;
(b)	of any jurisdiction in which any Obligor or Owners conduct business; or
(c)	to which any Obligor or Owners is subjected or subject to.

"Applicable Rate" means:

(a)	for any Hire Period of which the Variable Hire Determination Date falls before a Replacement Benchmark has been agreed pursuant to Clause 40(m)(ii)(B) (Hire), LIBOR; or
(b)	for any Hire Period of which the Variable Hire Determination Date falls upon or after a Replacement Benchmark is agreed on pursuant to Clause 40(m)(ii)(B) (Hire), the Replacement Benchmark.

"Approved Broker" means any of Clarksons Platou, Maersk Broker, Howe Robinson Partners Pte Ltd and Barry Rogliano Salles (BRS) (or any affiliates of the aforementioned if ship valuations are commonly issued by them) and such other reputable and independent ship brokers as may be nominated by the Charterers and approved by the Owners.

"Approved Charter" means a valid, binding time charter for the Vessel entered into by the Charterers as disponent owner and with an Approved Charterer as charterer meeting the following criteria:

(a)	with a minimum fixed charter period (without optional extensions) of three (3) years; and
(b)	with the amount of daily charter hire being not less than sixteen thousand five hundred Dollars (US$16,500).

"Approved Charterer" means a leading international container shipping company ranked within the top seven container liner companies globally at any time or such other reputable leading international container shipping company as may be nominated by the Charterers and approved by the Owners.

"Approved Commercial Manager" means the Conchart Commercial Inc, a company incorporated in the Marshall Islands whose registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (registration number 39730) or such other reputable third-party ship management company nominated by the Charterers and approved by the Owners.

"Approved Flag" means Liberia or such other jurisdiction as may be acceptable to the Owners (acting reasonably) from time to time.

"Approved Managers" means the Approved Commercial Manager and the Approved Technical Manager and "Approved Manager" means any one of them.

"Approved Technical Manager" means Technomar Shipping Inc, a company incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia (registration number C-76029) or such other reputable third-party ship management company nominated by the Charterers and approved by the Owners.

"Arrangement Fee" means the non-refundable fee in the amount equal to one per cent. (1%) of the Owners' Cost.

"Break Costs" means all costs, losses, premiums or penalties incurred by the Owners as a result of the receipt by the Owners of any payment under or in relation to the Transaction Documents on a day other than the due date for payment of the sum in question, or as a result of the Purchase Option Date, Expiry Date or a Termination Payment Date not falling on a Hire Payment Date or as a result of the Termination Payment Date not falling on a Hire Payment Date in each case, including (but not limited to) any break costs incurred by the Owners under the Finance Documents.

"Business Day" means a day (other than a Saturday or Sunday) on which banks and financial markets are open for business in Athens, Shanghai, Hong Kong, the Netherlands, the jurisdiction in which the Owners’ Account is opened, and:

(a)	(in relation to the determination of the Actual Delivery Date) in London; and

(b)       (in relation to any date for payment) in New York.

"Business Ethics Laws" means any laws, regulations and/or other legally binding requirements or determinations in relation to bribery, corruption, fraud, money-laundering, terrorism, sanctions, collusion bid-rigging or anti-trust, human rights violations (including forced labour and human trafficking) which are applicable to either party or to any jurisdiction where activities are performed and which shall include: (i) the United Kingdom Bribery Act 2010, (ii) the United States Foreign Corrupt Practices Act 1977, (iii) Prevention of Bribery Ordinance (Cap. 201) of the Laws of Hong Kong and (iv) any United States, United Kingdom, United Nations or European Union sanctions.

"Call Option " means the option to purchase the Vessel at the applicable Call Option Price which the Charterers may exercise in accordance with Clause 52 (Purchase Option, Call Option, Early Termination Event and Transfer of Title).

"Call Option Expiry Date" means the date falling ninety (90) days prior to the Expiry Date.

"Call Option Notice" means a written notice (in such form as the Owners and the Charterers may agree from time to time) which the Charterers may deliver to the Owners for the purpose of the Charterers exercising the Call Option.

"Call Option Price" means the aggregate of:

(a)	seven million Dollars (US$7,000,000);
(b)	all other Unpaid Sums due and payable, together with interest accrued thereon pursuant to paragraph (i) of Clause 40 (Hire) from the due date for payment thereof up to the date of actual payment;
(c)	the Break Costs (if any);
(d)	any reasonable and documented legal costs incurred by the Owners in respect of the Call Option;
(e)	any other reasonable and documented costs, losses, liabilities and expenses incurred or suffered by the Owners in connection with any Finance Document as a result of the Charterers' exercise of the Call Option; and
(f)	any other sums as the Owners may be entitled to under the terms of this Charter, including (but not limited to) any payments referred to in paragraph (a) of Clause 17 (Indemnity)(Part II) and Clause 58 (Further Indemnities).

"Cancellation Date" means the "Cancelling Date" as set out in the MOA.

"Cash Collateral" has the meaning given to it in Clause 48(oo) (Charterers' Undertakings), as may be adjusted from time to time in accordance with the same clause and Clause 48(oo).

"Cash Collateral Refund Amount" has the meaning given to it in Clause 48(oo)(ii) (Charterers' Undertakings).

"Chargor" means GSL Kithira Holding LLC, a limited liability company formed and existing under the laws of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia (registration number 960227).

"Charter Guarantee" means the guarantee made or to be made by the Charter Guarantor in favour of the Security Trustee in respect of the obligations of the Obligors (other than the Charter Guarantor) under the Transaction Documents.

"Charter Guarantor" means Global Ship Lease, Inc., a corporation organised and existing under the laws of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands, MH96960 (registration number 28891).

"Charter Guarantor Change of Control Event" means any of the following events:

(a)	when the common stock of the Charter Guarantor ceases to be listed for public trade on the New York Stock Exchange (NYSE) or other internationally recognised stock exchange (if applicable) where such delisting did not occur in connection with a listing of the Charter Guarantor's common stock on another internationally recognised stock exchange ("Delisting Event");

(b)	when any person(s) own(s) directly or indirectly more than thirty five per cent. (35%) of the shares in the Charter Guarantor, unless such person(s) owned such shares on the date of the completion of the merger of the Charter Guarantor with Poseidon Containers Holdings LLC and K&T Marine LLC in November 2018 (the "Merger Completion Date");
(c)	when Mr. George Glouroukos ceases to own or control (either directly or indirectly through one or more Affiliates) at least fifty per cent. (50%) of the number of shares of the Charter Guarantor held by him on the Merger Completion Date (excluding any share split or reverse split), other than by reason of death or other incapacity in managing his affairs; or
(d)	when Mr. George Glouroukos ceases to be the Executive Chairman (or to hold an equivalent executive officer position) of the Charter Guarantor, other than by reason of death or other incapacity in managing his affairs.

"Charter Period" means, subject to Clause 40(k) (Hire), Clause 49 (Termination Events), Clause 53 (Total Loss) and Clause 52 (Purchase Option, Call Option, Early Termination Event and Transfer of Title), the period of seventy-two (72) months commencing from the Actual Delivery Date.

"Charterers' Assignment" means the deed of assignment executed or to be executed (as the case may be) by the Charterers in favour of the Security Trustee in relation to certain of the Charterers' rights and interest in and to (among other things) the (a) Earnings, (b) Insurances, (c) Requisition Compensation, (d) the Initial Sub-Charter and any Sub-Charter and (e) any Sub-Charter Guarantees.

"Classification Society" means the vessel classification society referred to in Box 10 (Classification Society) of this Charter, or such other reputable classification society which is a member of the International Association of Classification Societies as selected by the Charterers and as the Owners may approve from time to time (acting reasonably).

"Collateral Charter" means, in respect of a Collateral Vessel, the bareboat charter agreement in respect of that Collateral Vessel entered into between an Affiliate of the Owners as owner and the respective Collateral Charterers as charterer.

"Collateral Charterers" means, in relation to a Collateral Vessel, the Collateral Charterer set out alongside its name in the table specified at the definition "Collateral Vessels".

"Collateral Owners" means, in relation to a Collateral Vessel, the Collateral Owners set out alongside its name in the table specified at the definition "Collateral Vessels".

"Collateral Vessels" means the vessels set out below:

	Vessel name / IMO	Collateral Owners	Collateral Charterers
1.	"BERNADETTE" to be renamed "GSL Kithira"/ 9407885	Sea 251 Leasing Co. Limited	Global Ship Lease 68 LLC
2.	"BLANDINE" to be renamed "GSL Tripoli"/ 9437048	Sea 252 Leasing Co. Limited	Global Ship Lease 69 LLC
3.	"BALBINA" to be renamed "GSL Syros"/ 9437062	Sea 253 Leasing Co. Limited	Global Ship Lease 70 LLC

"Commercial Management Agreement" means the commercial management agreement entered or to be entered into (as the context so requires) between the Approved Commercial Manager and the Charterers.

"Compliance Certificate" means a certificate substantially in the form in schedule 1 of the Charter Guarantee.

"Cost Balance" means, at any relevant time during the Agreement Term, an amount equal to the Owners' Cost as may be reduced by payment of the Fixed Hire pursuant to Clause 40(a)(ii) (Hire).

"Day One Cash Collateral Amount" means one million eight hundred thousand Dollars (US$1,800,000).

"Default Termination" means a termination of the Charter Period pursuant to the provisions of Clause 49 (Termination Events).

"Early Termination Event" means the option to purchase the Vessel which the Owners may exercise in accordance with Clause 52(d) (Purchase Option, Call Option, Early Termination Event and Transfer of Title)

"Earnings" means all hires, freights, pool income and other sums payable to or for the account of the Charterers and in respect of the Vessel including (without limitation) all earnings received or to be received from each Sub-Charter or any proceeds received or to be received from each Sub-Charter Guarantee, all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel including the Initial Sub-Charter and any other Sub-Charter.

"Environmental Approval" means any present or future permit, ruling, variance or other authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required under Environmental Laws.

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

"Environmental Incident" means:

(a)	any release, emission, spill or discharge into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from the Vessel; or
(b)	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually arrested, attached, detained or injuncted and the Vessel, any Obligor, any operator or manager of the Vessel or any combination of them is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or
(c)	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually liable to be arrested, attached, detained or injuncted and/or where any Obligor, any operator or manager of the Vessel or any combination of them is at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmental Law" means any present or future law or regulation relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to releases of Environmentally Sensitive Material.

"Environmentally Sensitive Material" means all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"Expiry Date" means the date falling seventy two (72) months after the Actual Delivery Date.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in (a); or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Transaction Document required by FATCA.

"FATCA Exempt Party" means a party that is entitled to receive payments free from any FATCA Deduction.

"Finance Document" means any facility agreement, security document, fee letter and any other document designated as such by the Finance Parties and the Owners and which have been or may be (as the case may be) entered into between the Finance Parties and the Owners for the purpose of, among other things, financing or (as the case may be) refinancing all or any part of the Owners' Cost.

"Finance Party" means any bank or Financial Institution which is or will be party to a Finance Document (other than the Owners and other entities which may have agreed or be intended as debtors and/or obligors thereunder) and "Finance Parties" means two or more of them.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;
(b)	any acceptance credit under any acceptance credit facility or dematerialised equivalent;
(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract, a liability under which would, in accordance with GAAP, be treated as a balance sheet liability;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);
(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not an Obligor which liability would fall within one of the other sections of this definition;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the end of the Agreement Term or are otherwise classified as borrowings under GAAP;
(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 30 days after the date of supply;
(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing; and
(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (j).

"Financial Institution" means any bank or financial institution, trust, fund, leasing company or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

"Fixed Hire" means:

(a)	in respect of each of the first twelve (12th) payments of Fixed Hire due on the Hire Payment Dates occurring from the Actual Delivery Date up to and including the third (3rd) anniversary of the Actual Delivery Date, calculated in accordance with the following formula:

A = 1/12 x B

Where:

A is the amount of the Fixed Hire due on that Hire Payment Date; and

B is the difference between the Owners' Cost and ten million nine hundred and fifty thousand Dollars (US$10,950,000); and

(b)	in respect of each of the thirteenth (13th) to twenty fourth (24th) payment of Fixed Hire due on the Hire Payment Dates occurring from and excluding the third (3rd) anniversary of the Actual Delivery Date up to and including the sixth (6th) anniversary of the Actual Delivery Date, calculated in accordance with the following formula:

C = 1/12 x D

Where:

C is the amount of the Fixed Hire due on that Hire Payment Date; and

D is the difference between ten million nine hundred and fifty thousand Dollars (US$10,950,000) and seven million Dollars (US$7,000,000).

"GAAP" means generally accepted accounting principles in the United States.

"Group" means the Charter Guarantor and each of its Subsidiaries for the time being.

"Hire" means each or any combination or aggregate of (as the context may require):

(a)	Advance Hire;
(b)	Fixed Hire; and
(c)	Variable Hire.

"Hire Payment Date" means the last day of each and any Hire Period.

"Hire Period" means each and every consecutive period of three (3) months with the first Hire Period to commence on the Actual Delivery Date and each successive Hire Period to commence forthwith upon the expiry of the immediately preceding Hire Period, provided that the final period shall end on the earlier of (i) the last day of the Charter Period, and (ii) the redelivery of the Vessel to the Owners following an early termination of this Charter or, as the case may be, purchase of the Vessel by the Charterers in accordance with the terms hereof, without prejudice however to any other claims of the Owners against the Charterers arising out of or in connection with this Charter.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"Hong Kong" means the Hong Kong Special Administrative Region of The People's Republic of China.

"IAPPC" means a valid international air pollution prevention certificate for the Vessel issued under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

"IMO Ballast Water Management (BWM) Convention" means the International Convention for the Control and Management of Ships' Ballast Water and Sediments adopted by the International Maritime Organization (as the same may be amended, supplemented or superseded from time to time).

"Increased Costs" means:

(a)	a reduction in the rate of return from the transactions contemplated by the Transaction Documents or on the Owners' overall capital;
(b)	an additional or increased cost; or
(c)	a reduction of any amount due and payable under any Transaction Document,

which is incurred or suffered by the Owners to the extent that it is attributable to the Owners having agreed to acquire the Vessel to charter the same to the Charterers on the basis of this Charter and in entering into this Charter, the other Transaction Documents or in performing its obligations under the Transaction Documents.

"Indemnitee" has the meaning given to such term in Clause 58 (Further indemnities).

"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

"Initial MOA" means the memorandum of agreement for the Vessel dated 12 May 2021 entered into between the Initial Sellers as sellers and the Initial Sub-Charterers as buyers, as amended by a nomination agreement dated 15 June 2021 entered into between the Initial Sellers as sellers, the Initial Sub-Charterers as initial buyers and the Charterers as the buyers' nominee, and an addendum no. 1 thereto dated 15 June 2021, an addendum no. 2 thereto dated 4 August 2021 and addendum no. 3 thereto dated 17 August 2021, as may be further amended or supplemented from time to time.

"Initial Sellers" means ERB. 5.300TEU GmbH & Co. KG, a company incorporated in Germany with its registered address at Elbchaussee 370, 22609, Hamburg, Germany.

"Initial Sub-Charter" means the time charterparty in respect of the Vessel dated 15 June 2021 between the Charterers and the Initial Sub-Charterers, with a daily hire rate at no less than thirty-six thousand five hundred Dollars (US$36,500) for the fixed three year period from delivery (the "Initial Sub-Charter Fixed Term") and at no less than seventeen thousand two hundred and fifty Dollars (US$17,250) (the "Daily Initial Sub-Charter Optional Term Rate") for the optional three year period thereafter (the "Initial Sub-Charter Optional Term"), as may be further amended or supplemented from time to time.

"Initial Sub-Charterers" means Maersk A/S, a company registered in Denmark, with its registered address at Esplanaden 50, 1263 Copenhagen K, Denmark.

"Innocent Owners' Interest Insurances" means all policies and contracts of innocent owners' interest insurance and innocent owners' additional perils (oil pollution) insurance from time to time taken out by the Owners in relation to the Vessel.

"Insurances" means all policies and contracts of insurance, including entries of the Vessel in any protection and indemnity or war risks association, which are from time to time taken out or entered into in respect of the Vessel or her earnings or otherwise in connection with the Vessel or her Earnings and (where the context permits) all rights, benefits and other assets under, or derived from, such contracts and policies, including all claims of any nature and returns of premium.

"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) (as amended by MSC 104 (73)) and A.913(22) (superseding Resolution A.788 (19)), as the same may be amended, supplemented or superseded from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code).

"ISPS Code" means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).

"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code.

"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

"Legal Opinions" means the legal opinions provided to the Owners under Clause 36(a)(xii) (Conditions precedent and conditions subsequent).

"Legal Reservations"

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;
(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

"LIBOR" means the applicable Screen Rate at or about 11:00 am (London time) on the relevant Variable Hire Determination Date for the offering of deposits in US Dollars for a period of three (3) months and, if any such rate is below zero, LIBOR will be deemed to be zero.

"Maersk QEL" means the quiet enjoyment letter entered or to be entered into pursuant to the Initial Sub-Charter between the Initial Sub-Charterer, the Owners, the Security Trustee and the Charterers.

"Management Agreement" means the Commercial Management Agreement and the Technical Management Agreement.

"Managers' Undertaking" means the undertaking to be entered into by an Approved Manager in favour of the Security Trustee in the form to be agreed by the Owners and each Approved Manager.

"Margin" means three point two five per cent. (3.25%).

"Market Value" means, on any Valuation Date:

(a)	for the purposes of determining the Purchase Price on the Actual Delivery Date, the arithmetic average of two valuations pursuant to two such Valuation Reports from two Approved Brokers, one selected by the Charterers and one selected by the Owners; or in the event the difference between the two Valuation Reports obtained is greater than 5%, the arithmetic average of the three Valuation Reports, the third Valuation Report being obtained from a further Approved Broker selected by the Owners; and

(b)	for any other purposes other than that in (a) above (including, without limitation, determining the Value Maintenance Ratio and Minimum Insured Value), the arithmetic average of two valuations pursuant to two such Valuation Reports from two Approved Brokers, both selected by the Owners; or in the event the difference between the two Valuation Reports obtained is greater than 5%, the arithmetic average of the three Valuation Reports, the third Valuation Report being obtained from a further Approved Broker selected by the Owners, in each case, (i) assessed in Dollars on a desktop charter-free basis between a willing buyer and a willing seller, and so obtained in ascertaining the market value of the Vessel, no more than thirty (30) days prior to that Valuation Date and (ii) if an Approved Broker determines that the valuation of the Vessel shall fall within a range, the valuation as determined by each Approved Broker should be the lower of such range.

"MARPOL" means the International Convention for the Prevention of Pollution from Ships adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).

"Material Adverse Effect" means in the reasonable opinion of the Owners a material adverse effect on:

(a)	the business, operations or property of any Obligor or the Group taken as a whole; or
(b)	the ability of any Obligor to perform its obligations under any Transaction Document; or
(c)	the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Transaction Documents or the rights or remedies of the Secured Parties under any of the Transaction Documents.

"Minimum Cash Balance" means at any date during the Charter Period, an amount of three hundred thousand Dollars (US$300,000).

"MOA" has the meaning given to such term in Clause 34 (Background).

"month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last day in that calendar month.

"Obligors" means the Charterers, the Charter Guarantor, the Chargor, any Approved Managers that is owned or controlled by the Charter Guarantor, any person that may be party to a Transaction Document from time to time (other than the Owners, but provided that they are owned or controlled by the Charter Guarantor), any Sub-Charterer that is owned or controlled by the Charter Guarantor and any "Obligor" as defined in any Collateral Charter.

"Operating Account" means the bank account opened or to be opened in the name of the Charterers with the Account Bank and designated "the Operating Account" or such other account to which the Earnings are to be remitted and operating expenses of the Vessel are to be recorded, and in each case, includes any sub-account thereof.

"Option Premium" means the aggregate of:

(a)	two million Dollars (US$2,000,000);
(b)	all other Unpaid Sums due and payable, together with interest accrued thereon pursuant to paragraph (i) of Clause 40 (Hire) from the due date for payment thereof up to the date of actual payment; and
(c)	any other reasonable and documented costs, losses, liabilities and expenses incurred or suffered by the Owners in connection with any Finance Document.

"Original Financial Statements" means the unaudited consolidated financial statements of the Charter Guarantor for the financial year ended 31 December 2020.

"Owners' Account" means the Owners' bank account described in paragraph (d) of Clause 40 (Hire).

"Owners' Cost" means an amount equivalent to sixty per cent. (60%) of the Purchase Price (as defined in the MOA) paid or to be paid by the Owners (as buyers) to the Charterers (as sellers) under the MOA.

"Party" means a party to this Charter and "Parties" means both of them.

"Permitted Security Interest" means:

(a)	any Security Interest created pursuant to any Transaction Document or any Finance Document or otherwise created with the prior written consent of the Owners;
(b)	any liens for unpaid master's, officer's and crew's wages in accordance with usual maritime practice and are discharged within thirty (30) days;
(c)	any liens for salvage;
(d)	any liens for master's disbursements incurred in the ordinary course of trading and are discharged within thirty (30) days; or
(e)	any other lien arising by operation of law or otherwise in the ordinary course of operation, repair or maintenance of the Vessel and not as a result of any default or omission of any Obligor.

"PDA" means the protocol of delivery and acceptance in relation to the Vessel to be executed between the Owners and the Charterers, substantially in the form of Schedule 1 (Form of Protocol of Delivery and Acceptance) hereto.

"Potential Termination Event" means a Termination Event or any event or circumstance specified in Clause 49 (Termination Events) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Transaction Documents or any combination of any of the foregoing) be a Termination Event.

"Pre-positioning Date" means such term as defined in the MOA.

"Purchase Option" means the option to purchase the Vessel at the applicable Purchase Option Price which the Charterers may exercise in accordance with Clause 52 (Purchase Option, Call Option, Early Termination Event and Transfer of Title).

"Purchase Option Date" means the date falling on each relevant anniversary of the Actual Delivery Date commencing on and including the third (3rd) anniversary of the Actual Delivery Date, on which the Charterers exercise the Purchase Option in accordance with Clause 52 (Purchase Option, Call Option, Early Termination Event and Transfer of Title), except for the Expiry Date.

"Purchase Option Fee" means:

(a)	if the Purchase Option Date falls on the third (3rd) anniversary or the fourth (4th) anniversary of the Actual Delivery Date, an amount that is calculated by multiplying (a) the then current Cost Balance by (b) two per cent. (2%); and
(b)	if the Purchase Option Date falls on the fifth (5th) anniversary of the Actual Delivery Date, an amount that is calculated by multiplying (a) the then current Cost Balance by (b) one per cent. (1%).

"Purchase Option Notice" means a written notice (in such form as the Owners and the Charterers may agree from time to time) which the Charterers may deliver to the Owners for the purpose of the Charterers exercising the Purchase Option.

"Purchase Option Price" means the amount due and payable by the Charterers to the Owners pursuant to Clause 52 (Purchase Option, Call Option, Early Termination Event and Transfer of Title), being the aggregate of:

(a)	the then current Cost Balance;
(b)	the Purchase Option Fee (if applicable);
(c)	any Variable Hire due and payable, but unpaid, under this Charter up to (and including) any applicable Purchase Option Date together with interest accrued thereon pursuant to paragraph (i) of Clause 40 (Hire) from the due date for payment thereof to the date of actual payment;
(d)	all other Unpaid Sums due and payable, together with interest accrued thereon pursuant to paragraph (i) of Clause 40 (Hire) from the due date for payment thereof up to the date of actual payment;
(e)	the Break Costs (if any);
(f)	any reasonable and documented legal costs incurred by the Owners in respect of the Purchase Option;
(g)	any other reasonable and documented costs, losses, liabilities and expenses incurred or suffered by the Owners in connection with any Finance Document as a result of the Charterers' exercise of the Purchase Option; and

(h)	any other sums as the Owners may be entitled to under the terms of this Charter, including (but not limited to) any payments referred to in paragraph (a) of Clause 17 (Indemnity) (Part II) and Clause 58 (Further indemnities).

"Purchase Price" means such term as defined in the MOA.

"Registration Costs" means any documented costs, expenses and taxes properly incurred by the Owners in respect of (i) the registration of title to the Vessel with an Approved Flag in the Owners' name (including but not limited to any notarisation, apostillisation or legalisation costs required by the relevant flag authorities); (ii) the maintenance of any such registration on or prior to the Actual Delivery Date and for the duration of the Agreement Term; and (iii) (if applicable) any documented costs and expenses in connection with the maintenance of a local agent and/or registration of the Owners as a foreign maritime entity (or similar) for purposes of the vessels registration.

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its jurisdiction of incorporation or formation (as the case may be);
(b)	any jurisdiction where any asset subject to or intended to be subject to a Security Document to be executed by it is situated;
(c)	any jurisdiction where it principally conducts its business; and
(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Benchmark" means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for the Screen Rate by:
(i)	the administrator of the Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the Screen Rate); or
(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Owners (acting reasonably), generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or
(c)	in the opinion of the Owners (acting reasonably), an appropriate successor to the Screen Rate.

"Requisition Compensation" means all compensation or other money which may from time to time be payable to the Charterers as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

"Restricted Countries" means those countries subject to country-wide or territory-wide Sanctions and/or trade embargoes, in particular but not limited to pursuant to the U.S.'s Office of Foreign Asset Control of the U.S. Department of Treasury ("OFAC") including at the date of this Charter, but without limitation, Iran, North Korea and Syria and any additional countries based on respective country-wide or territory-wide Sanctions being imposed by OFAC or any of the regulative bodies referred to in the definition of Restricted Party.

"Restricted Party" means a person or entity or any other parties (i) located, domiciled, resident or incorporated in Restricted Countries, and/or (ii) subject to any sanction administrated by the United Nations, the European Union, Switzerland, the United States and the OFAC, the United Kingdom, Her Majesty's Treasury ("HMT") and the Foreign and Commonwealth Office of the United Kingdom, the People's Republic of China and/or (iii) owned or controlled by or affiliated with persons, entities or any other parties as referred to in (i) and (ii).

"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing) imposed by law or regulation of the United Nations, United Kingdom, the United States of America (including, without limitation, CISADA and OFAC), the People's Republic of China, the Council of the European Union or the jurisdiction of incorporation of the Owners and the Charterers.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for US Dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Owners may specify another page or service displaying the relevant rate after consultation with the Charterers.

"Screen Rate Replacement Event" means, in relation to the Screen Rate that:

(a)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Owners and the Charterers, materially changed; or
(b)	any of the following applies:
(i)	either:
(A)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(ii)	the administrator of the Screen Rate publicly announces that it has ceased or will cease to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;
(iii)	the supervisor of the administrator of the Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued;
(iv)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; or
(v)	in the case of a Screen Rate for LIBOR, the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information:
(A)	stating that that Screen Rate is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and
(B)	with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication.
(c)	the administrator of that Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(i)	the circumstance(s) or events leading to such determination are not (in the opinion of the Owners) temporary; or
(ii)	the Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than three months; or
(d)	in the opinion of the Owners, the Screen Rate is otherwise no longer appropriate for the purposes of calculating the Variable Hire under this Charter.

"Security Assets" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Security Interests created or evidenced or expressed to be created or evidenced under the Security Documents.

"Security Documents" means, in relation to the Vessel, collectively the following:

(a)	the Account Pledge;
(b)	the Charter Guarantee;
(c)	the Charterers' Assignment;
(d)	the Share Pledge;
(e)	the Managers’ Undertakings;
(f)	any "Security Document" (as defined under any Collateral Charter); and
(g)	any other document that may at any time be executed by any person creating, evidencing or perfecting any Security Interest to secure all or part of the Obligors' obligations under or in connection with the Transaction Documents, and "Security Document" means any one of them.

"Security Interest" means a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement, title retention or other security interest or arrangement of any kind whatsoever.

"Security Trust Deed" means the deed executed or to be executed on or around the date hereof by the Security Trustee, the Owners, the Charterers, the Collateral Owners, the Collateral Charterers and the Charter Guarantor.

"Security Trustee" means Sea 251 Leasing Co. Limited, a company incorporated according to the laws of Hong Kong whose registered address is at 27/F Three Exchange Square 8, Connaught Place, Central, Hong Kong.

"Settlement Date" means, following a Total Loss of the Vessel, the earliest of:

(a)	the date which falls one hundred and twenty (120) days after the date of occurrence of the Total Loss or, if such date is not a Business Day, the immediately preceding Business Day;
(b)	the date on which the Owners receive the Total Loss Proceeds in respect of the Total Loss; and
(c)	the last day of the Charter Period.

"Share Pledge" means a charge over the entire issued share capital of the Charterers made or to be made by the Chargor in favour of the Security Trustee.

"Shareholder Loans" means any loans provided by any member of the Group to the Charterers from time to time.

"Side Agreement" means the agreement relating to the Initial MOA dated 15 June 2021 entered into between the Initial Sub-Charterers and the Charterers.

"Sub-Charter" means (as the context may require):

(a)	the Initial Sub-Charter;
(b)	any Approved Charter; or
(c)	such other sub-charter or contract of employment in respect of the Vessel entered or to be entered into between the Charterers as disponent owners and any sub-charterer.

"Sub-Charter Guarantor" means any party who enters into a guarantee of any other Sub-Charterer's obligations pursuant to any other Sub-Charter.

"Sub-Charter Guarantees" means any guarantees entered into by any Sub-Charter Guarantor pursuant to any other Sub-Charter.

"Sub-Charter Termination Event" means in respect of any Sub-Charter, any event entitling any party to a Sub-Charter to terminate, cancel or suspend that Sub-Charter under the terms thereof or at law.

"Sub-Charterers" means:

(a)	in respect of the Initial Sub-Charter, the Initial Sub-Charterers; or
(b)	in respect of any other Sub-Charter, such sub-charterers which are or will be parties to the relevant Sub-Charter.

"Subsidiary" means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;
(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or
(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being "controlled" by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Swap Losses" means the amount (if any) in Dollars payable by the Owners to their counterparty under any interest rate swap arrangement entered into by the Owners in connection with the hedging of their interest rate swap exposure in respect of the financing or refinancing of the Owners' Cost, in relation to an unwinding of the whole or part of any interest rate swap transaction entered between the Owners and such counterparty under such interest rate swap arrangement(s), in each cases, determined on a "mark-to-market" basis.

"Tax" or "tax" means any present and future tax (including, without limitation, value added tax, consumption tax or any other tax in respect of added value or any income), levy, impost, duty or other charge or withholding of any nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and "Taxes", "taxes", "Taxation" and "taxation" shall be construed accordingly.

"Technical Management Agreement" means the technical management agreement entered or to be entered into (as the context so requires) between the Approved Technical Manager and the Charterers.

"Termination" means the termination at any time of the chartering of the Vessel under this Charter.

"Termination Event" means each of the events specified in paragraph (a) of Clause 49 (Termination Events).

"Termination Notice" has the meaning given to such term in paragraph (k) of Clause 40 (Hire) and paragraph (c) of Clause 49 (Termination Events).

"Termination Payment Date" means:

(a)	in respect of a termination of this Charter in accordance with paragraph (k) of Clause 40 (Hire), the date specified in the Termination Notice served on the Charterers pursuant to that Clause;
(b)	in respect of a Default Termination, the date specified in the Termination Notice served on the Charterers pursuant to paragraph (c) of Clause 49 (Termination Events) in respect of such Default Termination;
(c)	in respect of a Total Loss Termination, the Settlement Date in respect of the Total Loss which gives rise to such Total Loss Termination; and
(d)	in respect of a termination of this Charter in accordance with Clause 52(d) (Purchase Option, Call Option, Early Termination Event and Transfer of Title), the date specified in the notice issued by the Owners to the Charterers pursuant to Clause 52(d).

"Termination Sum" means an amount representing the Owners' losses as a result of a Termination prior to the expiry of the Charter Period (other than pursuant to Clause 40(k) (Hire) or by virtue of the Charterers exercising the Purchase Option, Call Option in accordance with Clause 52 (Purchase Option, Call Option, Early Termination Event and Transfer of Title)), which both parties acknowledge as a genuine and reasonable pre-estimate of the Owners' losses in the event of such Termination and shall consist of the following:

(a)	an amount equivalent to one hundred and two per cent. (102%) of the Cost Balance applicable as at the Hire Payment Date immediately preceding the Termination Payment Date;
(b)	any Hire due and payable, but unpaid, under this Charter up to (and including) the relevant Termination Payment Date together with interest accrued thereon pursuant to paragraph (i) of Clause 40 (Hire) from the due date for payment thereof to the date of actual payment;

(c)	all other Unpaid Sums due and payable, together with interest accrued thereon pursuant to paragraph (i) of Clause 40 (Hire) from the due date for payment thereof up to the date of actual payment;
(d)	Break Costs and Swap Losses (if any);
(e)	any and all direct documented costs, losses, liabilities and expenses incurred or suffered by the Owners as a result of the early termination of this Charter including but not limited to any legal costs, any agency or broker fees incurred in re-charter or otherwise disposal of the Vessel;
(f)	any other documented costs, losses, liabilities and expenses incurred or suffered by the Owners in connection with any Finance Document as a result of the Termination;
(g)	any other sums as the Owners may be entitled to under the terms of this Charter, including (but not limited to) any payments referred to in paragraph (a) of Clause 17 (Indemnity) (Part II) and Clause 58 (Further indemnities); and
(h)	if the Vessel is required to be redelivered to the Owners pursuant to Clause 42 (Redelivery), all liabilities, documented costs and expenses so incurred in recovering possession of, and in repositioning, berthing, insuring and maintaining the Vessel for carrying out any works or modifications required to cause the Vessel to conform with the provisions of Clauses 42 (Redelivery) and 43 (Redelivery conditions), for the avoidance of doubt, there shall be no double-counting as between any sums as listed in paragraphs (a) to (h) above.

"Third Parties Act" means the Contracts (Rights of Third Parties) Act 1999.

"Title Transfer PDA" means the protocol of delivery and acceptance in relation to the Vessel to be executed between the Owners and the Charterers, substantially in the form of Schedule 2 (Form of Title Transfer Protocol of Delivery and Acceptance) hereto.

"Threshold Amount" means one million Dollars (US$1,000,000) or the equivalent in any other currency.

"Total Loss" means during the Charter Period:

(a)	actual or constructive or compromised or agreed or arranged total loss of the Vessel;
(b)	the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire);
(c)	the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of the Vessel (not falling within paragraph (b) of this definition), unless the Vessel is released and returned to the possession of the Owners or the Charterers within sixty (60) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question,

and for the purpose of this Charter, (i) an actual Total Loss of the Vessel shall be deemed to have occurred at the date and time when the Vessel was lost but if the date of the loss is unknown the actual Total Loss shall be deemed to have occurred on the date on which the Vessel was last reported, (ii) a constructive Total Loss shall be deemed to have occurred at the date and time at which a notice of abandonment of the Vessel is given to the insurers of the Vessel and (iii) a compromised, agreed or arranged Total Loss shall be deemed to have occurred on the date of the relevant compromise, agreement or arrangement.

"Total Loss Proceeds" means the proceeds of the Insurances or any other compensation of any description in respect of a Total Loss unconditionally received by or on behalf of the Owners in respect of a Total Loss.

"Total Loss Termination" means a termination of the Charter Period pursuant to the provisions of paragraph (a) of Clause 53 (Total Loss).

"Transaction Documents" means, together, this Charter, the MOA, the Security Trust Deed, the Security Documents, the Initial Sub-Charter and any other Sub-Charters, any Sub-Charter Guarantees, the Maersk QEL, any Management Agreement, any Compliance Certificate, the "Transaction Documents" (as defined under any Collateral Charter) and such other documents as may be designated as such by the Owners from time to time.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Unpaid Sum" means any sum due and payable but unpaid by any Obligor under the Transaction Documents.

"US Dollars", "Dollars", "USD", "US$" and "$" each means available and freely transferable and convertible funds in lawful currency of the United States of America.

"US Tax Obligor" means:

(a)	an obligor which is resident for tax purposes in the United States of America; or
(b)	an obligor some or all of whose payments under the Transaction Documents to which it is a party are from sources within the United States for US federal income tax purposes.

"Variable Hire" has the meaning given to such term in Clause 40(a)(iii) (Hire).

"Variable Hire Determination Date" means, in relation to a Hire Period, the date falling two (2) Business Days prior to such Hire Period.

"Valuation Date" means the Actual Delivery Date or such date as required by the Owners throughout the Agreement Term, provided that prior to the occurrence of a Potential Termination Event or Termination Event which, in each case, is continuing, no more than one Valuation Date shall occur during each six-month period commencing from the Actual Delivery Date in accordance with Clause 74(b)(i).

"Valuation Report" means, in relation to the Vessel, a valuation report addressed to the Owners from an Approved Broker on the basis of a "desk top" charter-free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer.

"Vessel" means the 5,470 TEU container vessel named "Barbara" to be renamed "GSL Tinos" as more particularly described in Boxes 5 (Vessel's name, call sign and flag) to 10 (Classification Society) of this Charter.

33	Interpretations
(a)	In this Charter, unless the context otherwise requires, any reference to:
(i)	to this Charter include the Schedules hereto and references to Clauses and Schedules are, unless otherwise specified, references to Clauses of and Schedules to this Charter and, in the case of a Schedule, to such Schedule as incorporated in this Charter as substituted from time to time;
(ii)	any statutory or other legislative provision shall be construed as including any statutory or legislative modification or re-enactment thereof, or any substitution therefor;
(iii)	the term "Vessel" includes any part of the Vessel;
(iv)	the "Owners", the "Charterers", any "Obligor", any "Sub-Charterers", the "Collateral Owners", the "Collateral Charterers" or any other person include any of their respective successors, permitted assignees and permitted transferees;
(v)	any agreement, instrument or document include such agreement, instrument or document as the same may from time to time be amended, modified, supplemented, novated or substituted;
(vi)	"assets" includes present and future properties, revenues and rights of every description;
(vii)	the "equivalent" in one currency (the "first currency") as at any date of an amount in another currency (the "second currency") shall be construed as a reference to the amount of the first currency which could be purchased with such amount of the second currency at the spot rate of exchange quoted by the Owners at or about 11:00 a.m. two (2) business days (being a day other than a Saturday or Sunday on which banks and foreign exchange markets are generally open for business in Shanghai) prior to such date for the purpose of the first currency with the second currency for delivery and value on such date;
(viii)	"guarantee" means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect,

actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(ix)	"hereof", "herein" and "hereunder" and other words of similar import means this Charter as a whole (including the Schedules) and not any particular part hereof;
(x)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(xi)	"law" includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement, or official or judicial interpretation of any of the foregoing, in each case having the force of law and, if not having the force of law, in respect of which compliance is generally customary;
(xii)	the word "person" or "persons" or to words importing persons include, without limitation, any state, divisions of a state, government, individuals, firms, association, trust, consortiums, partnerships, companies, corporations, ventures, government agencies, committees, departments, authorities and other bodies, corporate or unincorporated, whether having distinct legal personality or not;
(xiii)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(xiv)	the "winding-up", "dissolution", "administration", "liquidation", "insolvency", "reorganisation", "readjustment of debt", "suspension of payments", "moratorium" or "bankruptcy" (and their derivatives and cognate expressions) of any person shall each be construed so as to include the others and any equivalent or analogous proceedings or event under the laws of any jurisdiction in which such person is incorporated or any jurisdiction in which such person carries on business;
(xv)	"protection and indemnity risks" means the usual risks covered by a protection and indemnity association which is a member of the International Group of P&I Club, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03),

clause 8 of the Institute Time Clauses (Hull)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls)(1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

(xvi)	a Potential Termination Event is "continuing" if it has not been remedied or waived and a Termination Event is "continuing" if it has not been waived; and
(xvii)	words denoting the plural number include the singular and vice versa.
(b)	Headings are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Charter.
(c)	A time of day (unless otherwise specified) is a reference to Shanghai time.
34	Background
(a)	By a memorandum of agreement (the "MOA") of even date herewith made between the Owners (as buyers thereunder) and the Charterers (as sellers thereunder), the Owners have agreed to purchase and the Charterers have agreed to sell the Vessel subject to the terms and conditions therein.
(b)	Accordingly the parties hereby agree that this Charter is subject to the effective transfer of ownership of the Vessel to the Owners pursuant to the MOA.
(c)	If:
(i)	the Vessel is not delivered under the MOA by the Cancellation Date (or such later date as the Owners and Charterers may agree); or
(ii)	it becomes unlawful for the Owners (as buyers) to perform or comply with any or all of their obligations under the MOA or any of the obligations of the Owners under the MOA is not or ceases to be legal, valid, binding and enforceable; or
(iii)	the Vessel is not delivered and accepted for service under the Initial Sub-Charter on the Actual Delivery Date;
(iv)	the MOA expires, is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in full force and effect for any reason; or
(v)	if on or prior to the Actual Delivery Date, any of the Initial MOA or the Initial Sub-Charter expires, is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in full force and effect for any reason, neither party shall be liable to the other for any claim arising out of this Charter and this Charter shall immediately terminate and be cancelled (with the exception of Clause 17 (Indemnity) (Part II) and Clause 58 (Further indemnities) and any other indemnities specified any other Transaction

Document, and, provided that the Owners shall be entitled to retain all fees paid by the Charterers pursuant to the Transaction Documents (and if such fees have not been paid, the Charterers shall forthwith pay such fees to the Owners) and such payment shall not be construed as a penalty but shall represent an agreed estimate of the loss and damage suffered by the Owners in entering into this Charter and shall therefore be paid as compensation to the Owners.

35	Delivery
(a)	The obligation of the Owners to charter the Vessel to the Charterers pursuant to this Charter shall be subject to the following conditions:
(i)	delivery of the Vessels by the Charterers to the Owners pursuant to the terms of the MOA;
(ii)	the Owners obtaining full title to the Vessel pursuant to the terms of the MOA;
(iii)	no Termination Event or Potential Termination Event having occurred which is continuing on or prior to the date of this Charter or the Actual Delivery Date;
(iv)	the representations and warranties referred to in Clause 47 (Charterers' representations and warranties) being true and correct on the date of this Charter and the Actual Delivery Date;
(v)	the Actual Delivery Date falling on or before the Cancellation Date (or such later date as may be agreed between the Owners (as buyer under the MOA) and the Charterers (as seller under the MOA)); and
(vi)	the Owners having received, or being satisfied that they will receive, the documents and evidence referred to in Clause 36 (Conditions precedent), in each case in all respects in form and substance satisfactory to it on or before the Actual Delivery Date.
(b)	Provided that the conditions referred to in paragraph (a) above have been fulfilled or waived to the satisfaction of the Owners (which shall be evidenced in writing by the Owners), the Owners and the Charterers agree that:
(i)	the Charterers shall, at their own expense, upon the Actual Delivery Date arrange for the Vessel to be registered under an Approved Flag in the name of the Owners as legal owner;
(ii)	the Charterers shall take delivery of the Vessel from the Owners under this Charter (such delivery to be conclusively evidenced by a duly executed PDA) simultaneously with the acceptance of delivery of the Vessel by the Owners from the Charterers pursuant to the MOA;
(iii)	the Charterers will accept the Vessel:

(A)	on an "as is where is" basis in exactly the same form and state as the Vessel is delivered by the Charterers to the Owners pursuant to the MOA;
(B)	in such form and state with any faults, deficiencies and errors of description; and
(C)	for the avoidance of doubt, no underwater inspection shall be performed at the time of commencement of this Charter on the basis that any repairs required at the next scheduled dry-docking are the responsibility of the Charterers; and
(iv)	the Charterers shall have no right to refuse acceptance of delivery of the Vessel into this Charter if the Vessel is delivered to the Owners pursuant to the MOA and, notwithstanding and without prejudice to the foregoing, the Owners and the Charterers nonetheless agree to enter into and execute the PDA on delivery of the Vessel under this Charter.
(c)	The Charterers acknowledge and agree that the Owners are not the manufacturer or original supplier of the Vessel which has been purchased by the Owners pursuant to the MOA, and have therefore made no representations or warranties in respect of the Vessel or any part thereof hereby waive all their rights in respect of any warranty or condition implied (whether statutory or otherwise) on the part of the Owners and all claims against the Owners howsoever the same might arise at any time in respect of the Vessel, or arising out of the construction, operation or performance of the Vessel and the chartering thereof under this Charter (including, without limitation, in respect of the seaworthiness or otherwise of the Vessel).
(d)	In particular, and without prejudice to the generality of paragraph (c) above, the Owners shall be under no liability whatsoever, howsoever arising, in respect of the injury, death, loss, damage or delay of or to or in connection with the Vessel or any person or property whatsoever, whether onboard the Vessel or elsewhere, and irrespective of whether such injury, death, loss, damage or delay shall arise from the unseaworthiness of the Vessel. For the purpose of this paragraph (d), "delay" shall include delay to the Vessel (whether in respect of delivery under this Charter or thereafter and any other delay whatsoever).
36	Conditions precedent and conditions subsequent
(a)	The Owners' agreement to perform its obligations under this Charter is subject to and conditional upon the Owners' receipt of the following documents and evidence (in each case in form and substance acceptable to the Owners) before the Pre-positioning Date:
(i)	each of the following:
(A)	the duly executed Charter, MOA, Charter Guarantee, Account Pledge, Share Pledge, the Security Trust Deed, together with all dated notices of charge or documents required by any of them (but excluding for the avoidance of doubt, the acknowledgement to the notice of charge under the Account Pledge and the original share certificates); and

(B)	the duly executed but undated Charterers' Assignment and Manager's Undertakings together with all documents required under any of them but left undated, including, without limitation, all notices of assignment (other than any acknowledgements of notices of assignment) together with written consents of the parties to the above-mentioned documents to release and date such documents on the Actual Delivery Date;
(ii)	copies of the constitution or memorandum and articles of association or bylaws (or equivalent documents) (and all amendments thereto) of each Obligor and any documents required to be filed or registered or issued under the laws of their jurisdiction of incorporation to establish their incorporation;
(iii)	copies of written resolutions or (as the case may be) resolutions passed at separate meetings, in each case, of the board of directors of each Obligor, in each case evidencing their approval of the Transaction Documents and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given hereunder or thereunder on their behalf or other evidence of such approvals and authorisations as shall be acceptable to the Owners;
(iv)	if applicable, the original power of attorney of each Obligor under which any document (including the Transaction Documents) are to be executed or transactions undertaken by them;
(v)	a specimen of the signature or copy of the passport of each person actually executing any of the Transaction Documents pursuant to the resolutions referred to in paragraph (iii) above;
(vi)	a certificate of a duly authorised officer of each of the Obligors:
(A)	certifying that each copy document relating to it specified in this paragraph (a) is correct, complete and in full force and effect;
(B)	in relation to the Charterers and the Charter Guarantor, setting out the names of the directors, officers and shareholders of that person and the proportion of shares held by each shareholder; and
(C)	confirming that entry into the Transaction Documents to which it is a party or guaranteeing or securing, as appropriate, this Charter would not cause any borrowing, guarantee, security or similar limit binding on that person to be exceeded.

(vii)	a copy of the following:
(A)	the duly executed Initial MOA, the Deposit Agreement (as defined in the Initial MOA) and the Side Agreement;
(B)	the duly executed Management Agreement;
(C)	the Approved Manager's current Document of Compliance (as such term is defined pursuant to the ISM Code); and
(D)	the duly executed Initial Sub-Charter,

in each case together with all addenda, amendments or supplements;

(viii)	the Initial Sub-Charterers written consent of the Charterers' entry into the sale of the Vessel by the Charterers to the Owners under the terms of the MOA (in a form satisfactory to the Owners) pursuant to Clause 59 of the Initial Sub-Charter;
(ix)	evidence that:
(A)	all the conditions precedent under clause 24 (Conditions Precedent) of the MOA have been, or, in the Owners' opinion, will be satisfied on the Actual Delivery Date;
(B)	on or immediately after the Actual Delivery Date, the Vessel will be registered in the name of the Owners as legal owner with the Approved Flag;
(C)	the written approval of the Insurances by an insurance advisor appointed by the Owners in form satisfactory to the Owners; and
(D)	the letters of undertaking will be issued to the Owners (as assignee pursuant to the Charterers' Assignment and Manager's Undertakings) in form acceptable to the Owners as in the industry-standard form by the brokers through whom the Insurances are placed;
(x)	(i) an e-mail confirmation from the Account Bank (if not possible, any other evidence) that the Operating Account has been activated by the Account Bank and is in operation; (ii) evidence that an amount no less than the Minimum Cash Balance has been remitted to the Operating Account and (iii) the evidence that the Charterers have notified the Initial Sub-Charterers and the Initial Sub-Charterers have acknowledged (by e-mail) that the Earnings under the Initial Sub-Charter shall be remitted to the Operating Account;
(xi)	such documentation and other evidence as is reasonably requested by the Owners in order for the Owners to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in the Transaction Documents;

(xii)	a legal opinion of the legal advisers to the Owners in form satisfactory to the Owners:
(A)	England;
(B)	Marshall Islands;
(C)	Netherlands; and
(D)	Liberia,
(xiii)	a copy of the Original Financial Statements;
(xiv)	a certificate of good standing (or equivalent) of each Obligor; and
(xv)	such other consent, licence, approval, authorisation or other document, opinion or assurance which is necessary in connection with their entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability thereof.
(b)	The Charterers undertake to deliver or to cause to be delivered to the Owners:
(i)	on the Actual Delivery Date, the following:
(A)	a Provisional Certificate of Registry and Certificate of Ownership and Encumbrances evidencing that the Vessel is at least provisionally registered under the laws and flag of the Approved Flag in the ownership of the Owners and that the Vessel is free from registered encumbrances and mortgages;
(B)	the duly executed and dated Charterers' Assignment and Manager's Undertakings, together with all documents required by any of them including, without limitation, all notices of assignment (save for those referred to at Clause 36(b)(iii));
(C)	a copy of the following:
(1)	the Vessel's current Safety Management Certificate (as such term is defined pursuant to the ISM Code) issued in the name of the Charterers;
(2)	the Vessel's current ISSC issued in the name of the Charterers;
(3)	the Vessel's current IAPPC;
(4)	delivery notice tendered by the master of the Vessel to the Initial Sub-Charter evidencing that the Vessel is in service under the Initial Sub-Charter or will be in service under the Initial Sub-Charter from the Actual Delivery Date, in each case together with all addenda, amendments or supplements;

(D)	written confirmation by the Charterers satisfactory to the Owners that the Charterers have not exercised the option under the Side Agreement to cancel the Initial Sub-Charter and the Vessel will be delivered into the Initial Sub-Charter on the Actual Delivery Date; and
(E)	evidence that the Vessel is insured in the manner required by the Transaction Documents.
(ii)	within ten (10) Business Days from the Actual Delivery Date, the original share certificate(s) of the Charterers issued in the Chargor's name
(iii)	within ten (10) Business Days from the Actual Delivery Date:
(A)	the dated acknowledgement in respect of the notice of charge served pursuant to the Account Pledge;
(B)	the dated insurance report in the form agreed under Clause 36(a)(ix)(C);
(C)	the dated letters of undertaking in the forms agreed under Clause 36(a)(ix)(D);
(D)	(using reasonable endeavours) the duly executed Maersk QEL; and
(E)	(using reasonable endeavours) the dated acknowledgement from the Initial Sub-Charterers in respect of the notice of assignment of the Initial Sub-Charter pursuant to the Charterers' Assignment,
(iv)	within twenty (20) Business Days from the Actual Delivery Date, the dated legal opinions in the forms agreed under Clause 36(a)(xii);
(v)	within three (3) months from the Actual Delivery Date, an inventory of the Vessel's major spare parts for the Main Engine, Diesel Generators and E.R. Auxiliary Machinery on board the Vessel; and
(vi)	if the Vessel will only be provisionally registered on the Actual Delivery Date, within six (6) months from the Actual Delivery Date, the Certificate of Registry issued by the Approved Flag evidencing that the Owners are the owners of the Vessel and that the Vessel is free from registered encumbrances and mortgages.
(c)	If the Owners in their sole discretion agree to deliver the Vessel under this Charter to the Charterers before all of the documents and evidence required under paragraph (a) and (b)(i) of this Clause 36 (Conditions precedent and conditions subsequent) have been delivered to or to the order of the Owners, the Charterers undertake to deliver all outstanding documents and evidence to or to the order of the Owners no later than ten (10) Business Days after the Actual Delivery Date or such other date as specified by the Owners, acting in their sole discretion. The delivery of the Vessel by the Owners to the Charterers under this Charter shall not, unless otherwise notified by the Owners (acting in their sole discretion) to the Charterers in writing, be taken as a waiver of the Owners' right to require production of all the documents and evidenced required by this Clause 36 (Conditions precedent and subsequent).

37	Bunkers and luboils
(a)	At delivery the Charterers shall take over all bunkers, lubricating oil, water and unbroached provisions in the Vessel without cost assuming that these have remained the property of the Charterers (as sellers) under the MOA.
(b)	At redelivery the Owners shall take over and pay for all bunkers, unused lubricating oil, water and unbroached provisions and other consumable stores in the said Vessel without cost to the Owners.
38	Further maintenance and operation
(a)	The good commercial maintenance practice under Clause 10 (Maintenance and Operation) (Part II) of this Charter shall be deemed to include:
(i)	the maintenance and operation of the Vessel by the Charterers in accordance with:
(A)	the relevant regulations and requirements of the Classification Society;
(B)	the relevant regulations and requirements of the country and flag of the Vessel's registry;
(C)	any applicable IMO regulations (including but not limited to the ISM Code, the ISPS Code, IMO Ballast Water Management (BWM) Convention and MARPOL;
(D)	all other applicable regulations, requirements and recommendations; and
(E)	the Charterers' operations and maintenance manuals;
(ii)	the maintenance and operation of the Vessel by the Charterers taking into account:
(A)	engine manufacturers' recommended maintenance and service schedules;
(B)	builder's operations and maintenance manuals; and
(iii)	recommended maintenance and service schedules of all installed equipment and pipework.

(b)	In addition to the above, the Charterers covenant with the Owners at all times during the Charter Period:
(i)	to keep and maintain the Vessel in a condition entitling the Vessel to the highest class applicable to vessels of her type with the Classification Society free of overdue recommendations, qualifications and conditions;
(ii)	to keep and maintain the Vessel with the Classification Society and shall not, without the Owners' prior written consent (not to be unreasonably withheld), change the Classification Society of the Vessel;
(iii)	to install and maintain an auditable computerised planned maintenance system on board. On redelivery the full planned maintenance history and forthcoming work schedule to be retained on board;
(iv)	to maintain on board an auditable record of any software upgrades that take place on all equipment. This record is to be available to the Owners following their reasonable request and becomes the property, together with the latest installed software of the Owners at redelivery; and
(v)	to arrange online access to class records for the Owners as available to the Charterers.
(c)	Any equipment that is found not to be required on board as a result of regulation or operational experience is either to be removed at the Charterers expense or to be maintained in operable condition.
(d)	The title to any equipment placed on board as a result of operational requirements of the Charterers shall automatically be deemed to belong to the Owners immediately upon such placement, and such equipment may only be removed: (i) with the Owners' prior written consent (not to be unreasonably withheld and unless the removal is routine (such being determined by reference to the Vessel's normal operations and class and flag requirements) or in respect of equipment which is no longer needed or obsolete), (ii) at the Charterers' own expense, and (iii) without damage to the Vessel.
(e)	The Charterers shall, from time to time on request of the Owners (acting reasonably), produce to the Owners written evidence satisfactory to the Owners confirming that the master and crew of the Vessel have no claims for wages beyond the ordinary arrears and that the master has no claim for disbursements other than those properly incurred by him in the ordinary course of trading of the Vessel on the voyage then in progress.
(f)	The Charterers shall provide to the Owners from time to time during the Agreement Term on request:

(i)	such information as the Owners may reasonably require with regard to the Vessel, the Vessel's employment (including but not limited to records of the Vessel's itinerary), position and state of repair;
(ii)	copies of all charterparties and other contracts of employment relating to the Vessel together with any information relating to the performance of any party’s obligations under any Sub-Charter; and
(iii)	copies of the Vessel's deck and engine logs.
(g)	The Charterers shall take all reasonable precautions to prevent any infringements of any anti-drug legislation in any jurisdiction in which the Vessel shall trade and in particular (if the Vessel is to trade in the United States of America) to take all reasonable precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America.
(h)	The Charterers shall comply, or procure that the operator of the Vessel will comply, with the ISM Code or any replacement of the ISM Code and shall in particular, without limitation:
(i)	procure that the Vessel is and remains for the duration of the Agreement Term subject to a safety management system developed and implemented in accordance with the ISM Code; and
(ii)	maintain for the Vessel throughout the Agreement Term a valid and current Safety Management Certificate (as defined in the ISM Code) and provide a copy to the Owners; and
(iii)	procure that the ISM Company maintains throughout the Charter Period a valid and current Document of Compliance (as defined in the ISM Code) and provide a copy to the Owners.
(i)	The Charterers shall comply, in relation to the Vessel, with the ISPS Code or any replacement of the ISPS Code and shall in particular, without limitation:
(i)	procure that the Vessel and the company responsible for the Vessel's compliance with the ISPS Code comply with the ISPS Code; and
(ii)	maintain for the Vessel throughout the Agreement Term a valid and current ISSC and provide a copy to the Owners.
(j)	The Charterers shall, in respect of the Vessel, comply with Annex VI or any replacement of Annex VI and shall in particular, without limitation:
(i)	procure that the Vessel's master and crew are familiar with, and that the Vessel complies with, Annex VI; and
(ii)	maintain for the Vessel throughout the Agreement Term a valid and current IAPPC and provide a copy to the Owners.

39	Structural changes and alterations
(a)	The Charterers shall make no structural changes in the Vessel or changes in the machinery, engines, appurtenances or spare parts thereof without in each instance first securing the Owners' written consent (not to be unreasonably withheld) thereto, save for any structural changes (i) as a result of mandatory law or regulatory compliance in accordance with Clause 39(c) and (ii) to improve the performance, operation or marketability of the Vessel in each case, at the Charterers' cost and for which written notice shall be provided to the Owners upon such structural change.
(b)	Upon the occurrence of any Termination Event which is continuing, if the Owners decide to retake possession of the Vessel pursuant to paragraph (c) of Clause 49 (Termination Events), the Charterers shall at their expense restore the Vessel to its former condition (fair wear and tear excepted) unless the changes made are carried out:
(i)	with the prior written consent of the Owners (such consent not to be unreasonably withheld); or
(ii)	to improve the performance, operation or marketability of the Vessel; or
(iii)	as a result of mandatory law or a regulatory compliance.
(c)	Any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation shall be undertaken by the Charterers and be for the Charterers' account and the Charterers shall not have any right to recover from the Owners any part of the cost for such improvements, changes or new equipment either during the Charter Period or at redelivery of the Vessel. The Charterers shall give written notice to the Owners of any such improvement, structural changes or new equipment.
(d)	Subject to Clause 10(f), the Charterers shall, at their own expenses, replace, renew or substitute such machinery and equipment as shall be so damaged or worn so as to be fit for use and the title to any such replaced, renewed or substituted machinery and equipment shall remain with the Owners.
40	Hire
(a)	In consideration of the Owners' agreement to charter the Vessel to the Charterers pursuant to the terms hereof, the Charterers agree to pay to the Owners each of the following sums on the relevant dates as follows:
(i)	on the Actual Delivery Date, an amount equal to the difference between the Purchase Price and the Owners' Cost by way of advance hire (the "Advance Hire"), which shall neither bear any interest nor be refundable and which shall be set-off against the Owners’ obligation (as buyers under the MOA) to pay the Purchase Price to the Charterers (as sellers under the MOA);

(ii)	on each and every Hire Payment Date, pay to the Owners the Fixed Hire;
(iii)	on each and every Hire Payment Date, pay to the Owners by way of variable hire (each a "Variable Hire") then payable, calculated by multiplying (A) (in relation to the first Hire Payment Date) the Owners' Cost or (in relation to any other Hire Payment Date) the Cost Balance immediately prior to the relevant Hire Payment Date by (B) the aggregate of the applicable Margin and the Applicable Rate and (C) a fraction whose denominator is three hundred and sixty (360) and numerator is the number of days which will elapse from the Actual Delivery Date (in respect of the first Hire Payment Date), or the immediately preceding Hire Payment Date (in respect of any subsequent Hire Payment Date) (in each case including that day) until, in respect of the Hire Payment Date of the final Hire Period during the Charter Period, the last day of such Hire Period (including that day), and, in respect of all other Hire Payment Dates, that Hire Payment Date (not including that date); and
(iv)	for the purpose of determining any Hire payment, Variable Hire shall accrue from and including the first day of a Hire Period to the last day of such Hire Period.
(b)	The Hire shall be paid in arrears on each Hire Payment Date (Shanghai time) (in respect of which time is of the essence) with the first (1st) Hire Payment Date falling on the date three (3) months after the Actual Delivery Date.
(c)	Any payment provided herein due on any day which is not a Business Day shall be payable on the immediately preceding Business Day.
(d)	All payments under this Charter shall be made to the account opened in the name of the Owners with such bank as the Owners may choose, the details of which shall be notified by the Owners to the Charterers prior to the first Hire Payment Date (or such other account as the Owners may notify the Charterers from time to time) for credit to the account of the Owners.
(e)	Following delivery of the Vessel to, and acceptance by, the Charterers under this Charter, the Charterers' obligation to pay Hire and any other amounts in accordance with this Clause 40 shall be absolute irrespective of any contingency whatsoever including but not limited to:
(i)	any set-off, counterclaim, recoupment, defence or other right which either party to this Charter may have against the other;
(ii)	any unavailability of the Vessel, for any reason, including but not limited to any action or inaction by any Obligor or any Sub-Charterers, seaworthiness, condition, design, operation, merchantability or fitness for use or purpose of the Vessel or any apparent or latent defects in the Vessel or its machinery and equipment or the ineligibility of the Vessel for any particular use or trade or for registration of documentation under the laws of any relevant jurisdiction or lack of registration or the absence or withdrawal of any consent required under the applicable law of any relevant jurisdiction for the ownership, chartering, use or operation of the Vessel or any damage to the Vessel;

(iii)	any lack or invalidity of title or any other defect in title, provided such lack or invalidity of title or defect does not affect the quiet and peaceful use, possession and enjoyment of the Vessel;
(iv)	any failure or delay on the part of either party to this Charter or any Obligor or any Sub-Charterer, whether with or without fault on its part, in performing or complying with any of the terms, conditions or other provisions of this Charter or any other Transaction Document;
(v)	any insolvency, bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution, administration, liquidation or similar proceedings by or against the Owners, the Charterers, any Obligor, any Sub-Charterers, or any change in the constitution of the Owners, the Charterers, any Obligor or any Sub-Charterers;
(vi)	any invalidity or unenforceability or lack of due authorisation of or any defect in this Charter, any Sub-Charter or any other Transaction Document; or
(vii)	any other cause which would but for this provision have the effect of terminating or in any way affecting the obligations of the Charterers hereunder,

it being the intention of the parties that the provisions of this Clause 40, and the obligation of the Charterers to pay Hire and make any payments under this Charter, shall (save as expressly provided in this Clause 40) survive any frustration and that, save as expressly provided in this Charter, no moneys paid under this Charter by the Charterers to the Owners shall in any event or circumstance be repayable to the Charterers.

(f)	All payments of Hire and all other Unpaid Sums to the Owners pursuant to this Charter and the other relevant Transaction Documents shall be made in immediately available funds in US Dollars, free and clear of, and without deduction for or on account of, any taxes, unless the Charterers are required by law or regulation to make any such payment of Hire subject to such taxes.
(g)	In the event that the Charterers are required by any law or regulation to make any deduction or withholding on account of any taxes which arise as a consequence of any payment due under this Charter, then:
(i)	the Charterers shall notify the Owners promptly after they become aware of such requirement;
(ii)	the Charterers shall remit the amount of such taxes to the appropriate taxation authority within five (5) Business Days or any other shorter time period as required under any applicable law or regulation and in any event prior to the date on which penalties attach thereto; and

(iii)	such payment shall be increased by such amount as may be necessary to ensure that the Owners receive a net amount which, after deducting or withholding such taxes, is equal to the full amount which the Owners would have received had such payment not been subject to such taxes.
(h)	The Charterers shall promptly deliver to the Owners any receipts, certificates or other proof evidencing the amounts, if any, paid or payable in respect of any such withholding or deduction and that any such taxes have been remitted to the appropriate taxation authority within thirty (30) days after the expiry of any time limit within which such taxes must be so remitted or, if earlier, the date on which such taxes are so remitted.
(i)	If the Charterers fail to pay any amount payable by them to the Owners under a Transaction Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is one per cent. (1%) per annum higher than the aggregate of the Margin and the Applicable Rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted the Cost Balance for successive Hire Periods. Any interest accruing under this paragraph (i) shall be immediately payable by the Charterers on demand by the Owners. Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Hire Period applicable to that Unpaid Sum but will remain immediately due and payable.
(j)	In the event that this Charter is terminated for whatever reason, the Charterers' obligation to pay Hire and such other Unpaid Sum which (in each case) has accrued due before, and which remains unpaid, at the date of such termination shall continue notwithstanding such termination.
(k)	In the event that it becomes unlawful or it is prohibited for the Owners to charter the Vessel pursuant to this Charter, then the Owners shall notify the Charterers of the relevant event and negotiate in good faith with the Charterers for a period of thirty (30) days from the date of the receipt of the relevant notice by the Charterers to agree an alternative arrangement. If such agreement is not reached within such thirty (30)-day period, the Charterers agree that, in such circumstances, the Owners shall have the right to terminate this Charter by delivering to the Charterers a Termination Notice specifying a Termination Payment Date, whereupon the Charterers shall be obliged to pay to the Owners the Termination Sum relative to the Termination Payment Date and comply with such other terms and conditions as may be specified in such Termination Notice.
(l)	The Charterers shall, within ten (10) Business Days of demand by the Owners, pay to the Owners any Break Costs and any Swap Losses (where applicable).
(m)
(i)	If a Screen Rate Replacement Event has occurred, any amendment or waiver which relates to:

(A)	providing for the use of a Replacement Benchmark in place of (or in addition to) the affected Screen Rate; and
(B)	any or all of the following:
(1)	aligning any provision of any Transaction Document to the use of that Replacement Benchmark;
(2)	enabling that Replacement Benchmark to be used for the calculation of Variable Hire under this Charter (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Charter);
(3)	implementing market conventions applicable to that Replacement Benchmark;
(4)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(5)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Owners and the Charterers.

(ii)	If, as at 30 September 2022 this Charter provides that the Variable Hire is to be determined by reference to the Screen Rate for LIBOR:
(A)	a Screen Rate Replacement Event shall be deemed to have occurred on that date in relation to the Screen Rate; and
(B)	the Owners and the Charterers shall enter into negotiations in good faith with a view to agreeing the use of a Replacement Benchmark in place of that Screen Rate from and including a date no later than 31 December 2022.
(n)
(i)	Subject to paragraph (iv) below, the Charterers shall promptly pay to the Owners, the amount of any Increased Costs incurred by the Owners or any of its Affiliates as a result of:

(A)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Charter;
(B)	compliance with any law or regulation made after the date of this Charter; or
(C)	the implementation or application of, or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV made after the date of this Charter (whether such implementation, application or compliance is by a government, regulator, the Owners or any of the Owners' Affiliates).
(ii)	If the Owners intend to make a claim pursuant to paragraph (i) above, the Owners shall promptly notify the Charterers of the event giving rise to the claim.
(iii)	The Owners shall, as soon as practicable after a demand by the Charterers, provide a certificate confirming the amount of the Increased Costs.
(iv)	Paragraph (i) above does not apply to the extent any Increased Cost is:
(A)	attributable to a FATCA Deduction required to be made by a Party;
(B)	attributable to a wilful breach by the Owners or its Affiliates of any law or regulation.
(v)	In this Clause 40(n):

"Basel III" means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemental or restated; and
(B)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

"CRD IV" means EU CRD IV and UK CRD IV.

"EU CRD IV" means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 548/2012; and
(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

"UK CRD IV" means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 548/2012 as it forms part of domestic law of the United Kingdom by virtue of the 2018 Withdrawal Act;
(B)	the law of the United Kingdom or any part of it, which immediately before IP Completion Day (as defined in the 2020 Withdrawal Act) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and
(C)	direct EU legislation (as defined in the 2018 Withdrawal Act), which immediately before IP Completion Day (as defined in the 2020 Withdrawal Act) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the 2018 Withdrawal Act.
41	Insurance
(a)	During the Agreement Term, the Charterers shall at their expense keep the Vessel insured against fire and usual marine risks (including hull and machinery and excess risks), oil pollution liability risks, war and protection and indemnity risks and any other risks against which it is compulsory to insure for the operation for the Vessel or in the Owners' reasonable opinion common market practice to insure for the operation, trading, management and/or for safety purposes for the Vessel in such market (but excludes loss of hire insurance) and on such terms as the Security Trustee and/or the Owners and the Finance Parties (if any) shall approve in writing.

(b)	Such insurances shall be arranged by the Charterers to protect the interests of the Owners, the Security Trustee, the Charterers and (if any) the Finance Parties, and the Charterers shall be at liberty to protect under such insurances the interests of any managers (including the Approved Managers) they may appoint provided that any manager shall be an Approved Manager and shall, on or prior to its appointment, execute a Manager's Undertaking (i) in such form as the Security Trustee and/or the Owners may require and (ii) which shall include an assignment of the Approved Managers' interest under such insurances, in favour of the Security Trustee and/or the Owners or the relevant Finance Party (if any).
(c)	Insurance policies shall cover the Security Trustee, the Owners, the Charterers and (if any) the Finance Parties according to their respective interests. Subject to the approval of the Security Trustee, the Owners, the Finance Parties (if any) and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for. All time used for repairs under this Clause 41 and for repairs of latent defects, including any deviation, shall be for the Charterers' account.
(d)	The Charterers shall also remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.
(e)	The Charterers shall arrange that, at any time during the Agreement Term, the hull and machinery and war risks insurance shall be in an amount not less than the higher of:
(i)	100% of the latest Market Value as determined under the terms of this Charter; and
(ii)	120% of the Cost Balance then applicable,

(the "Minimum Insured Value").

(f)	The terms of the hull and machinery insurance and the identity of the insurers shall be acceptable to the Security Trustee and/or the Owners (such acceptance not to be unreasonably withheld). The Vessel shall be entered in a P&I Club which is a member of the International Group Association on customary terms and shall be covered against liability for pollution claims in an amount not less than USD1,000,000,000. The P&I cover shall be placed with a P&I Club which is a member of the International Group Association. All insurances shall include customary protection in favour of the Security Trustee and/or the Owners and (if any) the Finance Parties as notice of cancellation and exclusion from liability for premiums or calls.
(g)	The Charterers:
(i)	undertake to place the Insurances in such markets, in such currency, on such terms and conditions, and with such first class and reputable brokers, underwriters and associations as the Security Trustee and the Owners shall have previously approved in writing. The Charterers shall name the Security Trustee, the Owners, the Charterers, the Approved Managers and if applicable, the Finance Parties as the only named assureds;

(ii)	shall not alter the terms of any of the Insurances nor allow any person to be co-assured under any of the Insurances without the prior written consent of the Security Trustee and/or the Owners, and will supply the Security Trustee and/or the Owners and if applicable, any of the Finance Parties from time to time on request with such information as the Security Trustee and/or the Owners and if applicable, any of the Finance Parties may in their discretion require with regard to the Insurances and the brokers, underwriters or associations through or with which the Insurances are placed; and
(iii)	shall reimburse the Security Trustee and/or the Owners with ten (10) Business Days of demand but, subject to the proviso below, not more than once per calendar year during the Agreement Term, for all documented costs and expenses reasonably incurred by the Security Trustee and the Owners in obtaining a report on the adequacy of the Insurances from an insurance adviser instructed by the Security Trustee and the Owners provided however the Charterers shall reimburse the Owners for all documented costs and expenses reasonably incurred by the Owners in obtaining any number of such additional report if any such additional report is obtained by the Owners after the occurrence of (i) a Termination Event which is continuing, or (ii) any material changes in the Insurances and/or the market practices relating to the Insurances.
(h)	The Charterers undertake duly and punctually to pay all premiums, calls and contributions, and all other sums at any time payable in connection with the Insurances, and, at their own expense, to arrange and provide any guarantees from time to time required by any protection and indemnity or war risks association. From time to time at the Owners' and/or the Security Trustee and/or the Finance Parties' request, the Charterers will provide the Owners and/or the Security Trustee and/or such Finance Party with evidence satisfactory to the Security Trustee, Owners and the Finance Party (in each case, acting reasonably) that such premiums, calls, contributions and other sums have been duly and punctually paid; that any such guarantees have been duly given; and that all declarations and notices required by the terms of any of the Insurances to be made or given by or on behalf of the Charterers to brokers, underwriters or associations have been duly and punctually made or given.
(i)	The Charterers will comply in all respects with all terms and conditions of the Insurances and will make all such declarations to brokers, underwriters and associations as may be required to enable the Vessel to operate in accordance with the terms and conditions of the Insurances. The Charterers will not do, nor permit to be done, any act, nor make, nor permit to be made, any omission, as a result of which any of the Insurances may become liable to be suspended, cancelled or avoided, or may become unenforceable, or as a result of which any sums payable under or in connection with any of the Insurances may be reduced or become liable to be repaid or rescinded in whole or in part. In particular, but without limitation, the Charterers will not permit the Vessel to be employed other than in conformity with the Insurances without first taking out additional insurance cover in respect of that employment in all respects to the satisfaction of the Security Trustee and/or the Owners and if applicable, any of the Finance Parties, and the Charterers will promptly notify the Security Trustee and the Owners of any new requirement imposed by any broker, underwriter or association in relation to any of the Insurances.

(j)	The Charterers will ensure that any of the Insurances is renewed no later than five (5) days before its expiry and shall immediately give the Security Trustee and/or the Owners and if applicable, any of the Finance Parties such details of those renewals as the Security Trustee and/or the Owners and if applicable, any of the Finance Parties may require.
(k)	The Charterers shall, upon relevant renewals, deliver to the Security Trustee and/or the Owners and if applicable, any of the Finance Parties certified copies of all policies, certificates of entry and other documents relating to the Insurances (including, without limitation, receipts for premiums, calls or contributions) and shall procure that letters of undertaking in such industry-standard form as the Security Trustee, the Owners or if applicable, any of the Finance Parties may approve (acting reasonably) shall be issued to the Security Trustee, the Owners and, if applicable, the Finance Parties by the brokers through which the Insurances are placed (or, in the case of protection and indemnity or war risks associations, by their managers). If the Vessel is at any time during the Agreement Term insured under any form of fleet cover, the Charterers shall procure that those letters of undertaking contain confirmation that the brokers, underwriters or association (as the case may be) will not set off claims relating to the Vessel against premiums, calls or contributions in respect of any other vessel or other insurance, and that the insurance cover of the Vessel will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance. Failing receipt of those confirmations, the Charterers will instruct the brokers, underwriters or association concerned to issue a separate policy or certificate for the Vessel in the sole name of the Charterers or of the Charterers' brokers as agents for the Charterers.
(l)	The Charterers shall promptly provide the Security Trustee and/or the Owners and if applicable, any of the Finance Parties with full information regarding any casualty or other accident or damage to the Vessel which exceed the Threshold Amount which claims in aggregate is or reasonably like to exceed the Threshold Amount and promptly upon the request of the Security Trustee and the Owners, provide information and promptly execute such documents as may be required to enable the Security Trustee and/or the Owners to comply with the insurance provisions of the Finance Documents.
(m)	The Charterers agree that, at any time after the occurrence of a Termination Event which is continuing, the Security Trustee and the Owners or if applicable, any of the Finance Parties shall be entitled to collect, sue for, recover and give a good discharge for all claims in respect of any of the Insurances; to pay collecting brokers the customary commission on all sums collected in respect of those claims; to compromise all such claims or refer them to arbitration or any other form of judicial or non-judicial determination; and otherwise to deal with such claims in such manner as the Security Trustee and the Owners and if applicable, any of the Finance Parties shall in their discretion think fit.

(n)	Whether or not a Termination Event shall have occurred, the proceeds of any claim under any of the Insurances in respect of a Total Loss shall be paid and applied in accordance with Clause 53 (Total Loss).
(o)	In the event of any claim in respect of any of the Insurances (other than in respect of a Total Loss), if the Charterers shall fail to reach agreement with any of the brokers, underwriters or associations for the immediate restoration of the Vessel, or for payment to third parties, within such time as the Security Trustee and the Owners may in good faith stipulate, the Security Trustee and the Owners shall be entitled to require payment to itself and if applicable, any of the Finance Parties. In the event of any dispute arising between the Charterers and any broker, underwriter or association with respect to any obligation to make any payment to the Charterers or to the Security Trustee and the Owners and/or if applicable, any of the Finance Parties under or in connection with any of the Insurances, or with respect to the amount of any such payment, the Security Trustee, the Owners and/or if applicable, any of the Finance Parties shall be entitled to settle that dispute directly with the broker, underwriter or association concerned. Any such settlement shall be binding on the Charterers.
(p)
(i)	The Security Trustee and the Owners agree that any amounts which may become due under any protection and indemnity entry or insurance shall be paid to the Charterers to reimburse the Charterers for, and in discharge of, the loss, damage or expense in respect of which they shall have become due, unless, at the time the amount in question becomes due, a Termination Event shall have occurred and is continuing, in which event the Security Trustee and the Owners shall be entitled to receive the amounts in question and to apply them either in reduction of any amount owed by the Charterers pursuant to paragraph (d) of Clause 49 (Termination Events) or, at the option of the Security Trustee and the Owners, to the discharge of the liability in respect of which they were paid.
(ii)	Without prejudice to the forgoing and subject to the terms of the Finance Documents (if any), all other claims in relation to the Insurances (other than in respect of a Total Loss), shall, unless and until the occurrence of a Termination Event which is continuing, in which event all claims under the relevant policy shall be payable directly to the Security Trustee and the Owners, be payable as follows:

(A)	a claim in respect of any one casualty where the aggregate claim against all insurers does not exceed the Threshold Amount, prior to adjustment for any franchise or deductible under the terms of the relevant policy, shall be paid directly to the Charterers (as agent for the Owners) for the repair, salvage or other charges involved or as a reimbursement if the Charterers fully repaired the damage to the satisfaction of the Security Trustee and the Owners (acting reasonably) and paid all of the salvage or other charges;
(B)	a claim in respect of any one casualty where the aggregate claim against all insurers exceeds the Threshold Amount prior to adjustment for any franchise or deductible under the terms of the relevant policy, shall, subject to the prior written consent of the Security Trustee and the Owners (such consent not to be unreasonably withheld), be paid to the Charterers as and when the Vessel is restored to her former state and condition and the liability in respect of which the insurance loss is payable is discharged, and provided that the insurers may with such consent make payment on account of repairs in the course of being effected, but, in the absence of such prior written consent shall be payable directly to the Security Trustee and the Owners.

(q)	The Charterers shall not settle, compromise or abandon any claim under or in connection with any of the Insurances (other than a claim of less than the Threshold Amount arising other than from a Total Loss in the absence of any Termination Event that is continuing) without the prior written consent of the Security Trustee and the Owners (such consent not to be unreasonably withheld).
(r)	If the Charterers fail to effect or keep in force the Insurances, the Security Trustee and the Owners may (but shall not be obliged to) effect and/or keep in force such insurances on the Vessel and such entries in protection and indemnity or war risks associations as the Security Trustee and the Owners in their discretion consider desirable, and the Security Trustee and/or the Owners may (but shall not be obliged to) pay any unpaid premiums, calls or contributions. The Charterers will reimburse the Security Trustee and the Owners from time to time within ten (10) Business Days of a demand for all such premiums, calls or contributions paid by the Security Trustee and the Owners.
(s)	The Charterers shall comply strictly with the requirements of any legislation relating to pollution or protection of the environment which may from time to time be applicable to the Vessel in any jurisdiction in which the Vessel shall trade and in particular the Charterers shall comply strictly with the requirements of the United States Oil Pollution Act 1990 (the "Act") if the Vessel is to trade in the United States of America and Exclusive Economic Zone (as defined in the Act). Before any such trade is commenced and during the entire period during which such trade is carried on, the Charterers shall:
(i)	pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to the Charterers for the Vessel in the market; and
(ii)	make all such quarterly or other voyage declarations as may from time to time be required by the Vessel's protection and indemnity association in order to maintain such cover, and promptly deliver to the Owners copies of such declarations; and
(iii)	submit the Vessel to such additional periodic, classification, structural or other surveys which may be required by the Vessel's protection and indemnity insurers to maintain cover for such trade and promptly deliver to the Owners copies of reports made in respect of such surveys; and
(iv)	implement any recommendations contained in the reports issued following the surveys referred to in paragraph (iii) above within the relevant time limits contained in such reports, and provide evidence satisfactory to the Security Trustee and the Owners that the protection and indemnity insurers are satisfied that this has been done; and
(v)	in addition to the foregoing (if such trade is in the United States of America and Exclusive Economic Zone):

(A)	obtain and retain a certificate of financial responsibility under the Act in form and substance satisfactory to the United States Coast Guard and provide the Security Trustee and the Owners with evidence of the same; and
(B)	procure that the protection and indemnity insurances do not contain a US Trading Exclusion Clause or any other analogous provision and provide the Owners with evidence that this is so; and
(C)	comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under the Act so that at all times the Vessel falls within the provisions which limit strict liability under the Act for oil pollution.
(vi)	The Security Trustee and/or the Owners shall at any date be at liberty to take out an Innocent Owners' Interest Insurance in relation to the Vessel in any amount and on such terms and conditions as the Security Trustee and the Owners may from time to time decide, and the Charterers shall from time to time upon the Security Trustee's and/or the Owners' demand (A) pay the relevant insurers directly for all costs, premiums and expenses payable or (B) reimburse the Security Trustee and the Owners for all costs, premiums and expenses paid or incurred by the Security Trustee and the Owners, in connection with any Innocent Owners' Interest Insurance.
42	Redelivery
(a)	Upon:
(i)	the occurrence of any overdue Termination Event which is continuing and if the Owners decide to withdraw the Vessel from the service of the Charterers pursuant to paragraph (c) of Clause 49 (Termination Events); or
(ii)	the occurrence of a Termination pursuant to Clause 40(k) (Hire) and if the Termination Sum has not been paid in full in accordance with Clause 40(k)) (Hire); or
(iii)	the expiry of the Charter Period (and subject to no Total Loss having occurred, the Purchase Option, Call Option or the Early Termination Event having not been exercised (or fulfilled)),

unless the Owners are obliged to transfer title to the Vessel to the Charterers in accordance with this Charter, the Charterers shall, at their own cost and expense, redeliver or cause to be redelivered the Vessel to the Owners at a safe, ice free port where the Vessel would be afloat at all times in a ready safe berth or anchorage as selected by the Owners, in accordance with Clauses 43 (Redelivery conditions) and 44 (Diver's inspection at redelivery).

(b)	The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period.
43	Redelivery conditions
(a)	In addition to what has been agreed in Clauses 15 (Redelivery) (Part II) and 42 (Redelivery) in the circumstances described in Clause 42 (Redelivery), the condition of the Vessel shall at redelivery be as follows:
(i)	the Vessel shall be free of any overdue class and statutory recommendations affecting its trading certificates;
(ii)	the Vessel must be redelivered with all equipment and spares or replacement items listed in the delivery inventory carried out pursuant to Clause 9 (Inventories, Oil and Stores) (Part II) and any spare parts on board or on order for any equipment installed on the Vessel following delivery and paid in full; all records, logs, plans, operating manuals and drawings, spare parts onboard shall be included at the time of redelivery in connection with a transfer of the Vessel or such other items as are then in the possession of the Charterers shall be delivered to the Owners;
(iii)	the Vessel must be redelivered with all national and international trading certificates and hull/machinery survey positions for both class and statutory surveys free of any overdue recommendation and qualifications valid and un-extended for a period of at least three (3) months beyond the redelivery date;
(iv)	all of the Vessel's ballast tank coatings to be maintained in "Fair" (as such term (or its equivalent) may be defined and/or interpreted in the relevant survey report) condition as appropriate for the Vessel's age at the time of redelivery, fair wear and tear excepted;
(v)	the Vessel shall have passed any flag or class surveys or inspections due within three (3) months after the date of redelivery and have its continuous survey system up to date;
(vi)	the Vessel must be re-delivered with accommodation and common spaces for crew and officers substantially in the same condition as at the Actual Delivery Date, free of damage over and above fair wear and tear; with cargo spaces generally fit to carry the cargoes originally designed and intended for the Vessel; with main propulsion equipment, auxiliary equipment, cargo handling equipment, navigational equipment, etc., in such operating condition as provided for in this Charter, fair wear and tear excepted;
(vii)	the Vessel shall be free and clear of all liens other than those created by or on the instructions of the Owners;

(viii)	the condition of the cargo holds to be in accordance with the maintenance regime undertaken by the Charterers during the Charter Period since delivery with allowance for legitimate cargoes carried since the last major maintenance programme;
(ix)	a final joint report from the surveyors appointed by the Owners and the Charterers respectively shall be carried out as to the condition of the Vessel and a list of agreed deficiencies if any shall be drawn up;
(x)	the anti-fouling coating system applied at the last scheduled dry-docking shall be in accordance with prevailing regulations at the time of application;
(xi)	the funnel markings and name (unless being maintained by the Owner following redelivery) shall be painted out by the Charterers; and
(xii)	in addition and without prejudice to Clause 43(a)(ii), all remaining bunkers on the Vessel shall be in compliance with all applicable laws, including without limitation, the global sulphur limit imposed by the International Maritime Organization (IMO); and such remaining bunkers shall be sufficient to at least cover a voyage to the next bunkering port.
(b)	At redelivery, the Charterers shall ensure that the Vessel shall meet the following performance levels (which where relevant shall be determined by reference to the Vessel's log books):
(i)	all equipment controlling the habitability of the accommodation and service areas to be in proper working order, fair wear and tear excepted; and
(ii)	available deadweight to be within one per cent (1%) of that achieved at delivery (as the same may be adjusted as a result of any upgrading of the Vessel carried out in accordance with this Charter (such adjustment to be agreed between the Owners and Charterers at the time such upgrading work is to be undertaken)).
(c)	The Owners and Charterers shall each appoint (at their own expense) surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at redelivery.
(d)	If the Vessel is not in the condition or does not meet the performance criteria required by this Clause 43, a list of deficiencies together with the costs of repairing/remedying such deficiencies shall be agreed by the respective surveyors.
(e)	The Charterers shall be obliged to repair any class items restricting the operation or trading of the Vessel prior to redelivery.
(f)	The Charterers shall be obliged to repair/remedy all such other deficiencies as are necessary to put the Vessel into the return condition required by this Clause 43.

(g)	The cost of making any repairs/remedial work referred to in paragraph (f) above shall be for the Charterers' account.
(h)	Provided that a Purchase Option, Call Option or Early Termination Event has not then been exercised by the Charterers by the Call Option Expiry Date or fulfilled (as the case may be), the Owners shall be entitled to remarket the Vessel and in connection therewith:
(i)	the Owners shall be entitled at their cost, to place representatives on board the Vessel, subject to signing of a standard P&I indemnity letter; and
(ii)	the Charterers shall provide all reasonable co-operation to the Owners.
44	Diver's inspection at redelivery
(a)	Unless the Vessel is returned in dry-dock, a diver's inspection is required to be performed at the time of redelivery.
(b)	The Charterers shall, at the written request of the Owners, arrange at the Charterers' expense for an underwater inspection by a diver approved by the Classification Society immediately prior to the redelivery.
(c)	A video film of the inspection shall be made. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society.
(d)	If damage to the underwater parts is found, the Charterers shall arrange, at their time and costs, for the Vessel to be dry-docked and repairs carried out to the satisfaction of the Classification Society.
(e)	If the conditions at the port of redelivery are unsuitable for such diver's inspection, the Charterers shall take the Vessel (in Owners' time but at Charterers' expense) to a suitable alternative place nearest to the redelivery port unless an alternative solution is agreed.
(f)	Without limiting the generality of paragraph (b)(iv) of Clause 55 (Fees and expenses), all costs relating to any diver's inspection shall be borne by the Charterers.
45	Owners' mortgage; Owners transfers
(a)	The Charterers:
(i)	acknowledge that the Owners and the Collateral Owners are entitled without the prior written consent of the Charterers, and do intend to enter or have entered into certain funding arrangements with the Finance Parties in order to finance part of the Owners' Cost (the "Financing Arrangements"), which Financing Arrangements may be secured, inter alia, by ship mortgages over the Vessel and (along with other related matters) the relevant Finance Documents;

(ii)	irrevocably consent to any assignment in favour of the Finance Parties of any Transaction Documents pursuant to the relevant Finance Documents; and
(iii)	without limiting the generality of Clause 48(bb) (Charterers' undertakings), undertake to execute, provide or procure the execution or provision (as the case may be) of such further information or document as in the opinion of the Owners and/or the Finance Parties, acting in good faith, are necessary to effect the assignment referred to in paragraph (ii) above and any assignment (by way of security) by the Owners of their rights in the Transaction Documents in favour of any Finance Party.
(b)	Without limiting the Charterers' obligations under this Clause and without prejudice to any other provisions in this Charter, provided that the Charterers at all times perform their obligations under this Charter and in the absence of any Termination Event that is continuing:
(i)	the Owners will not disturb or interfere with the Charterers' quiet possession and enjoyment of the Vessel; and
(ii)	if required by the Charterers, the Owners will procure that the Finance Parties provide a quiet enjoyment agreement (in a form reasonably acceptable to the Charterers) to the Charterers prior to the creation of any mortgages over the Vessel pursuant to any Financing Arrangements.
(c)	Provided that the Owners will not disturb or interfere with the Charterers' quiet possession and enjoyment of the Vessel (subject to the Charterers performing their obligations under this Charter at all times and the absence of any Termination Event that is continuing), the Owners are entitled with the prior written consent of the Charterers (such consent not to be unreasonably withheld or delayed):
(i)	by delivering a notice (the "Novation Notice") to the Charterers, to notify the Charterers that the Owners sell the Vessel to a Financial Institution, and at the same time novate this Charter, to that Financial Institution. Following receipt by the Charterers of the Novation Notice, the rights and obligations of the Owners under the Transaction Documents shall be transferred by way of novation to that Financial Institution;
(ii)	without prejudice to the foregoing, the Owners may assign, transfer or novate their rights under any Transaction Document, provided that the assignment, transfer or novation is to a Financial Institution in accordance with Clause 45(c) above; and
(iii)	the Charterers shall provide all necessary assistance and use reasonable endeavours to obtain all necessary consents from any Sub-Charterer (if applicable) to facilitate the Owners' entry into such documents, assignment, novation and/or title transfer in accordance with this Clause, and, for the avoidance of doubt, if no Termination Event has occurred and is then continuing, without any costs to the Charterers.

(d)	For the avoidance of doubt, the Owners shall retain the right not to proceed with any assignment, transfer or novation as contemplated in this Clause if any such assignment, transfer or novation would or is reasonably likely to result in the Owners (or any of their Affiliates) being in breach of any applicable Sanctions.
46	Transport documents

The Charterers shall use their standard documents, waybills and conditions of carriage in the carriage of goods. Such documents, waybills and standard conditions shall comply with compulsory applicable legislation.

47	Charterers' representations and warranties
(a)	The Charterers make the representations and warranties set out in this Clause 47 to the Owners on the date of this Charter, the Pre-positioning Date and on the Actual Delivery Date:
(i)	each Obligor is a corporation or (as the case may be) limited liability company, duly incorporated or formed in good standing and validly existing under the laws of its jurisdiction of incorporation or formation (as the case may be), and has the power to own its assets and carry on its business as it is being conducted;
(ii)	subject to the Legal Reservations, all of the following:
(A)	the obligations expressed to be assumed by each Obligor in the Transaction Documents to which it is a party are legal, valid, binding and enforceable obligations; and
(B)	(without limiting the generality of Clause 47(a)(v)(A)) each Security Document to which it is a party creates the Security Interests which that Security Document purports to create and those Security Interests are valid and effective;
(iii)	the entry into and performance by each Obligor of, and the transactions contemplated by each Transaction Document to which it is a party do not conflict with:
(A)	any law or regulation applicable to it;
(B)	its constitutional documents; or
(C)	any document binding on it or any of its assets or constitute a default or termination event (howsoever described) under any such agreement or instrument;
(iv)	all of the following:

(A)	each Obligor has the power to enter into, perform and deliver, and have taken all necessary action to authorise its entry into, performance and delivery of the Transaction Documents to which it is a party and the transactions contemplated thereunder; and
(B)	in respect of each Obligor, no limit on the powers of such Obligor will be exceeded as a result of the proposed transaction, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party;
(v)	all consents, licences, approvals, authorisations, filings and registrations required:
(A)	to enable each Obligor to lawfully enter into, exercise its rights and comply with its obligations in each Transaction Document to which it is a party or to enable the Owners to enforce and exercise all its rights under the Transaction Documents; and
(B)	to make each Transaction Document to which any Obligor is a party admissible in evidence in its Relevant Jurisdiction,

have been obtained or effected and are in full force and effect;

(vi)	subject to Legal Reservations, all of the following:
(A)	the choice of governing law of any Transaction Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Obligor; and
(B)	any judgment obtained in relation to any Transaction Document in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Obligor.
(vii)	no corporate action, legal proceeding or other procedure or step described in Clause 49(a)(vii) or creditors' process described in Clause 49(a)(viii) has been taken or, to the knowledge of the Charterers, threatened in relation to an Obligor; and none of the circumstances described in Clause 49(a)(vi) applies to an Obligor;
(viii)	under the laws of the Relevant Jurisdictions of each Obligor, it is not necessary that any Transaction Document to which such Obligor is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any Transaction Document or the transactions contemplated thereby;
(ix)	no Obligor is required to make any deduction for or on account of Tax from any payment it may make under each Transaction Document to which it is a party;

(x)	all of the following:
(A)	no Termination Event is continuing or might reasonably be expected to result from any Obligor's entry into and performance of each Transaction Document to which such Obligor is a party; and
(B)	no other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on any of the Obligor or to which its assets are subject;
(xi)	save as disclosed in writing to the Owners prior to the date of this Charter:
(A)	all material information provided to the Owners by or on behalf of any of the Obligors on or before the date of this Charter and not superseded before that date is accurate and not misleading in any material respect and all projections provided to the Owners on or before the date of this Charter have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied;
(B)	all other written information provided by any of the Obligors (including its advisers) to the Owners was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect;
(C)	the copy of the Initial Sub-Charter provided to the Owners is a true and complete copy;
(D)	no amendments or additions to the Initial Sub-Charter provided to the Owners have been agreed nor have any rights thereunder been waived; and
(E)	there has been no material breach of any Sub-Charter nor has there been any Sub-Charter Termination Event;
(xii)	all of the following:
(A)	the Original Financial Statements were prepared in accordance with GAAP consistently applied;
(B)	the audited Original Financial Statements fairly present the Group's financial condition and results of operations during the relevant financial year;
(C)	there has been no material adverse change in any Obligor's assets, business or financial condition (or the assets,

business or consolidated financial condition of the Group, in the case of the Charter Guarantor) since the date of the Original Financial Statements;

(D)	the Charter Guarantor's most recent financial statements delivered pursuant to Clause 48(x):
(1)	have been prepared in accordance with GAAP as applied to the Original Financial Statements; and
(2)	fairly present its consolidated financial condition as at the end of, and its consolidated results of operations for, the period to which they relate; and
(E)	since the date of the most recent financial statements delivered pursuant to Clause 48(y) there has been no material adverse change in the assets, business or financial condition of any of the Obligors.
(xiii)	all of the following:
(A)	no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which has or have (to the best of its knowledge and belief) been started or threatened against any Obligor and in respect of the Charter Guarantor, which will or may reasonably be expected to have a Material Adverse Effect; and
(B)	no judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has been made against any Obligor;
(xiv)	none of the Obligors has breached any law or regulation which (in respect of the Charter Guarantor) such breach has or is reasonably likely to have a Material Adverse Effect;
(xv)	all of the following:
(A)	each of the Obligors is in compliance with Clause 48(c) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance; and
(B)	no Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any of the Obligors and in respect of the Charter Guarantor, which will or may reasonably be expected to have a Material Adverse Effect;
(xvi)	all of the following:
(A)	none of the Obligors is overdue in the filing of any Tax returns or is overdue in the payment of any amount in respect of Tax, save in the case of Taxes which are being contested in good faith; and

(B)	no claims or investigations are being, or are reasonably likely to be, made or conducted against any of the Obligors with respect to Taxes.
(xvii)	all of the following:
(A)	no Security Interest exists over all or any of the present or future assets of the Charterers other than Permitted Security Interests; and
(B)	the Charterers do not have any Financial Indebtedness outstanding other than (i) as permitted by this Charter; (ii) the aggregate amount of which is not more than one million Dollars (US$1,000,000), and (iii) any such Financial Indebtedness is subordinated to all Financial Indebtedness incurred under the Transaction Documents pursuant to a subordination agreement in favour of the Owners or such other arrangement acceptable to the Owners;
(xviii)	subject to Legal Reservations, the payment obligations of each Obligor under each Transaction Document to which it is a party rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of such Obligor, except for obligations mandatorily preferred by law applying to companies generally;
(xix)	subject to Legal Reservations, all of the following:
(A)	it is not necessary under the Relevant Jurisdictions of any of the Obligors:
(1)	in order to enable the Owners to enforce its rights under any Transaction Document; or
(2)	by reason of the execution of any Transaction Document or the performance by it of its obligations under any Transaction Document,

that the Owners should be licensed, qualified or otherwise entitled to carry on business in any of the Relevant Jurisdictions of any of the Obligors; and

(B)	the Owners are not or will not be deemed to be resident, domiciled or carrying on business in any of the Relevant Jurisdictions of any of the Obligors by reason only of the execution, performance and/or enforcement of any Transaction Document;
(xx)	the Charterers are not aware of any material facts or circumstances which have not been disclosed to the Owners and which might, if disclosed, have changed the decision of a person willing to enter into a lease financing transaction of the nature contemplated by the MOA and this Charter with the Charterers.

(xxi)	all of the following:
(A)	the copies of any Transaction Documents or Management Agreements (together the "Relevant Documents") provided or to be provided by the Charterers to the Owners in accordance with Clause 36 (Conditions precedent and conditions subsequent) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents;
(B)	there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of the Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Owners; and
(C)	there is no dispute under any of the Relevant Documents as between the parties to any such document;
(xxii)	none of the Obligors nor any of its assets has any right to immunity from set-off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereign immunity or otherwise;
(xxiii)	all of the following:
(A)	all information supplied by an Obligor or (with an Obligor's knowledge) on its behalf to an Approved Broker for the purposes of a valuation in evidence of a Market Value in accordance with this Charter was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given;
(B)	no Obligor has omitted to supply any information to an Approved Broker in its possession or knowledge which, if disclosed, would adversely affect any such valuation; and
(C)	to the best of each Obligor's knowledge, there has been no change to the factual information supplied in relation to any such valuation between the date such information was supplied and the date of that valuation which renders that information untrue or misleading in any material respect;
(xxiv)	each of the Obligors is resident for Tax purposes only in its jurisdiction of incorporation or formation (as the case may be);
(xxv)	each Obligor, or any Affiliate of any of them and their respective directors, officers, employees and agents are not in breach of AML

Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws and each of the Obligors have instituted and maintained systems, controls, policies and procedures designed to:

(A)	prevent and detect incidences of bribery and corruption, money laundering and terrorism financing; and
(B)	promote and achieve compliance with AML Laws, Anti-Terrorism Financing Laws and Business Ethics Laws;
(xxvi)
(A)	each Obligor, any Affiliate of any of them and their respective directors, officers and employees;
(B)	to the best knowledge of the Charterers, as at the date of this Charter, the Initial Sub-Charter and the respective directors of the Initial Sub-Charterer; and
(C)	to the best knowledge of the Charterers, as at the date any other Sub-Charter is entered into, any Sub-Charterer and the respective directors of such Sub-Charterer,

are in compliance with all Sanctions laws, and none of them have been or are currently being investigated on compliance with Sanctions, they have not received notice or are aware of any claim, action, suit or proceeding against any of them with respect to Sanctions and they have not taken any action to evade the application of Sanctions, provided that if after the date of this Charter the Charterers become aware of any non-compliance or breach by the Initial Sub-Charterers or any Sub-Charterer or their respective directors of any Sanctions laws, or of the Initial Sub-Charterers or any Sub-Charterer or their respective directors becoming subject of any claim, action, suit or proceeding against them with respect to Sanctions, the Charterers shall immediately provide written notice to the Owners to inform the Owners of such breach, non-compliance or event (as the case may be);

(xxvii)
(A)	no Obligor or any Affiliate of any of them nor any of their respective directors, officers or employees; and
(B)	to the best knowledge of the Charterers, as at the date of this Charter, no Initial Sub-Charterer nor the respective directors of the Initial Sub-Charterer; and
(C)	to the best knowledge of the Charterers, as at the date any other Sub-Charter is entered into, no Sub-Charterer nor the respective directors of such Sub-Charterer,

are a Restricted Party; and

(D)	each Obligor or any Affiliate of any of them and their respective directors, officers and employees;
(E)	to the best knowledge of the Charterers, as at the date of this Charter, the Initial Sub-Charterer and the respective directors of the Initial Sub-Charterer; and
(F)	to the best knowledge of the Charterers, as at the date any other Sub-Charter is entered into, any Sub-Charterer and the respective directors of such Sub-Charterer,

are in compliance with all Sanctions laws, and none of them have been or are currently being investigated on compliance with Sanctions, they have not received notice or are aware of any claim, action, suit or proceeding against any of them with respect to Sanctions and they have not taken any action to evade the application of Sanctions, provided that if after the date of this Charter the Charterers become aware that the Initial Sub-Charterers or any Sub-Charterer or any of their respective directors become a Restricted Party or of any non-compliance or breach of any of them of any Sanctions laws, or of the Initial Sub-Charterers or any Sub-Charterer or their respective directors becoming subject of any claim, action, suit or proceeding against them with respect to Sanctions, the Charterers shall immediately provide written notice to the Owners to inform the Owners of such breach, non-compliance or event (as the case may be); and

(xxviii)	none of the Obligors is a US Tax Obligor, nor has it established a place of business or is otherwise conducting business in the United States of America.
(b)	Each representation and warranty in sub-paragraphs (a)(i) to (a)(vi), (a)(x)(B), (a)(xi)(B) to (a)(xviii), (a)(xxii), (a)(xxiii), (a)(xxv), (a)(xxvi), (a)(xxvii) and (a)(xxviii) above is deemed to be repeated by the Charterers by reference to the facts and circumstances then existing on the each day on which Hire is payable under this Charter.
48	Charterers' undertakings

The Charterers hereby undertake to the Owners that they will comply in full and procure compliance (where applicable) with the following undertakings throughout the Agreement Term:

(a)	the Charterers shall (and shall procure that each other Obligor) promptly:
(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(ii)	supply certified copies to the Charterers of,

any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required under any law or regulation of a Relevant Jurisdiction to:

(A)	enable any Obligor to perform its obligations under any Sub-Charter, the Management Agreements and the Transaction Documents to which it is a party;
(B)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and
(C)	enable any Obligor to carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect;
(b)	all of the following:
(i)
(A)	the Charterers shall comply;
(B)	the Charterers shall procure that each other Obligor and each Affiliate of any of them will comply; and
(C)	the Charterers shall use best endeavours to procure that each Sub-Charterer and Sub-Charter Guarantor and their respective directors shall comply,

in all respects with all laws to which it may be subject;

(ii)	the Charterers shall and shall procure that each other Obligor and each Affiliate of any of them (in each case above, including procuring or as the case may be, using best endeavours to procure the respective officers, directors and employees of the relevant entity to do the same) will:
(A)	comply with all AML Laws, Anti-Terrorism Financing Laws and Business Ethics Laws;
(B)	maintain systems, controls, policies and procedures designed to promote and achieve ongoing compliance with AML Laws, Anti-Terrorism Financing Laws and Business Ethics Laws;
(C)	not use, or permit or authorize any person to directly or indirectly use, the Purchase Price for any purpose that would breach any AML Laws, Anti-Terrorism Financing Laws or Business Ethics Laws; and
(D)	in respect of the Charterers, not lend, invest, contribute or otherwise make available the Purchase Price to or for any other person in a manner which would result in a violation of AML Laws, Anti-Terrorism Financing Laws or Business Ethics Laws;
(iii)	the Charterers shall:

(A)	comply and shall procure that each other Obligor comply; and
(B)	in respect of any Sub-Charter, they shall use best endeavours to procure that as at the date of that Sub-Charter, the Sub-Charterers party to such Sub-Charter,

comply with all laws and regulations in respect of Sanctions, and in particular, they shall effect and maintain a sanctions compliance policy to ensure compliance with all such laws and regulations implemented from time to time;

(iv)	the Charterers shall not permit or authorise, and shall prevent the Vessel from being employed, operated or managed in any manner which (i) is contrary to any Sanctions and in particular, the Vessel shall not be used by or to benefit any party which is a target of Sanctions and/or is a Restricted Party or call any port in North Korea, Iran or Syria or trade to any area or country where trading the Vessel to such area or country would constitute or reasonably be expected to constitute a breach of any Sanctions or published boycotts imposed by any of the United Nations, the European Union, the United States of America, the United Kingdom or the People's Republic of China, (ii) would result or reasonably be expected to result in any Obligor or the Owners becoming a Restricted Party or (iii) would trigger the operation of any sanctions limitation or exclusion clause in any insurance documentation;
(v)
(A)	they shall, and shall use best endeavours to procure that any other Obligor, Sub-Charterers or Sub-Charter Guarantor shall, promptly notify the Owners of any non-compliance, by:
(1)	any Obligor or each Affiliate of any of them or their respective officers, directors and employees;
(2)	the Initial Sub-Charterers, any Sub-Charterer or Sub-Charter Guarantor or any of their respective directors.

with all laws and regulations relating to Sanctions (including but not limited to notifying the Owners in writing immediately upon being aware that:

(I)	any Obligor or each Affiliate of any of them or its shareholders, directors, officers or employees; or
(II)	the Initial Sub-Charterers, any Sub-Charterer or Sub-Charter Guarantor or any of their respective directors,

is a Restricted Party or has otherwise become a target of Sanctions) as well as provide all information (once available) in relation to its business and operations which may be relevant for the purposes of ascertaining whether any of the aforesaid parties are in compliance with such laws; and

(B)	they shall, and shall use best endeavours to procure that any other Obligor shall, promptly notify the Owners of any non-compliance, by any Obligor or, each Affiliate of any of them or their respective officers, directors, employees, consultants, agents or intermediaries, with all laws and regulations relating to Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws as well as provide all information (once available) in relation to its business and operations which may be relevant for the purposes of ascertaining whether any of the aforesaid parties are in compliance with such laws.
(c)	the Charterers shall and shall procure that the Obligors shall:
(i)	comply with all Environmental Laws;
(ii)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and
(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law;

where failure to do so has or is likely to have a Material Adverse Effect;

(d)	the Charterers shall promptly upon becoming aware of the same, inform the Owners in writing of:
(i)	any Environmental Claim against any of the Obligors or the Vessel which is current, pending or threatened and which has or is likely to have a Material Adverse Effect; and
(ii)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Obligors or the Vessel which has or is likely to have a Material Adverse Effect;
(e)	all of the following:
(i)	the Charterers shall (and shall procure that each other Obligor will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(A)	such payment is being contested in good faith;

(B)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Owners under Clause 48(x); and
(C)	such payment can be lawfully withheld.
(ii)	the Charterers may not (and no other Obligor may) change its residence for Tax purposes.
(iii)	the Charterers will ensure that no Obligor shall become a US Tax Obligor;
(f)	the Charterers shall and shall procure that each Obligor shall maintain its jurisdiction of incorporation or formation (as the case may be) as at the date of this Charter (or in respect of an Obligor that becomes an Obligor after the date of this Charter, as at the date on which it becomes an Obligor under this Charter), and the Charterers shall from time to time (but, provided no Termination Event has occurred and is continuing, not more than once every calendar year), if applicable and if requested by the Owners (acting reasonably), provide the Owners with evidence in form and substance satisfactory to the Owners that each Obligor remains in good standing;
(g)	the Charterers shall ensure that at all times any unsecured and unsubordinated claims of the Owners against it under the Transaction Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies;
(h)	the Charterers will procure that any Approved Manager shall enter into a Manager's Undertaking prior to its appointment as a manager for the Vessel;
(i)	except for any Permitted Security Interests, the Charterers will not create or permit to subsist any Security Interest or other third party rights over any of their present or future rights and interests in or towards the Vessel;
(j)	the Charterers shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset;
(k)	the Charterers shall not enter into any transaction with any person except on arm's length terms and for full market value save for any fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents or agreed by the Owners;
(l)	the Charterers shall not (and shall procure that no other Obligor will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction, provided that in the case of the Charter Guarantor, such amalgamation, demerger, merger, consolidation or corporate reconstruction is permitted without restrictions so long as:
(i)	the Charter Guarantor remains the surviving entity of any such process;

(ii)	no Termination Event has occurred at the relevant time or would be triggered as a result of such process; and
(iii)	the process of any such further amalgamation, demerger, merger, consolidation or corporate reconstruction does not have a Material Adverse Effect;
(m)	the Charterers shall not (and shall procure that no other Obligor will) materially change the nature and scope of its business from that carried on at the date of this Charter;
(n)	the Charterers shall not cease or threaten to cease to carry on all or, in the reasonable opinion of the Owners, any material part of the Charterers' business;
(o)	the Charterers shall not acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company;
(p)	the Charterers shall not:
(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or
(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing);
(q)	the Charterers shall not incur or allow to remain outstanding any Financial Indebtedness (other than (i) as permitted by this Charter; (ii) the aggregate amount of which is not more than one million Dollars (US$1,000,000) (iii) any such Financial Indebtedness is subordinated to all Financial Indebtedness incurred under the Transaction Documents pursuant to a subordination agreement in favour of the Owners or such other arrangement acceptable to the Owners; and (iv) without prejudice to the foregoing provisions of this Clause, incur any liability to any third party which is in the Owners' opinion of a substantial nature);
(r)	the Charterers shall and shall procure that the Charter Guarantor shall undertake that all loans made to the Charterers (including but not limited to any Shareholder Loan), all claims of the Charter Guarantor or any member of the Group against the Charterers and all sums owed by the Charterers to any other member of the Group are specifically and absolutely subordinated to the interests of the Owners under the Transaction Documents pursuant to a subordination agreement in favour of the Owners or such other arrangement acceptable to the Owners and no principal or interest is to be paid by the Charterers in relation to such loans or other indebtedness during the Charter Period;
(s)	the Charterers shall not be a creditor in respect of any Financial Indebtedness;

(t)	the Charterers shall not incur or allow to remain outstanding any guarantee in respect of any obligation of any person save in accordance with the provisions of this Charter;
(u)	the Charterers shall not, and shall procure that the Charter Guarantor shall not, at such time when a Termination Event is continuing or would occur immediately after the making of the payment:
(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);
(ii)	repay or distribute any dividend or share premium reserve;
(iii)	pay any management, advisory or other fee to or to the order of any of the shareholders of the Holding Company;
(iv)	in relation to the Charterers only, make any payment of any kind under any Financial Indebtedness owed to any member of the Group which is subordinated to all Financial Indebtedness incurred under the Transaction Documents pursuant to a subordination agreement in favour of the Owners or such other arrangement acceptable to the Owners;
(v)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or
(vi)	issue any new shares in its share capital or resolve to do so;
(v)	at such time when a Potential Termination Event or Termination Event has occurred and is continuing, the Charterers will permit the inspection of its financial records and accounts from time to time by the Owners or its nominee;
(w)	the Charterers will, when directed by the Owners to do so upon the occurrence of a Termination Event which is continuing, procure that any Sub-Charterer or Sub-Charter Guarantor shall credit all payments of charterhire of each Sub-Charter and Sub-Charter Guarantee and all other amounts payable thereunder directly to the Owners' Account;
(x)	in respect of the Charter Guarantor, the Charterers will supply or cause to be supplied to the Owners as soon as the same become available, but in any event within:
(i)	one hundred and twenty (120) days after the end of each of the Charter Guarantor's financial years, the audited financial report of the Charter Guarantor for that financial year and management annual financial report extracts from the Charter Guarantor's audited financial report for that financial year; and
(ii)	sixty (60) days after the end of each of the Charter Guarantor's financial half-years, the unaudited consolidated financial statements of the Charter Guarantor of that financial half-year and management annual financial report extracts from the Charter Guarantor's unaudited consolidated financial statements of that financial half-year;

(y)	each set of financial statements delivered by the Charterers under paragraph (y) above:
(i)	shall be in the English language;
(ii)	shall be certified by a director or the Chief Financial Officer of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up; and
(iii)	shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Owners that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Owners:
(A)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and
(B)	sufficient information, in form and substance as may be reasonably required by the Owners, to enable the Owners to determine whether Clause 75 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements, any reference in this Charter to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared;

(z)	the Charterers shall supply to the Owners:
(i)
(A)
(1)	at the same time as they are dispatched, copies of all documents dispatched by the Charterers or any other Obligor (save for the Charter Guarantor) to its shareholders generally (or any class of them) or dispatched by the Charterers or any other Obligor to its creditors generally (or any class of them); and
(2)	at the same time as they are dispatched, copies of all documents dispatched by the Charter Guarantor to its shareholders generally or dispatched by the Charterers or any other Obligor to its creditors generally;

(B)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending:
(1)	against any Obligor;
(2)	against any other member of the Group where the aggregate amount claimed by any party (ignoring any counterclaim or defence of set-off) exceeds or which has or is likely to have a Material Adverse Effect; or
(3)	involving the Vessel where the aggregate amount claimed by any party (ignoring any counterclaim or defence of set-off) exceeds or may reasonably be expected to exceed the Threshold Amount;
(C)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body, arbitral tribunal or agency or any order or sanction of any governmental or other regulatory body which is made against:
(1)	any Obligor; or
(2)	any other member of the Group where the amount claimed by any party (ignoring any counterclaim or defence of set-off) exceeds or may reasonably be expected to exceed the Threshold Amount;
(D)	promptly, such information and documents as the Owners may reasonably require about the Security Assets and compliance of the Obligors with the terms of any Security Documents (including without limitation cash flow analyses and details of the operating costs of the Vessel); and
(E)	promptly on request, such further information regarding the financial condition, assets and operations of any Obligor or any other member of the Group as the Owners or any Finance Party may reasonably request.
(ii)
(A)	upon the request of the Owners and at the cost of the Charterers, on or before 31 July in each calendar year, supply or procure the supply to the Owners of all information necessary in order for the Owners, any of their Affiliates or a Finance Party to comply with its obligations under the Poseidon Principles in respect of the preceding calendar year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with regulation 22A of Annex VI and any Statement of Compliance, each relating to the Vessel for the preceding calendar year, provided that the Owners shall not publicly disclose such information with the identity of the relevant Vessel without the prior written consent of the Charterers and, for the avoidance of doubt, such information shall be subject to Clause 78 (Confidentiality) but the Charterers acknowledge that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the Owners', any of their Affiliates' or a Finance Party's portfolio climate alignment.

(B)	For the purposes of this Clause 48(z)(ii):

"Poseidon Principles" means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019 as the same may be amended or replaced (to reflect changes in applicable law or regulation or the introduction of changes to mandatory requirements of the International Maritime Organisation) from time to time.

"Statement of Compliance" means a statement of compliance related to fuel oil consumption.

(aa)	the Charterers shall promptly upon receipt provide to the Owners copies of any notice of charter renewal, cancellation or termination issued by the Initial Sub-Charterer under the Initial Sub-Charter, and will disclose all information in relation to each Sub-Charter and each Sub-Charterers to the Owners upon the Owners' reasonable request (including any information in relation to any Sub-Charterers' fulfilment of their obligations pursuant to the relevant Sub-Charter);
(bb)	the Charterers will (and will procure that each Obligor will):
(i)	from time to time and at their own costs and expenses, do and perform such other and further acts and execute and deliver any and all such other agreements, instruments and documents as may be required by law or requested by the Owners or the Finance Parties (as the case may be, in either case, acting reasonably) to establish, maintain and protect the rights and remedies of the Owners and/or the Finance Parties (as the case may be) and to carry out and effect the intent and purpose of this Charter, the other Transaction Documents and, to the extent consistent with the terms of this Charter, the Finance Documents (as applicable); and
(ii)	if applicable:
(A)	acknowledge and consent to the creation of any Finance Document required by any Finance Party; and

(B)	to the extent consistent with the terms of this Charter, enter into any document, notice or acknowledgement reasonably required by any Finance Party for the purposes of ensuring any relevant Security Interest remains valid and in full force and effect;
(cc)	the Charterers will, forthwith execute and deliver any and all such other agreements, instruments and documents as may be required by law or deemed necessary by the Owners to ensure that each Sub-Charter remains in effect, so that all obligations previously owed by each Sub-Charterers to the Charterers (then as registered owners) under the relevant Sub-Charter shall continue to be owed to the Charterers throughout the duration thereof;
(dd)	the Charterers will deliver or procure the delivery to the Owners of such Valuation Reports each from an Approved Broker for purposes of determining Market Value from time to time in accordance with Clause 74 (Value Maintenance Covenants);
(ee)	the Charterers will notify the Owners as soon as they become aware of:
(i)	a Potential Termination Event or a Termination Event and will keep the Owners fully up-to-date with all developments and will, if so requested by the Owners, provide any such certificate signed by a director on behalf of the Charterers, confirming that there exists no Potential Termination Event or Termination Event;
(ii)	any Sub-Charter Termination Event and any event or circumstance which may entitle any party to a Sub-Charter to exercise its right to terminate, cancel or suspend such Sub-Charter, or otherwise results or is capable of resulting in such Sub-Charter ceasing to be in full force and effect, and provide to the Owners all documents and information in respect of such event or circumstance;
(iii)	any cancellation, termination, rescission, expiration, cessation of remaining in in full force and effect or otherwise coming to an end of any Sub-Charter;
(iv)	any detention or arrest of the Vessel;
(v)	any damage or alteration of the Vessel where the costs to repair such damage or to make such alteration will exceed or is reasonably likely to exceed the Threshold Amount; and
(vi)	any negotiations between an Obligor with one or more of its creditors with a view to rescheduling any of its indebtedness, by reason of actual or anticipated financial difficulties.
(ff)	the Charterers will not, without the prior written consent of the Owners, (x) novate or terminate the Sub-Charter, or (y) materially amend, vary, supplement, supersede or waive any term of, any Sub-Charter (for the purposes of this clause, any amendment, variation, supplement, supercession or waiver in connection with hire, payment terms, off-hire provisions, charter duration or termination shall be deemed as material);

(gg)	the Charterers shall ensure that there shall be no change in the legal or beneficial ownership, shareholding or management control of the Charterers (including any material change in the composition of the board of directors of the Charterers) from that advised to the Owners by the Charterers at the date of this Charter (and, in particular, reflected in the officer's certificate of the Charterers provided to the Owners pursuant to the MOA or this Charter); and
(hh)	the Charterers will keep the Vessel registered in the name of the Owners as legal owner of the Vessel under the laws and flag of an Approved Flag, and shall not do or permit to be done anything, or omit to do anything which would result in:
(i)	such registration being forfeited or imperilled; or
(ii)	the Vessel being required to be registered under any other law or flag (other than the Approved Flag),

and save with the prior written consent of the Owners, the Charterers shall not register the Vessel or permit her registration under any other law or flag (other than the Approved Flag), provided always that if at any time the laws or regulations of any Approved Flag require the Owners to re-domicile or change their residency to another jurisdiction before the Vessel may be registered under that flag then the prior written consent of the Owners (not to be unreasonably withheld) for any proposed change in flag to that Approved Flag shall be obtained. Any change of flag to an Approved Flag after the date of this Charter may only be undertaken (A) subject to any prevailing laws and regulations; (B) at no cost to the Owners and (C) at such time when no Termination Event has occurred and is continuing. The Charterers shall pay or reimburse (as the case may be) the Owners in respect of all documented costs, fees, expenses and/or taxes which are payable to effect any such change of flag).

(ii)	if:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Charter;
(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) after the date of this Charter;
(iii)	any change in (A) the composition of the shareholders of an Obligor or its Holding Company, in each case not being a listed company in any stock exchange or (B) the shareholders which individually holds more than twenty-five per cent (25%) of an Obligor being a company listed in any stock exchange, after the date of this Charter;
(iv)	a proposed assignment or transfer by the Owners of any of its rights and obligations under this Charter to any other party; or

(v)	the Owners' internal compliance policies related to "know your customer" checks,

obliges the Owners to comply with "know your customer" or similar checks under all applicable laws, regulations and internal policies in circumstances where the necessary information is not already available to it, the Charterers shall promptly upon the request of the Owners supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Owners in order for the Owners to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations and internal policies pursuant to the transactions contemplated in the Transaction Documents (such documentation and evidence may include, without limitation, evidence of incorporation from the relevant registry of companies (or equivalent), a certificate of goodstanding (if relevant), a director's certificate (or equivalent) setting out the names of directors (or equivalent officials), copies of passports of directors (or equivalent officials) and articles of association or other equivalent constitutional documents);

(jj)	the Charterers shall (and shall procure that each other Obligor will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Owners may reasonably specify (and in such form as the Owners may reasonably require in favour of the Owners or its nominee(s)):
(i)	to perfect any Security Interest created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security Interest over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Owners provided by or pursuant to the Transaction Documents or by law;
(ii)	in respect of the Charterers, to confer on the Owners a Security Interest over any property and assets of the Charterers located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents; and/or
(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents,

the Charterers shall (and shall procure that each other Obligor will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Owners by or pursuant to the Transaction Documents;

(kk)	the Charterers shall ensure that, at all times during the Agreement Term, the credit balance of the Operating Account is not less than the aggregate Minimum Cash Balance and that no amounts may be withdrawn or transferred from the Operating Account without the Owners' prior written consent following the occurrence of any Termination Event;

(ll)	the Charterers shall supply to the Owners during the Agreement Term on a half-yearly basis from the Actual Delivery Date, with reports in form and substance satisfactory to the Owners (acting reasonably) in respect of the Vessel's employment status, management and pooling arrangements at that time;
(mm)	the Charterers shall procure that the Account Bank provides to the Owners and that the Owners are provided access to any information on the Operating Account, including but not limited to written statements of accounts showing all entries made to the credit and debit of the Operating Account and any other information required by the Owners showing that any Earning has been paid into the Operating Account in full and on time; and
(nn)
(i)	the Charterers shall permit the Owners to access class records and inspection records of the Vessel during the Agreement Term and the Charterers shall provide copies of any vessel certificates of the Vessel upon the Owners' request; and
(ii)	the Charterers shall permit the Owners (by surveyors or other persons appointed by them for that purpose):

(A)	in the absence of a Potential Termination Event or Termination Event, to board the Vessel once a year without interference to the operation of the Vessel; and
(B)	upon the occurrence of a Potential Termination Event or Termination Event, to board the Vessel at any time,

to inspect the Vessel's condition or to satisfy themselves about proposed or executed repairs and the Charterers shall afford all proper facilities for such inspections. All documented costs and expenses arising from such inspection shall be for the Charterer's account.

(oo)	no later than the second (2nd) anniversary of the Actual Delivery Date, the Charterers shall pay to the Owners a cash collateral (the "Cash Collateral"), which shall be paid to the Owners' Account or any other account nominated by the Owners, equal to the Day One Cash Collateral Amount which shall be:
(i)	refunded by the Owners to the Charterers without interest if:
(A)	the Initial Sub-Charterer exercises the Initial Sub-Charter Optional Term such that the charter period under the Initial Sub-Charter is extended to a date falling on or after the Expiry Date; or

(B)	the Charterers enter into an Approved Charter for the Vessel and the rights and interests of the Charterers in such Approved Charter is assigned to the Owners on terms reasonably acceptable to the Owners;
(ii)	reduced pro rata if none of the conditions set out in Clause 48(oo)(i) has been met but any Sub-Charter for the Vessel (which is not an Approved Charter) has been entered into by the Charterers with an Approved Charterer, with:
(A)	a daily charterhire rate between (and inclusive of) thirteen thousand five hundred Dollars (US$13,500) to (and exclusive of) sixteen thousand five hundred Dollars (US$16,500) and for the avoidance of doubt, if such daily charterhire rate exceeds sixteen thousand and five hundred Dollars (US$16,500), then for the purposes of calculating the Cash Collateral Refund Amount in this Clause 48(oo)(ii), the daily charterhire rate is deemed to be sixteen thousand and five hundred Dollars (US$16,500); and
(B)	the fixed charter period of such Sub-Charter shall be for a minimum period of one (1) year,

with the amount of each reduction to the Cash Collateral pursuant to this Clause 48(oo)(ii) (each, a "Cash Collateral Refund Amount") to be determined as follows:

A = (B/C) x D

Where:

A is the Cash Collateral Refund Amount in United States Dollars;

B is the gross revenue receivable under such sub-charter based on the daily charterhire rate multiplied by the number of days during the fixed charter period ending in any event on the Expiry Date;

C is the aggregate amount of charter hire receivable by the Charterers from the Initial Sub-Charterers during the Initial Sub-Charter Optional Term (based on the Daily Initial Sub-Charter Optional Term Rate multiplied by the number of days during the Initial Sub-Charter Optional Term); and

D is the Day One Cash Collateral Amount.

Following a determination of a Cash Collateral Refund Amount by the Owners, the Owners shall refund that Cash Collateral Refund Amount to the Charterers without interest, provided that the aggregate amount of that Cash Collateral Refund Amount that may be refunded to the Charterers in accordance with this Clause 48(oo)(ii) and all Cash Collateral Refund Amounts already previously refunded by the

Owners shall not in any circumstances exceed the Day One Cash Collateral Amount.

(iii)	retained by the Owners and not be refundable to the Charterers in respect of any sub-chartering arrangements entered into by the Charterers and permitted under this Agreement (other than the Initial Sub-Charter or any Sub-Charters referred to in Clause 48(oo)(i) and Clause 48(oo)(ii)), including if:
(A)	a Sub-Charter for the Vessel (which is not an Approved Charter) has been entered into by the Charterers and a Sub-Charterer, but:
(1)	such Sub-Charterer is not an Approved Charterer; or
(2)	such Sub-Charter has a daily charter hire of less than thirteen thousand five hundred Dollars (US$13,500); or
(B)	no Sub-Charter for the Vessel has been entered into by the Charterers and a Sub-Charterer,

and the Cash Collateral shall be applied by the Owners:

(I)	if a Call Option has been exercised by the Charterers in accordance with Clause 52 (Purchase Option, Call Option, Early Termination Event and Transfer of Title), against and to reduce the Call Option Price payable by the Charterers at the expiry of the Charter Period;
(II)	in the event of a Termination Event, Total Loss or an Early Termination Event, against and to reduce the Termination Sum payable by the Charterers;
(III)	if a Purchase Option has been exercised and fulfilled in accordance with this Charter, against and to reduce the Purchase Option Price; and
(IV)	in whole or in part, any other sums owing by the Charterers to the Owners from time to time.
(pp)	if either of the following events occur:
(i)	the Initial Sub-Charter is cancelled, rescinded, terminated, expires or otherwise ceases to be in full force and effect during the Initial Sub-Charter Optional Term; or
(ii)	any subsequent Sub-Charter is cancelled, repudiated, rescinded, terminated before its natural expiration under the terms of such Sub-Charter,

and the Charterers have received any refund from the Owners in accordance with Clause 48(oo) such that the amount of the Cash Collateral at such time is less than the Day One Cash Collateral, the Charterers shall immediately provide a further deposit in the amount of the shortfall and deposit the same in the Owners' Account or any other account nominated by the Owners, for the purpose of and in order to restore the Cash Collateral to the amount of the Day One Cash Collateral.

49	Termination Events
(a)	Each of the following events shall constitute a Termination Event:
(i)
(A)	an Obligor fails to pay on the due date (or, in the case of sums expressed to be payable on demand, within three (3) Business Days of the Owners' demand) any sum payable pursuant to the Transaction Document to which it is a party;
(B)	no Termination Event shall occur under Clause 49(a)(i)(A) in relation to a failure to pay any Hire on the relevant due date if such Obligor can demonstrate to the reasonable satisfaction of the Owners that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an administrative or technical error or an error in the banking system and payment of such Hire is made within three (3) Business Days of its original due date;
(ii)	any Obligor fails duly to perform or comply with any of the obligations in a Transaction Document expressed or to be assumed by or procured by the Charterers under or relating to:
(A)	Clause 41 (Insurance), Clause 74 (Financial Covenants) or Clause 48(b) (AML Laws etc. and Sanctions); or
(B)	Clause 38(a)(i) (Further maintenance and operation) which is not remedied within ten (10) days after the earlier of written notice from the Owners requesting action to remedy the same or the relevant Obligor becoming aware of the same;
(iii)	any Obligor defaults under, or in the due and punctual observance and performance of, any other provision of a Transaction Document to which it is a party and where, in the opinion of the Owners, such default is capable of remedy (and for these purposes a breach by the Charterers of their obligations under Clause 36(b) (Conditions precedent and conditions subsequent), Clause 41 (Insurance) or Clause 48(b) (AML Laws etc. and Sanctions), shall be a default not capable of remedy), such default is not remedied to the Owners' satisfaction within fourteen (14) days after written notice from the Owners requesting action to remedy the same;

(iv)	any representation or statement made by any Obligor in or pursuant to a Transaction Document to which it is a party or in any notice, certificate, instrument or statement contemplated thereby or made or delivered pursuant hereto or thereto is, or proves to be, incorrect or misleading in any material respect when made or deemed to be repeated;
(v)	all of the following:
(A)	any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period;
(B)	any Financial Indebtedness of an Obligor is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described);
(C)	any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of an Obligor as a result of an event of default (however described); and
(D)	any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of an Obligor due and payable prior to its specified maturity as a result of an event of default (however described), provided that no Termination Event will occur under this Clause 49(a)(v) if, the aggregate amount of such Financial Indebtedness referred to in this Clause 49(a)(v) (i) in respect of the Charter Guarantor, is less than ten million Dollars (US$10,000,000) and (ii) in respect of the Charterers, is less than five hundred thousand Dollars (US$500,000);

(vi)	any of the following:
(A)	an Obligor:
(1)	is unable or admits inability to pay its debts as they fall due;
(2)	is deemed to, or is declared to, be unable to pay its debts under applicable law;
(3)	suspends or threatens to suspend making payments on any of its debts; or
(4)	other than the Charter Guarantor, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(B)	the Charter Guarantor, any of it Subsidiaries or any of their respective directors or authorised representatives by reason of actual or anticipated financial difficulties take any steps (whether by submitting or presenting a document setting out a proposal or proposed terms or otherwise) with more than 35% (by value) of creditors of the Group (taken as a whole) with a view to obtaining any form of moratorium, suspension or deferral of payments or reorganisation of debt (or certain debt), provided that this Clause 49(a)(vi)(B) shall not apply where the relevant steps are being taken solely with the Owners or any of the Owners' Subsidiaries;
(C)	the value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities); or
(D)	a moratorium is declared in respect of any indebtedness of an Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Termination Event caused by that moratorium;
(vii)	any corporate action, legal proceedings or other procedure or step is taken in relation to:
(A)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor;
(B)	a composition, compromise, assignment or arrangement with any creditor of an Obligor;
(C)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, trustee or other similar officer in respect of an Obligor or any of its assets; or
(D)	enforcement of any Security Interest over any assets of an Obligor,

or any analogous procedure or step is taken in any jurisdiction. This Clause 49(a)(vii) shall not apply to (i) any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within twenty one (21) days of commencement or (ii) any arrest or detention of the Vessel from which the Vessel is released within twenty one (21) days from the date of that arrest or detention;

(viii)	any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of an Obligor and is not discharged within twenty one (21) days.

(ix)	any Obligor ceases or threatens to cease, to carry on all or, any material part of such Obligor's business;
(x)	any of the following:
(A)	it is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents or any Security Interest under a Security Document ceases to be effective;
(B)	any obligation or obligations of any Obligor under any Transaction Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Owners under the Transaction Documents; or
(C)	any Transaction Document ceases to be in full force and effect or any Security Interest under a Security Document ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Owners) to be ineffective, and no agreement is reached between the Owners and the Charterers to agree an alternative arrangement within thirty (30) days from the date of occurrence of any of the events stated above;

(xi)	the authority or ability of an Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to an Obligor or any of its assets provided that rescission or repudiation of a Sub-Charter by a Sub-Charterer with the prior written consent of the Owners, would not constitute a Termination Event;
(xii)	an Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document (in relation to a Sub-Charter, without the Owner's prior written consent) or any of the Security Interests under a Security Document or evinces an intention to rescind or repudiate a Transaction Document or any of the Security Interests under a Security Document;
(xiii)	any of the conditions in Clause 36(b) is not satisfied within the specified time;
(xiv)	any authorisation, approval, consent, licence, exemption, filing or registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Agreement Term becomes, necessary to enable any

Obligor to comply with any of its obligations or undertakings contained in a Transaction Document to which it is a party is not obtained or is modified, revoked, suspended, withdrawn or withheld or does not remain in full force and effect and in any such case the same is not remedied within such reasonable time and by such measures as the Owners may approve;

(xv)	the Charter Guarantor gives notice to the Owners to determine any obligations under the Charter Guarantee;
(xvi)	any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body, arbitral tribunal or agency are started or threatened, or any judgment or order of a court, arbitral body, arbitral tribunal, agency or other tribunal or any order or sanction of any governmental or other regulatory body is made, in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against an Obligor or its assets which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect;
(xvii)	for any reason whatsoever, the Vessel ceases to:
(A)	comply with the ISM Code or the ISPS Code; or
(B)	be managed by the Approved Manager in accordance with the Management Agreement or otherwise on terms in all respects approved by the Owners,

in each case, which is not remedied within three (3) Business Days after the earlier of written notice from the Owners requesting action to remedy the same or the Charterers becoming aware of the same;

(xviii)	any event or circumstance occurs which the Owners reasonably believe has or is reasonably likely to have a Material Adverse Effect;
(xix)
(A)	any of the Obligors or any Affiliate of any of them or any of their respective directors, officers or employees becomes a Restricted Party or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Restricted Party or any of such persons becomes the owner or controller of a Restricted Party;
(B)	any proceeds of the Purchase Price are made available, directly or indirectly, to or for the benefit of a Restricted Party or otherwise is, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions; or
(C)	any of the Obligors or any Affiliate of any of them or any of their respective directors, officers or employees is not in compliance with all Sanctions; or

(D)	the Vessel is employed, operated or managed in any manner which (i) requires it to call at any port in North Korea, Iran or Syria, or any area or country where trading the Vessel to such port or area or country would constitute or reasonably be expected to constitute a breach of any Sanctions, (ii) is contrary to any Sanctions and in particular, the Vessel is used by or to benefit any party which is a target of Sanctions and/or is a Restricted Party, (iii) would result or reasonably be expected to result in any Obligors, Sub-Charterer, Sub-Charter Guarantor or the Owners becoming a Restricted Party, or (iv) would trigger the operation of any Sanctions limitation or exclusion clause in any insurance documentation; or
(xx)	at such time when there is a change in the legal or beneficial ownership, shareholding or management control of the Charterers (including any material change in the composition of the board of directors of the Charterers) from that advised to the Owners by the Charterers at the date of this Charter (and, in particular, reflected in the officer's certificate of the Charterers provided to the Owners pursuant to the MOA or this Charter);
(xxi)	the Initial Sub-Charter is cancelled, repudiated, rescinded, terminated, expires or otherwise ceases to be in full force and effect prior to the third (3rd) anniversary of the Actual Delivery Date, provided that it shall not constitute a Termination Event under this clause if the Charterers, within forty five (45) days after the date that the Initial Sub-Charter is cancelled, repudiated, rescinded, terminated, expires or otherwise ceases to be in full force and effect, deliver the vessel into (and not just fix) a substitute Sub-Charter for the Vessel, with material terms and conditions satisfactory to the Owners and for the purposes of this clause any of the following requirements shall be deemed to be material:
(A)	such Sub-Charter shall be entered into with an Approved Sub-Charterer and shall not be on a bareboat charter basis unless approved by the Owners (acting reasonably);
(B)	the rate of daily charter hire under such Sub-Charter shall be no less than thirty six thousand five hundred Dollars (US$36,500);
(C)	the fixed charter period of such Sub-Charter (without optional extensions) shall end on a date on or after the Initial Sub-Charter Fixed Term,

in addition, (i) the Charterers shall provide the Owners with such executed sub-charter agreement and issued "on-hire" certificate evidencing the delivery of the Vessel into such Sub-Charter; and (ii) the Charterers shall assign the rights of any such Sub-Charter to the Owners on terms and conditions satisfactory to the Owners;

(xxii)	any "Termination Event" (as such term is defined under any Collateral Charter) occurs under any Collateral Charter; or
(xxiii)	a "Termination Event" (as such term is defined under the Anthea Y Charter) in accordance with Clause 49(a)(i) of the Anthea Y Charter has occurred and is continuing; or
(xxiv)	the Charterers (as sellers) fail to perform or comply with its undertaking provided to the Owners (as buyers) in accordance with Clause 19(b) of the MOA.
(b)	A Termination Event shall constitute (as the case may be) either a repudiatory breach of, or breach of condition by the Charterers under, this Charter or an agreed terminating event the occurrence of which will (in any such case) entitle the Owners to exercise all or any of the remedies set out below in this Clause 49.
(c)	At any time after a Termination Event shall have occurred and be continuing following the lapse of any applicable grace period as specified in paragraph (a) above, the Owners may:
(i)	at their option and by delivering to the Charterers a Termination Notice, terminate this Charter with immediate effect or on the date specified in such Termination Notice, and withdraw the Vessel from the service of the Charterers without noting any protest and without interference by any court or any other formality whatsoever, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, and the Charterers shall redeliver the Vessel to the Owners in accordance with Clauses 42 (Redelivery) and 43 (Redelivery conditions);
(ii)	enforce any Security Interest created pursuant to the relevant Transaction Documents; and
(iii)	forfeit the refund of the Cash Collateral (which the Charterers irrevocably agree the Owners are entitled to do at any time after a Termination Event has occurred and is continuing) and apply the Cash Collateral against any amount of the Termination Sum payable and owing by the Charterers.
(d)	On the date falling no later than fifteen (15) days after the Termination Payment Date in respect of any termination of the chartering of the Vessel under this Charter in accordance with paragraph (c) above, the Charterers shall pay to the Owners an amount equal to the Termination Sum. For the avoidance of doubt, interest shall continue to accrue on the Termination Sum pursuant to paragraph (i) of Clause 40 (Hire) from the Termination Payment Date to the date of actual payment.
(e)	Following any termination to which this Clause 49 applies, all sums payable in accordance with paragraph (d) above shall be paid to such account or accounts as the Owners may direct and shall be applied by the Owners in the following order:

(i)	firstly, against the Termination Sum; and
(ii)	secondly, in accordance with Clause 4.2.1(d) to (e) of the Security Trust Deed.
(f)	If the chartering of the Vessel or, as the case may be, the obligation of the Owners to deliver and charter the Vessel to the Charterers is terminated in accordance with the terms of this Charter, the obligation of the Charterers to pay Hire shall cease once the Charterers have made the payment pursuant to paragraph (d) above or Clause 40(k) (Hire) to the satisfaction of the Owners, whereupon the Owners shall arrange for title of the Vessel to be transferred to the Charterers in accordance with paragraphs (e) to (h) of Clause 52 (Purchase Option, Call Option, Early Termination Event and Transfer of Title).
(g)	Without prejudice to the forgoing or to any other rights of the Owners under this Charter, at any time after a Termination Notice is served under Clause 49(c) (Termination Events), the Owners may, acting in their sole discretion without prejudice to the Charterers' obligations under Clause 43 (Redelivery conditions), retake possession of the Vessel and, the Charterers agree that the Owners, for such purpose, may put into force and exercise all their rights and entitlements at law and may enter upon any premises belonging to or in the occupation or under the control of the Charterers where the Vessel may be located as well as giving instructions to the Charterers' servants or agents for this purpose, provided that the Owners shall not be entitled to exercise their rights under this Clause if the Charterers have made the payment pursuant to Clause 49(d) (Termination Events) to the satisfaction of the Owners and the Owners have transferred title to the Vessel to the Charterers (or its nominee) in accordance with Clauses 52(e) (Purchase Obligation, Call Option, Early Termination Event and Transfer of title).
(h)	Following any termination to which this Clause 49 applies, if the Charterers have not paid to the Owners the Termination Sum on the date falling no later than fifteen (15) days after the applicable Termination Payment Date (and consequently the Owners have not transferred title to the Vessel to the Charterers (or its nominee) in accordance with Clause 52(e) (Purchase Obligation, Early Termination Event and Transfer of title), the Owners shall be entitled (but not obliged) to sell the Vessel and apply the proceeds of a sale of the Vessel received or receivable, net of any fees, commissions, documented costs, disbursements or other expenses incurred by the Owners as a result of the Owners arranging the proposed sale (the "Net Proceeds"), against the Termination Sum and:
(i)	if the Net Proceeds do not exceed the Termination Sum, claim from the Charterers for any shortfall together with interest accrued thereon pursuant to paragraph (i) of Clause 40 (Hire) from the due date for payment thereof to the date of actual payment; or
(ii)	if the Net Proceeds exceed the Termination Sum, any surplus shall be applied in the order set out in clause 4.2.1(d) to (e) of the Security Trust Deed,

provided that in the event:

(A)	the Owners have not yet entered into any agreement for the sale, charter or employment of the Vessel;
(B)	the Charterers furnish the Owners with an Offer no later than the date falling thirty (30) days after the Termination Payment Date (or such later date as may be agreed by the Owners, the "Latest MOA Date"); and
(C)	the potential buyer which has made the Offer (the "Potential Buyer") is acceptable to the Owners (acting reasonably, such acceptance not to be unreasonably withheld or delayed),

the Owners shall, subject to the entry into of a memorandum of agreement for the Vessel between the Potential Buyer and the Owners which shall be on terms acceptable to the Owners (the "Potential Buyer MOA") by the Latest MOA Date, sell the Vessel to the Potential Buyer in accordance with the terms of the Potential Buyer MOA. For the avoidance of doubt, the Owners may at its sole discretion (acting reasonably) proceed to complete any sale, charter or employment of the Vessel arranged by the Owners notwithstanding the Offer furnished by the Charterers. The proceeds of such sale shall, for the avoidance of any doubt, be applied in accordance with this Clause 49(h)(i) and (ii) as above.

For the purposes of this Clause 49(h):

"Offer" means a firm offer for the purchase of the Vessel:

(i)	for a purchase price in cash (payable on delivery and acceptance of the Vessel) not less than the Relevant Amount; and
(ii)	on customary terms for sale and purchase of commercial vessels of similar type.

"Relevant Amount" means the aggregate of the Termination Sum to be determined by the Owners payable on the delivery date of the Vessel under any Potential Buyer MOA and to the extent not already included within such Termination Sum, any actual or estimated costs associated with the entry into the Potential Buyer MOA by the Potential Buyer and the conclusion of the transaction and the delivery of the Vessel thereunder, including any brokers' fees or commission.

(i)	For the avoidance of doubt, the Charterers' obligation to pay the Termination Sum (and any of their other obligations under the Transaction Documents) shall not be affected irrespective of the Owners' ability to complete the sale of the Vessel referred to in Clause 49(h) above.
(j)	Save as otherwise expressly provided in this Charter, the Charterers shall not have the right to terminate this Charter any time prior to the expiration of the Agreement Term. The rights conferred upon the Owners by the provisions of this Clause 49 are cumulative and in addition to any rights which they may otherwise have in law or in equity or by virtue of the provisions of this Charter.

50	Sub-chartering and assignment
(a)	The Charterers shall not without the prior written consent of the Owners (such consent not to be unreasonably withheld):
(i)	let the Vessel on demise charter for any period;
(ii)	enter into any time or consecutive voyage charter in respect of the Vessel which exceeds 12 months in duration (with or without optional extensions);
(iii)	except as may be permitted under any Sub-Charter, de-activate or lay up the Vessel; or
(iv)	assign their rights under this Charter.
(b)	The Charterers acknowledge that any sub-chartering permitted in accordance with Clause 50(a) above shall additionally be subject (amongst other things) to the following conditions:
(i)	the Owners being satisfied that the Charterers shall retain operational control of the Vessel (either directly or through any Approved Managers); and
(ii)	all charterhire and any other sums to be received by the Charterers in connection with the Sub-Charter or any such sub-chartering shall be paid into the Operating Account.
(c)	Without prejudice to anything contained in this Clause 50, the Charterers shall only enter into any sub-charter for the Vessel which is for a purpose for which the Vessel is suited and with a sub-charterer who is not a Restricted Party and in each case, the Charterers shall assign to the Owners all their earnings arising out of and in connection with such sub-charter and all their rights and interest of any such sub-charter upon such terms and conditions as the Owners may require and the Charterers shall serve a notice on any sub-charterer and shall use reasonable endeavours to obtain a written acknowledgement of such earnings assignment from such sub-charterer in such form as is required by the Owners or any Finance Party (as the case may be).
(d)	The Charterers shall, without prejudice to the Owners' rights under any Transaction Document, procure that all Earnings (including any Earnings pursuant to the Sub-Charters) are remitted to the Operating Account.
(e)	Without prejudice to anything contained in this Clause 50, the Vessel shall not be employed, operated or managed in any manner which:
(i)	is contrary to any Sanctions and in particular, the Vessel shall not be used by or to benefit any party which is a target of Sanctions and/or is a Restricted Party or reach any port in North Korea, Iran, Syria or any area or country where trading the Vessel to such area or country would constitute or reasonably be expected to constitute a breach of any Sanctions or published boycotts imposed by any of the United Nations, the European Union, the United States of America, the United Kingdom or the People's Republic of China;

(ii)	would result or reasonably be expected to result in any Obligor, any Sub-Charter or the Owners becoming a Restricted Party; or
(iii)	would trigger the operation of any Sanctions limitation or exclusion clause in any insurance documentation.
51	Name of Vessel

Provided that the Charterers have obtained the prior written consent of the Owners (such consent not to be unreasonably withheld) but always subject to the provisions of any Sub-Charter:

(i)	the name of the Vessel may be chosen by the Charterers provided that the name chosen must be commercially sensible (not to be politically or commercially inappropriate); and
(ii)	the Vessel may be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.
52	Purchase Option, Call Option, Early Termination Event and Transfer of Title

Purchase Option

(a)	Subject to:
(i)	no Total Loss under Clause 53 (Total loss) having occurred;
(ii)	no Termination Event under Clause 49 (Termination Events) having occurred and being continuing; and
(iii)	the Charterers' delivery of the Purchase Option Notice to the Owners at least sixty (60) days prior to the proposed Purchase Option Date,

the Charterers may purchase the Vessel on any Purchase Option Date for the Purchase Option Price.

Call Option

(b)	Subject to:
(i)	no Total Loss under Clause 53 (Total loss) having occurred;
(ii)	no Termination Event under Clause 49 (Termination Events) having occurred and being continuing; and
(iii)	the Charterers' delivery of the Call Option Notice to the Owners prior to the Call Option Expiry Date,

the Charterers may exercise the Call Option to purchase the Vessel on the Expiry Date for the Call Option Price.

(c)
(i)	If:
(A)	neither the Purchase Option nor the Call Option has been exercised by the Call Option Expiry Date; or
(B)	the Call Option has been exercised but the Call Option Price has not been paid in accordance with the terms of this Charter,

the Charterers shall, no later than the Expiry Date, pay to the Owners the Option Premium in full.

(ii)	In the event that Clause 52(c) is applicable and the Option Premium is not paid by the Expiry Date, the Owners shall be entitled (but not obliged) at the Charterers' cost to:
(A)	withdraw the Vessel from the service of the Charterers without noting any protest and without interference by any court or any other formality whatsoever, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, and the Charterers shall redeliver the Vessel to the Owners in accordance with Clauses 42 (Redelivery) and 43 (Redelivery conditions); and
(B)	remarket the Vessel for sale or deliver the Vessel into any sub-charter and any proceeds from such sale or earnings from any sub-charterer shall not be used to apply against the Option Premium due and payable.

Early Termination Event

(d)	If, at any time during the Agreement Term, any of the following events occur:
(A)	a Charter Guarantor Change of Control Event occurs (save for a Delisting Event prior to which the Charterers have provided additional security as may be required by the Owners and which is in form and substance acceptable to the Owners);
(B)
(1)	the Initial Sub-Charterer, any Sub-Charterer or Sub-Charter Guarantor or any of their respective directors, officers or employees becomes a Restricted Party or becomes owned or controlled by or acts directly or indirectly on behalf of, a Restricted Party or any of such persons becomes the owner or controller of a Restricted Party; or
(2)	the Initial Sub-Charterer, any Sub-Charterer or Sub-Charter Guarantor or any of their respective directors,

officers or employees is not in compliance with all Sanctions,

unless within sixty (60) days of the occurrence of any event set out in Clause 52(d)(B)(1) and 52(d)(B)(2) (each, a "Sub-Charter Event") (or such shorter period as permitted by any applicable authority), the relevant Sub-Charter and any Sub-Charter Guarantee relative to the applicable Sub-Charter Event are terminated and the Charterers enter into a replacement Sub-Charter (and if applicable any replacement Sub-Charter Guarantee) in form and substance and with counterparties acceptable to the Owners (acting reasonably);

then:

(i)	the Charterers shall immediately notify the Owners;
(ii)	subject to no Total Loss under Clause 53 (Total loss) having occurred and no Termination Event under Clause 49 (Termination Events) having occurred and being continuing, and regardless of whether the notice referred to in Clause 52(d)(i) above has been received by the Charterers, the Owners may (but shall not be obliged to) provide the Charterers with its intention to terminate the Charter and require the transfer of title to the Vessel from the Owners to the Charterers in exchange for payment by the Charterers to the Owners of the Termination Sum on such date specified by the Owners; and
(iii)	the Charterers shall pay to the Owners the Termination Sum on the Termination Payment Date as specified by the Owners pursuant to Clause 52(d)(ii).

For the avoidance of doubt, Hire shall in any event continue to be payable for the full period and this Charter shall otherwise continue to be in full force and effect until the Termination Sum has been received in full by the Owners.

Transfer of Title

(e)	Upon (1) in respect of a Purchase Option, the Call Option or an Early Termination Event, the full payment of the Purchase Option Price, the Call Option Price or the Termination Sum (as the case may be), (2) the full payment of the Termination Sum in accordance with Clause 40(k) (Hire), or (3) the full payment of the Termination Sum in accordance with Clause 49(d) (Termination Events) and any other sums payable by the Charterers to the Owners under this Charter and in each case, without any double counting, subject to compliance with the other conditions set out in this Clause 52, the Owners shall:
(i)	transfer title to and ownership of the Vessel to the Charterers (or their nominee) by delivering to the Charterers (in each case at the Charterers' costs):

(A)	a duly executed and notarised, legalised and/or apostilled (as applicable) bill of sale in such form as is required by an Approved Flag or such other flag the Charterers select; and
(B)	the Title Transfer PDA; and
(C)	any additional document as may be required by the Vessel's flag to register title in the ownership of the Charterers, provided that any requirements for any additional documents are being notified to the Owners reasonably in advance to allow the Owners sufficient time to review, sign, notarise and/or legalise (where required) and deliver such additional documents;
(ii)	procure the deletion of any mortgage or prior Security Interest in relation to the Vessel (including the Security Interest in relation to the Share Pledge and Account Pledge) at the Charterers' costs, provided always that prior to such transfer or deletion (as the case may be), the Owners shall have received the letter of indemnity as referred to in paragraph (h) below from the Charterers, and the Charterers shall have performed all their obligations in connection herewith and with the Vessel, including without limitation the full payment of all Unpaid Sums and any sums pursuant to Clause 58 (Further Indemnities).

(f)	The transfer in accordance with paragraph (e) above shall be made in all respects at the Charterers' expense on an "as is, where is" basis and the Owners shall give the Charterers (or their nominee) no representations, warranties, agreements or guarantees whatsoever concerning or in connection with the Vessel, the Insurances, the Vessel's condition, state or class or anything related to the Vessel, expressed or implied, statutory or otherwise.
(g)	The Owners shall have no responsibility for the registrability of a bill of sale referred to in paragraph (e) above executed by the Owners, as far as such bill of sale is prescribed in forms generally acceptable to the Vessel's registry at the date of execution of such bill of sale.
(h)	The Charterers shall, immediately prior to the receipt of the bill of sale referred to in paragraph (e) above), furnish the Owners with a letter of indemnity (in a form satisfactory to the Owners) whereby the Charterers shall state that, among other things, the Owners have and will have no interest, concern or connection with the Vessel after the date of such letter and that the Charterers shall indemnify the Owners and keep the Owners indemnified forever against any claims made by any person arising in connection with the Vessel prior to the date the title of the Vessel is transferred to the Charterers.
(i)	If the chartering of the Vessel is terminated in accordance with this Clause 52, the obligation of the Charterers to pay the Hire shall cease only once the Charterers have paid the relevant Purchase Option Price, Call Option Price, or the Termination Sum (as applicable) and any other sums payable by the

Charterers to the Owners as required hereunder to the satisfaction of the Owners.

53	Total Loss
(a)	If circumstances exist giving rise to a Total Loss, the Charterers shall promptly notify the Owners of the facts of such Total Loss. If the Charterers wish to proceed on the basis of a Total Loss and advise the Owners thereof, the Owners shall agree to the Vessel being treated as a Total Loss for all purposes of this Charter. The Owners shall thereupon abandon the Vessel to the Charterers and/or execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a Total Loss. Without prejudice to the obligations of the Charterers to pay to the Owners all monies then due or thereafter to become due under this Charter including but not limited to the Charterers' obligation to pay the Termination Sum on the Settlement Date in accordance with Clause 53(b) and 53(c) below, if the Vessel shall become a Total Loss during the Charter Period, the Charter Period shall end on the Settlement Date.
(b)	If the Vessel becomes a Total Loss during the Charter Period, the Charterers shall, on the Settlement Date, pay to the Owners the amount calculated in accordance with paragraph (c) below.
(c)	On the Settlement Date, the Charterers shall pay to the Owners an amount equal to the Termination Sum as at the Settlement Date. The foregoing obligations of the Charterers under this paragraph (c) shall apply regardless of whether or not any moneys are payable under any Insurances in respect of the Vessel, regardless of the amount payable thereunder, regardless of the cause of the Total Loss and regardless of whether or not any of the said compensation shall become payable.
(d)	All Total Loss Proceeds shall be paid to such account or accounts as the Owners may direct and shall be applied towards satisfaction of the Termination Sum and any other sums due and payable under the Transaction Documents. To the extent that there is any surplus after such application, any such surplus shall be applied in the order set out in Clause 4.2.1(d) to (e) of the Security Trust Deed.
(e)	The Charterers shall, at the Owners' request, provide satisfactory evidence, in the reasonable opinion of the Owners, as to the date on which the constructive total loss of the Vessel occurred pursuant to the definition of Total Loss.
(f)	The Charterers shall continue to pay Hire on the days and in the amounts required under this Charter notwithstanding that the Vessel shall become a Total Loss provided always that no further instalments of Hire shall become due and payable after the Charterers have made the payment pursuant to paragraph (c) above.

54	Appointment of Approved Manager
(a)	The Charterers covenant not to appoint anyone other than the Approved Manager as managers or sub-managers of the Vessel without the prior written consent of the Owners (such consent not to be unreasonably withheld).
(b)	Without prejudice to the foregoing, the Owners shall be entitled, but without obligation, to replace the Approved Managers with such other ship management company at the Charterers' costs upon the occurrence of a Termination Event which is continuing.
55	Fees and expenses
(a)	The Charterers shall, on or prior to the Actual Delivery Date, pay to the Owners the Arrangement Fee. The Parties agree that the Arrangement Fee may be paid by way of deduction of the same from the Purchase Price payable by the Owners (as buyers) to the Charterers (as sellers) under the MOA. The Arrangement Fee shall not be refundable in any circumstance whatsoever.
(b)	In addition to the Arrangement Fee, the Charterers shall bear all documented costs, fees (including documented legal fees) and disbursements reasonably incurred by the Owners and the Charterers in connection with:
(i)	the negotiation, preparation, finalisation and execution of this Charter and the other Transaction Documents;
(ii)	the delivery or redelivery of the Vessel under the MOA and this Charter;
(iii)	all Registration Costs;
(iv)	preparation or procurement of any survey, inspection, Valuation Report (subject to paragraph (dd) of Clause 48 (Charterers' undertakings)), tax or insurance advice; and
(v)	such other activities relevant to the transaction contemplated herein.
56	Stamp duties and taxes
(a)	The Charterers shall pay promptly but in any event within ten (10) Business Days (or other period as may be agreed by both parties) of demand by the Owners:
(i)	an amount equal to the loss, liability or documented cost which the Owners determine will be or has been (directly or indirectly) suffered for or on account of Tax by the Owners in respect of a Transaction Document, together with any interest, penalties, costs and expenses payable or incurred; and
(ii)	all stamp, documentary or other like duties and taxes to which this Charter and the other Transaction Documents may be subject or give rise, whether before or after the delivery of the Vessel by the Charterers to the Owners pursuant to the MOA as well as any duties imposed in any relevant jurisdiction upon running stores, provisions and supplies furnished by the Owners from abroad to be stocked on board the Vessel and also from the payment of export duties, if any, to be imposed upon the Vessel as a whole or upon any of its parts or equipment, and shall indemnify the Owners on demand against any and all liabilities with respect to or resulting from any delay on the part of the Charterers to pay such duties or taxes.

(b)	All amounts set out or expressed in a Transaction Document to be payable to the Owners which constitute the consideration for any supply for Indirect Tax purposes shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Owners to the Charterers in connection with a Transaction Document, the Charterers shall pay to the Owners an amount equal to the amount of the Indirect Tax (in addition to and at the same time as paying any other consideration for such supply).
(c)	Where a Transaction Document requires Charterers to reimburse or indemnify the Owners for any documented costs or expenses, the Charterers shall also at the same time reimburse or indemnify (as the case may be) the Owners against all Indirect Tax incurred by the Owners in respect of the documented costs or expenses save to the extent the Owners reasonably determines that they are entitled to credit or repayment in respect of the Indirect Tax from the relevant tax authority.
(d)	For the avoidance of doubt, the Charterers shall and shall procure that the Charter Guarantor shall, indemnify, protect, defend and hold harmless any Tax incurred by the Owners relating to, resulting from or arising out of or in connection with, directly or indirectly from the acts listed in Clause 58(a)(ii)(A)(Further Indemnities).
57	Operational notifiable events

The Charterers shall immediately notify the Owners of the occurrence of any of the following events:

(a)	any requirement or recommendation imposed by the Classification Society or any competent authority which is not promptly complied with within any applicable grace period agreed by the Classification Society or such competent authority (as the case may be);
(b)	whenever the Vessel is:
(i)	arrested or detained, for a period of at least one (1) day; or
(ii)	confiscated, seized, requisitioned, impounded or forfeited,

by any government or other competent authorities or any other persons and the release of the Vessel following such arrest, confiscation, seizure, requisition, impoundment, forfeiture or detention;

(c)	in the event of a fire requiring the use of fixed fire systems or collision / grounding and the costs of such damage will or is reasonably likely to exceed the Threshold Amount;

(d)	(by email) whenever the Vessel is planned for dry-docking, whether in accordance with Clause 10(g) (Part II) or any Sub-Charter and whether routine or emergency;
(e)	the Vessel is taken under tow, save for any routine towage (including when leaving or entering a port);
(f)	whenever a Classification Society or flag authority refuses to issue or withdraw trading certification, and any actual or threatened withdrawal, suspension, cancellation or modification of:
(i)	the Safety Management Certificate (as such term is defined pursuant to the ISM Code);
(ii)	the Approved Technical Manager's current Document of Compliance (as such term is defined pursuant to the ISM Code);
(iii)	the ISSC of the Vessel; or
(iv)	the IAPPC of the Vessel;
(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Charterers, the ISM Company, an Approved Manager or otherwise in connection with the Vessel, save that in respect of the Sub-Charterers, unless such breach does not affect the operation of the Vessel in all respects;
(h)	any exercise of any lien on the Vessel or her Earnings; or
(i)	any incident of, repair of, damage to or alteration of the Vessel the costs of which exceeds or may reasonably likely to exceed the Threshold Amount.
58	Further indemnities
(a)	Whether or not any of the transactions contemplated hereby are consummated, the Charterers shall and shall procure that the Charter Guarantor shall, in addition to the provisions under Clause 17 (Indemnity) (Part II) of this Charter, indemnify, protect, defend and hold harmless the Owners, any Collateral Owners, the Security Trustee, their respective Affiliates and the Finance Parties and their respective officers, directors, agents and employees (collectively, the "Indemnitees") throughout the Agreement Term from, against and in respect of, any and all liabilities, obligations, losses, damages, penalties, fines, documented fees, claims, tax, actions, proceedings, judgement, order or other sanction, lien, salvage, general average, suits, documented costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature (collectively, the "Expenses"), imposed on, suffered or incurred by any Indemnitee, in any way relating to, resulting from or arising out of or in connection with, in each case, directly or indirectly, any one or more of the following:
(i)	this Charter, the Initial MOA (and any document delivered thereunder) and any other Transaction Documents and any amendment, supplement or modification thereof or thereto requested by the Charterers;

(ii)	the Vessel or any part thereof, including with respect to:
(A)	the ownership of, manufacture, design, possession, use or non-use, operation, maintenance, sub-chartering, testing, repair, overhaul, condition, alteration, modification, addition, improvement, storage, seaworthiness, replacement, repair of the Vessel or any part (including, in each case, latent or other defects, whether or not discoverable and any claim for patent, trademark, or copyright infringement and all liabilities, obligations, losses, damages and claims in any way relating to or arising out of spillage of cargo or fuel, out of injury to persons, properties or the environment or strict liability in tort);
(B)	any claim or penalty arising out of Sanctions or violations of applicable law by any of the Obligors or Sub-Charterers;
(C)	death or property damage of shippers or others;
(D)	any liens in respect of the Vessel or any part thereof;
(E)	any registration and/or tonnage fees (whether periodic or not) in respect of the Vessel payable to any registry of ships and any service fees payable to any service provider in relation to maintaining such registration at any registry of ships; or
(F)	any Environmental Claim which may arise in connection with the Vessel,

unless directly and solely caused by the gross negligence or wilful misconduct of an Indemnitee provided that at that time no Potential Termination Event or Termination Event has occurred and there is no breach or contributory negligence of an Obligor;

(iii)	any breach of or failure to perform or observe, or any other non-compliance with, any covenant or agreement or other obligation to be performed by the Obligors under any Transaction Document to which it is a party or the falsity of any representation or warranty of the Obligors in any Transaction Document to which it is a party or the occurrence of any Potential Termination Event or Termination Event;
(iv)	in preventing or attempting to prevent the arrest, confiscation, seizure, taking and execution, requisition, impounding, forfeiture or detention of the Vessel, or in securing or attempting to secure the release of the Vessel in connection with the exercise of the rights of a holder of a lien created by any of the Obligors;
(v)	incurred or suffered by the Owners in:

(A)	procuring the delivery of the Vessel to the Charterers under Clause 35 (Delivery), including the determining of Market Value prior to the delivery of the Vessel under the MOA;
(B)	recovering possession of the Vessel following termination of this Charter under Clause 49 (Termination Events) or earlier termination of this Charter and arranging for transfer of title of the Vessel under this Charter;
(C)	in connection with any Sub-Charter Termination Event; or
(D)	effecting the transfer of title from the Owners to the Charterers under any provision of this Charter;
(vi)	arising from the Master or officers of the Vessel or the Charterers' or their respective agents signing bills of lading or other documents;
(vii)	in connection with:
(A)	the arrest, seizure, taking into custody or other detention by any court or other tribunal or by any governmental entity; or
(B)	subjection to distress by reason of any process, claim, exercise of any rights conferred by a lien or by any other action whatsoever, of the Vessel which are expended, suffered or incurred as a result of or in connection with any claim or against, or liability of, the Charterers or any other member of the Charterers' group or any Approved Managers, together with any documented costs and expenses or other outgoings which may be paid or incurred by the Owners in releasing the Vessel from any such arrest, seizure, custody, detention or distress.
(b)	The Charterers shall and shall procure that the Charter Guarantor shall pay to the Owners promptly on the Owners' written demand within ten (10) Business Days the amount of all documented costs and expenses (including legal fees) incurred by the Owners in connection with the enforcement of, or the preservation of any rights under, any Transaction Document including (without limitation) (i) any documented losses, costs and expenses which the Owners may from time to time sustain, incur or become liable for by reason of the Owners being deemed by any court or authority to be an operator, or in any way concerned in the operation, of the Vessel and (ii) collecting and recovering the proceeds of any claim under any of the Insurances.
59	Further assurances and undertakings

Each party shall make all applications and execute all other documents and do all other acts and things as may be necessary to implement and to carry out their obligations under, and the intent of, this Charter.

60	Cumulative rights

The rights, powers and remedies provided in this Charter are cumulative and not exclusive of any rights, powers or remedies at law or in equity unless specifically otherwise stated.

61	No waiver

No delay, failure or forbearance by a party to exercise (in whole or in part) any right, power or remedy under, or in connection with, this Charter will operate as a waiver. No waiver of any breach of any provision of this Charter will be effective unless that waiver is in writing and signed by the party against whom that waiver is claimed. No waiver of any breach will be, or be deemed to be, a waiver of any other or subsequent breach.

62	Entire Agreement
(a)	This Charter may not be amended, altered or modified except by a written instrument executed by each of the Parties.
(b)	This Charter contains all the understandings and agreements of whatsoever kind and nature existing between the parties in respect of this Charter, the rights, interests, undertakings agreements and obligations of the parties to this Charter and shall supersede all previous and contemporaneous negotiations and agreements but shall be read in conjunction with the MOA.
63	Invalidity

If any term or provision of this Charter or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the remainder of this Charter or application of such term or provision to persons or circumstances (other than those as to which it is already invalid or unenforceable) shall (to the extent that such invalidity or unenforceability does not materially affect the operation of this Charter) not be affected thereby and each term and provision of this Charter shall be valid and be enforceable to the fullest extent permitted by law.

64	English language

All notices, communications and financial statements and reports under or in connection with this Charter and the other Transaction Documents shall be in English language or, if in any other language, shall be accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

65	No partnership

Nothing in this Charter creates, constitutes or evidences any partnership, joint venture, agency, trust or employer/employee relationship between the parties, and neither party may make, or allow to be made any representation that any such relationship exists between the parties. Neither party shall have the authority to act for, or incur any obligation on behalf of, the other party, except as expressly provided in this Charter.

66	Notices
(a)	Any notices to be given to the Owners under this Charter shall be sent in writing by registered letter, facsimile or email and addressed to:

Sea 254 Leasing Co. Limited

c/o CMB Financial Leasing Co., Ltd.

Address:	21F, China Merchants Bank Building, No. 1088, Lujiazui Ring Road, Shanghai, China 200120

Email: xiao_yue@cmbchina.com / zyzlsceb@cmbchina.com

Tel No.: +86 21 6106 1534

Attention: Yue XIAO (Nicholas), Shipping Leasing Department

or to such other address, facsimile number or email address as the Owners may notify to the Charterers in accordance with this Clause 66.

(b)	Any notices to be given to the Charterers under this Charter shall be sent in writing by registered letter, facsimile or email and addressed to:

Global Ship Lease 71 LLC

c/o Technomar Shipping Inc.

Address:	3-5 Menandrou Street, Kifissia, 14561, Athens, Greece
Email:	finance@technomar.gr with copy to (i) legalconfidential@technomar.gr and (ii) tpsaropoulos@technomar.gr

Attention: Legal Department / Mr. Tassos Psaropoulos

or to such other address, facsimile number or email address as the Charterers may notify to the Owners in accordance with this Clause 66.

(c)
(i)	Any such notice shall be deemed to have reached the party to whom it was addressed, when dispatched and acknowledged received (in case of a facsimile or an email) or when delivered (in case of a registered letter). A notice or other such communication received on a non-working day or after business hours in the place of receipt shall be deemed to be served on the next following working day in such place.
(ii)	Any communication or document to be made or delivered by one party to another under or in connection with the Transaction Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two parties:

(A)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(B)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
(iii)	Any such electronic communication or delivery as specified in paragraph (ii) above to be made between an Obligor and the Owners may only be made in that way to the extent that those two parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.
(iv)	Any such electronic communication or delivery as specified in paragraph (ii) above made or delivered by one party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a party to the Owners only if it is addressed in such a manner as the Owners shall specify for this purpose.
(v)	Any electronic communication or document which becomes effective, in accordance with paragraph (iv) above, after 5:00 p.m. in the place in which the party to whom the relevant communication or document is sent or made available has its address for the purpose of this Charter shall be deemed only to become effective on the following day.
(vi)	Any reference in a Transaction Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this paragraph (c).
67	Conflicts

Unless stated otherwise, in the event of there being any conflict between the provisions of Clauses 1 (Definitions) (Part II) to 31 (Notices) (Part II) and the provisions of Clauses 32 (Definitions) to 76 (FATCA), the provisions of Clauses 32 (Definitions) to 76 (FATCA) shall prevail.

68	Survival of Charterers' obligations

The termination of this Charter for any cause whatsoever shall not affect the right of the Owners to recover from the Charterers any money due to the Owners in consequence thereof and all other rights of the Owners (including but not limited to any rights, benefits or indemnities which are provided to continue after the termination of this Charter) are reserved hereunder.

69	Counterparts

This Charter may be executed in any number of counterparts and any single counterpart or set of counterparts signed, in either case, by all the Parties shall be deemed to constitute a full and original agreement for all purposes.

70	Third Parties Act
(a)	The Security Trustee and any person which is an Indemnitee or a Finance Party from time to time and is not a party to this Charter shall be entitled to enforce such terms of this Charter as provided for in this Charter in relation to the obligations of the Charterers to the Security Trustee, such Indemnitee or (as the case may be) Finance Party, subject to the provisions of Clause 71 (Law and dispute resolution) and the Third Parties Act. The Third Parties Act applies to this Charter as set out in this Clause 70.
(b)	Save as provided above, a person who is not a party to this Charter has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Charter.
71	Law and dispute resolution
(a)	This Charter and any non-contractual obligations arising from or in connection with it are in all respects governed by and shall be interpreted in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.
(b)	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.
(c)	The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both the Owners and the Charterers as if the sole arbitrator had been appointed by agreement.
(d)	Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.
(e)	In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA

Small Claims Procedure current at the time when the arbitration proceedings are commenced.

72	Waiver of immunity
(a)	To the extent that the Charterers may in any jurisdiction claim for themselves or their assets or revenues immunity from any proceedings, suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the Charterers or their assets or revenues, the Charterers agree not to claim and irrevocably waive such immunity to the full extent permitted by the laws of such jurisdiction.
(b)	The Charterers consent generally in respect of any proceedings to the giving of any relief and the issue of any process in connection with such proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which is made or given in such proceedings. The Charterers agree that in any proceedings in England this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 and that this waiver is intended to be irrevocable for the purposes of such Act.
73	Set-off

Following the occurrence of a Termination Event which is continuing, the Owners may set off any matured and/or contingent obligation due from the Charterers under the Transaction Documents against any obligation (whether matured or not) owed by the Owners to the Charterers, regardless of the place of payment or currency of either obligation. If the obligations are in different currencies, the Owners may convert either obligation at a market rate of exchange in their usual course of business for the purpose of the set-off.

74	Value Maintenance Covenants
(a)	In this Clause 74:

"Value Maintenance Ratio" means the ratio (expressed as a percentage) of:

(i)	the Market Value of the Vessel; to

(ii)	the aggregate of the Cost Balance then applicable as at the next applicable Hire Payment Date.

"Value Maintenance Threshold" means the ratio (expressed as a percentage) of:

(A)	at any time from the Actual Delivery Date up to and including the third (3rd) anniversary thereof, one hundred and thirty five per cent. (135%); and
(B)	at any time after the third (3rd) anniversary of the Actual Delivery Date, one hundred and thirty per cent. (130%).
(b)

(i)	For the purposes of testing the Value Maintenance Ratio on a Valuation Date, the Market Value shall be determined by the Owners based on the most recent Valuation Report provided to the Owners in accordance with the requirements under this Clause 74 provided that:

(A)	in the absence of a Termination Event which is continuing, the Charterers shall arrange, deliver to the Owners and bear the cost of the issuance of each such Valuation Report once every six (6) months during the Charter Period, and any additional Valuation Report shall be at the Owners' cost; and

(B)	upon the occurrence of a Termination Event that is continuing, the Charterers shall arrange, deliver to the Owners and bear the cost of the issuance of all Valuation Reports as may be required by the Owners (acting in their sole discretion), provided further that if the Charterers fail to deliver any Valuation Report in accordance with the requirements under this Clause 74, the Owners shall be entitled to arrange a Valuation Report at the Charterers' cost.

(ii)	Each Valuation Report to be provided by the Charterers to the Owners for the purpose of sub-paragraph (i) above shall:

(A)	be issued by an Approved Broker on the relevant Valuation Date;

(B)	be made without physical inspection of the Vessel and on a desktop, charter-free basis;

(C)	on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer; and

(D)	upon occurrence of a Termination Event which is continuing, be delivered to the Owners within thirty (30) days from the day requested by the Owners to the Charterers in writing.

(iii)	If an Approved Broker determines that the Market Value shall fall within a range, the valuation as determined by such Approved Broker should be the lower value of such range.

(iv)	Each valuation shall be provided by an Approved Broker in US Dollars.

(v)	The Owners may test the Value Maintenance Ratio on any Valuation Date in accordance with the methodology described in sub-paragraph (b) above.

(vi)	If, after conducting testing the Value Maintenance Ratio on the relevant Valuation Date, the Owners determine that the Value

Maintenance Ratio is less than the Value Maintenance Threshold, then the Charterers shall, within thirty (30) days of the Owners' notice to the Charterers of the same, provide cash collateral in the amount of the shortfall and deposit the same in the Operating Account or any other account nominated by the Owners, for the purpose of and in order to restore the Value Maintenance Ratio to the Value Maintenance Threshold. For the avoidance of doubt, the Minimum Cash Balance shall not at any time be included in the determination of any satisfaction of the Value Maintenance Threshold. The Market Value of the Vessel shall be determined one (1) month following the provision of such cash collateral at the Charterers' cost and, if the Value Maintenance Threshold is evidenced to be met, the Owners shall immediately release such cash collateral to the Charterers and, if the Value Maintenance Threshold is not met as at such time, the Market Value of the Vessel shall be determined each month thereafter at the Charterers' cost.

75	Financial covenants
(a)	The Charterers shall procure that the Charter Guarantor will ensure that at all times during the Agreement Term, maintain the Free Liquidity in an amount of twenty million US Dollars (US$20,000,000).

For the purpose of this Clause 74(a), the following term has the meanings ascribed to them below:

"Free Liquidity" means, on a date of calculation, on a consolidated basis, the aggregate of the unencumbered cash balances held by the Charter Guarantor as evidenced by the Charter Guarantor's latest financial statements delivered pursuant to Clause 48(y).

(b)	Each of the financial covenants as set out in this Clause 75 shall be calculated in accordance with GAAP and tested by reference to each of the financial statements in respect of the Charter Guarantor delivered pursuant to Clause 48(x).
(c)	The Charterers shall supply and shall procure that the Charter Guarantor shall supply to the Owners a Compliance Certificate with each set of financial statements delivered pursuant to paragraph (b) above setting out (in reasonable detail) computations as to compliance with Clause 75 (Financial Covenants) as at the date as at which those financial statements were drawn up.
(d)	Each Compliance Certificate shall be signed by a director or the Chief Financial Officer of the Charter Guarantor.
(e)	If at any time any other Financial Indebtedness of the Charter Guarantor and/or any of its Subsidiaries shall include any financial covenant in respect of the Charter Guarantor (whether set forth as a covenant, undertaking, event of default, restriction or other such provision) (a "Financial Covenant") that would be more beneficial to the Owners than any analogous provision contained in this Charter (an "Additional Financial Covenant"), then such

Additional Financial Covenant shall be deemed automatically incorporated into the terms of this Charter (an "MFN Amendment"). Such MFN Amendment shall be reversed and the financial covenants restored to those that were in effect immediately prior to an MFN Amendment when (i) such other financial indebtedness containing the Additional Financial Covenant is repaid in full other than as a result of or in connection with an actual event of default (howsoever defined); or (ii) the original terms of an Additional Financial Covenant provided that it has ceased to apply. The Charterers shall promptly notify the Owners of any change or event that requires the incorporation or reverse of an MFN Amendment. The Charterers agree that it will, and will procure that the Charter Guarantor will, promptly enter into such necessary documentation as may be required to amend and supplement the Charter Guarantee and this Charter so as to reflect and incorporate such new or amended financial covenants that are more favourable to the Owners in accordance with this clause.

76	FATCA
(a)	Subject to Clause 76(c) below, the Charterers shall (and shall procure that each Obligor will) and the Owners shall, within ten (10) Business Days of a reasonable request by a Party:
(i)	confirm to such Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(ii)	supply to such Party such forms, documentation and other information relating to its status under FATCA as such party reasonably requests for the purposes of its compliance with FATCA; and
(iii)	supply to such Party such forms, documentation and other information relating to its status as such Party request for the purposes of its compliance with any other law, regulation, or exchange of information regime.
(b)	If a Party confirms to the other Party pursuant to Clause 76(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify the other Party promptly.
(c)	Clause 76(a) shall not oblige the Owners to do anything, and Clause 76(a)(iii) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 76(a)(i) or Clause 76(a)(ii) (including, for the avoidance of doubt, where Clause 76(c) applies), then such Party shall be treated for the purposes of the Transaction Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(e)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(f)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Charterer and the Owners and the Owners shall notify the Owners.
77	Day Count Convention

Any interest, commission or fee accruing under a Transaction Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

78	Confidentiality
(a)	The Parties shall maintain the information provided in connection with the Transaction Documents strictly confidential and agree to disclose to no person other than:
(i)	its board of directors, employees (only on a need to know basis), and shareholders, professional advisors (including the legal and accounting advisors and auditors) and rating agencies;
(ii)	as may be required to be disclosed under applicable law or regulations or for the purpose of legal proceedings;
(iii)	in the case of the Owners, (1) to any of its Affiliate (more than one of them, collectively, the “Permitted Parties”), any Finance Party or other actual or potential financier providing funding for the acquisition or refinancing of the Vessel (provided the same have entered into similar confidentiality arrangements), (2) to professional advisers, auditors, insurers or insurance brokers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties and (3) as required by any law or any government, quasi-government, administrative, regulatory or supervisory body or authority, court or tribunal with jurisdiction over any of the Permitted Parties;

(iv)	in the case of the Charterers, to any Sub-Charterers (but subject always to paragraph (b) below) in respect of obtaining any consent required under the terms of any relevant Sub-Charter;
(v)	any Approved Managers, the classification society and flag authorities, in each case as may be necessary in connection with the transactions contemplated hereunder; and
(vi)	any person which is a classification society or other entity which the Owners, any of their Affiliates or a Finance Party has engaged to make the calculations necessary to enable the Owners, any of their Affiliates or a Finance Party to comply with their reporting obligations under the Poseidon Principles (as defined under Clause 48(z)(ii)(B)).
(b)	Any other disclosure by each Party shall be subject to the prior written consent of the other Party, provided that the Charterers may disclose any information provided in connection with the Transaction Documents to their sub-contractors and any Sub-Charterers, in each case subject to the procurement of a confidentiality undertaking (in form and substance satisfactory to the Owners) from such sub-contractor or Sub-Charterers.

Schedule 1
FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE

PROTOCOL OF DELIVERY AND ACCEPTANCE

It is hereby certified that pursuant to a bareboat charter dated 2021 and made between SEA 254 LEASING CO. LIMITED, a company incorporated in Hong Kong with its registered address at 27/F Three Exchange Square 8, Connaught Place, Central, Hong Kong (the "Owner") as owner and GLOBAL SHIP LEASE 71 LLC, a company incorporated in Liberia with its registered address at 80 Broad Street, Monrovia, Liberia (the "Bareboat Charterer") as bareboat charterer (as may be amended and supplemented from time to time, the "Bareboat Charter") in respect of one (1) container ship named m.v. "BARBARA" to be renamed "GSL TINOS") and registered in Liberia under the laws and flag of Liberia with IMO number 9437050 (the "Vessel"), the Vessel is delivered for charter by the Owner to the Bareboat Charterer, and accepted by the Bareboat Charterer from the Owner at hours ( time) on the date hereof in accordance with the terms and conditions of the Bareboat Charter.

This protocol of delivery and acceptance may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

IN WITNESS WHEREOF, the Owner and the Bareboat Charterer have caused this PROTOCOL OF DELIVERY AND ACCEPTANCE to be executed by their duly authorised representative on this day of 2021.

THE OWNER	THE BAREBOAT CHARTERER
SEA 254 LEASING CO. LIMITED	GLOBAL SHIP LEASE 71 LLC
by:	by:

Name:	Name:
Title:	Title:
Date:	Date:

Schedule 2
FORM OF TITLE TRANSFER PROTOCOL OF DELIVERY AND ACCEPTANCE

PROTOCOL OF DELIVERY AND ACCEPTANCE

m.v. "GSL TINOS"

SEA 254 LEASING CO. LIMITED, a company incorporated in Hong Kong with its registered address at 27/F Three Exchange Square 8, Connaught Place, Central, Hong Kong (the "Owners") deliver to GLOBAL SHIP LEASE 71 LLC, a company incorporated in Liberia with its registered address at 80 Broad Street, Monrovia, Liberia (the "Bareboat Charterers") the Vessel described below and the Bareboat Charterers accept delivery of, title and risk to the Vessel pursuant to the terms and conditions of the bareboat charter dated 2021 (as may be amended and supplemented from time to time) and made between (1) the Owners and (2) the Bareboat Charterers.

Name of Vessel: m.v. "GSL TINOS"

Flag: [ ]

Place of Registration: [ ]

IMO Number: 9437050

Gross Registered Tonnage: [ ]

Net Registered Tonnage: [ ]

Dated:

At:         hours ([ ] time)

Place of delivery:

THE OWNERS	THE BAREBOAT CHARTERERS
SEA 254 LEASING CO. LIMITED	GLOBAL SHIP LEASE 71 LLC
by:	by:
/s/ Tan Li Kix, Joan
Name: Tan Li Kix, Joan	Name:
Title: Attorney-in-fact	Title:
Date:	Date:

SIGNATURE PAGE

ADDITIONAL CLAUSES
TO BAREBOAT CHARTER FOR THE VESSEL "BARBARA" TO BE RENAMED
"GSL TINOS"

THE OWNERS	THE CHARTERERS
SEA 254 LEASING CO. LIMITED	GLOBAL SHIP LEASE 71 LLC
by:	by:

/s/ Tan Li Kix, Joan	/s/ Aglaia Lida Papadi
Name: Tan Li Kix, Joan	Name: Aglaia Lida Papadi
Title: Attorney-in-fact	Title: attorney-in-fact
Date: 26 August 2021	Date: 26 August 2021

MEMORANDUM OF AGREEMENT	SALEFORM 2012 Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships

Dated: ___26 August_____2021

GLOBAL SHIP LEASE 71 LLC, a company incorporated in Liberia with its registered address at 80 Broad Street, Monrovia, Liberia (Name of sellers), hereinafter called the "Sellers", have agreed to sell, and

SEA 254 LEASING CO. LIMITED, a company incorporated in Hong Kong with its registered office at 27/F Three Exchange Square 8, Connaught Place, Central, Hong Kong (Name of buyers), hereinafter called the "Buyers", have agreed to buy:

Name of vessel: "Barbara" to be renamed "GSL Tinos"

IMO Number: 9437050

Classification Society: DNV GL

Class Notation: 100 AS E Container ship BWM DG IW LC RSCS

MC E AUT EP-D RCP (1025/75)

Year of Build: 2010 Builder/Yard: Zhejiang Ouhua Shipbuilding Co., Ltd., PRC

Flag: Republic of Portugal (bareboat charter registration only); Hamburg, Germany (as underlying registry)

Place of Registration: Madeira (bareboat charter registration only); Germany— Leer (as underlying registry)

GT/NT: 52,726 / 32,613

hereinafter called the "Vessel", on the following terms and conditions:

Definitions

"Banking Days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8 (Documentation) and Shanghai, Singapore, Athens, Hamburg, Copenhagen, Hong Kong and London (add additional jurisdictions as appropriate).

"Buyers' Nominated Flag State" means Liberia (state flag state).

"Class" means the class notation referred to above.

"Classification Society" means the Society referred to above.

~~"Deposit" shall have the meaning given in Clause 2 (Deposit)~~

~~"Deposit Holder" means(state name and location of Deposit Holder) or, if left blank, the Sellers' Bank, which shall hold and release the Deposit in accordance with this Agreement.~~

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, e-mail or telefax.

"Parties" means the Sellers and the Buyers.

"Purchase Price" means the price for the Vessel as stated in Clause 1 (Purchase Price).

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~"Sellers'Account" m ans(state details of bank account) at the Sellers' Bank.~~

~~"Sellers' Bank" means(state name of bank, branch and details) or, if left blank, the bank notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price.~~

1.       Purchase Price

The Purchase Price is the lower of (a) the Market Value and (b) USD50,000,000 (fifty million United States Dollars) ~~(state currency and amount both in words and figures)~~.

2.       Deposit

No deposit for the Purchase Price is payable.

~~As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of % (per cent) or, if left blank, 10% (ten per cent), of the Purchase Price (the "Deposit") in an interest b aring account for the Parties with the Deposit Holder within three (3) Banking Days after the date that:~~

~~(i) this Agreement has been signed by the Parties and exchanged in original or by cmail or telefax; and~~

~~(ii) the Deposit Holder has confirmed in writing to the Parties that the account has been opened.~~

~~The Deposit shall be released in accordance with joint written instructions of the Parties. Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder all necessary documentation to open and maintain thc account without delay.~~

3.       Payment

See Additional Clause 22 (Payment).

On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices):

(i) the Deposit shall be released to the Sellers; and

(ii) the balance of the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to the Sellers' Account.

4.       Inspection

~~(a)* The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at/in (state place) on(state date) and have accepted the Vcsscl following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

~~(b)* The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within (state date/period).~~

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

The Sellers shall make the Vessel available for inspection at/in (state place/range) within (state date/period).

The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.

The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.

During the inspection, the Vessel's deck and engine log books shall be made available for examination by the Buyers.

The sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers within seventy two (72) hours after completion of such inspection or after the date/last day of the period stated in Line 59, whichever is earlier.

Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the Vessel's classification records and/or of the Vessel not be received by the Sellers as aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.

Buyers, whereafter this Agreement shall be null and void.

*4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4(a) shall apply.

5.       Time and place of delivery and notices

(a) The Vessel shall be delivered and taken over safely afloat at sea or a safe and accessible berth or anchorage ~~at/in~~ (subject to the trading limits as permitted under the Bareboat Charter) (state place/range) in the Sellers' option and as agreed by the Parties, provided that the Vessel shall not be delivered in a place that causes the Buyers to incur tax liabilities that the Buyers would not have incurred had the sale been completed in international waters.

~~Notice of Readiness shall not be tendered before: (date)~~

Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a) (iii) and 14): 9 September 2021 or such later date as the Buyers may agree.

(b) The Sellers ~~shall keep the Buyers well informed of the Vessel's itinerary and~~ shall, immediately upon receipt, provide to the Buyers copies of any notices received from the Initial Sellers under clause 5(b) of the Initial MOA, and provide the Buyers with ~~twenty (20), ten (10), five (5) and three (3)~~ two (2) Banking ~~d~~Days' notice prior to the proposed Pre-positioning Date and of the ~~date the Sellers intend to tender Notice of Readiness and of the~~ intended date and place of delivery.

~~When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.~~

(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers' Default) within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date.

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in line 79.

If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect.

(d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers' Default) for the Vessel not being ready by the original Cancelling Date.

(e) Should the Vessel become an actual, constructive or compromised total loss before delivery ~~the Deposit together with interest arncd, if any, shall be rel ascd immediately to the Buyers whereafter this~~ the Agreement shall be null and void provided that the Sellers shall indemnify the Buyers in accordance with the terms set out in Clause 21, notwithstanding that this Agreement becomes null and void as a result of the Vessel being a total loss.

6.       Divers Inspection / Drydocking

The Vessel will be delivered without drydocking.

~~(a)*~~

~~(i) The Buyers shall have the option at their cost and expense to arrange for an underwater inspection by a diver rior to the-delivery of the approved by the Classification Society prior to the delivery of the Vessel. Such option shall be declared latest nine (9) days prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement. The Sellers shall at their cost and expense make the Vessel available for such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers' representative(s) shall have the right to be present at the diver's inspection as observer(s) only without interfering with the work or decisions of the Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at their cost and expense make the Vessel available at a suitable alternative place near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re positioning. The Sellers may not tender Notice of R adincss prior to completion of the underwater inspection.~~

~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, then (1) unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules (2) such defects shall be made good by the Sellers at their cost and expense to the Sellers shall pay for the underwater inspection and the Classification Society's attendance.~~

~~Notwithstanding anything to the contrary in this Agreement, if the Classification Society~~

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~do not require the aforementioned defects to be rectified before the next class against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs to the satisfaction of the Classification Society, whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs. Thc estimated direct cost of thc repairs shall bc the average of quotes for the repair work obtained from two reputable independent shipyards at or in the vicinity of the port of delivery, one to be obtained by each of the Parties within two (2) the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall bw the sole basis for the estimate of the direct repair costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established.~~

~~(iii) If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within thc dclivcry range as per Clause 5(a) which shall, for the purpose of this Clause, become the new port of delivery. In such event the Cancelling Date shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of fourteen (14) days.~~

~~(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with thc Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good at the Sellers' cost and expense to the satisfaction of the Classification Society without condition/recommendation**. In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel's class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees.~~

~~6(c) If the Vessel is drydocked pursuant to Clause 6 (a)(ii) or 6 (b) above:~~

~~(i) The Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the option to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Scllcrs. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Seller’s cost and expense to the satisfaction of Classification Society without condition/recommendation**.~~

~~(ii) The costs and expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out or if~~

Copyright CI 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~parts of the system are condemned or found defective or broken so as to affect the Vessel's class, in which case the Sellers shall pay these costs and expenses.~~

~~(iii) The Buyers' representative(s) shall have the right to be present in the drydock, as observer(s)-only without interfering-with the work or decisions of the Classification Society surveyor.~~

~~(iv) The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expense without interfering with the Sellers' or the Classification Society surveyor' work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk, cost and expense.In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Seller’s work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in drydock or not.~~

~~*6(a) and 6(b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6(a) shall apply.~~

~~**Notes or memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken int~~o account.

7.       Spares, bunkers and other items

~~The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection delivery used or unused, whether on board or not shall become the Buyers' property., but spares on order are excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.~~

~~Library and forms exclusively for use in the Sellers' vessel(s) and captain's, officers' and crew's personal belongings including the slop chest are excluded from the sale without compensation, as-well-as-t-he-fellewi-ng-addltlenal items (include list)~~

~~Items on board which are on hire or owned by third parties, listed as follows, are excluded from the sale without compensation (include list)~~

~~Items on board at the time of inspection which are on hire or owned by third parties, not listed above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.~~ Any remaining bunkers and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums shall remain the property of the Sellers or the Initial Sub-Charterers but remain on board the Vessel on or after delivery and no payment shall be required by the Buyers in respect thereof. ~~The Buyers shall take over remaining bunkers and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and pay either:~~

~~(a) *the actual net price (excluding barging expenses) as evidenced by invoices or vouchers; or~~

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~(b) *the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel or, if unavailable, at the nearest bunkering port,~~

~~for the quantities taken over.~~

~~Payment under this Clause shall be made at the same time and placed and in the same currency as the Purchase Price.~~

~~"inspection" in this Clause 7, shall mean the Buyers' inspection according to Clause 4(a) or 4(b) (Inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

~~*(a) and (b) are-alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply.~~

8.       Documentation

(See Additional Clause 24 (Conditions Precedent))

The place of closing:

(a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the following delivery documents:

(i) Legal Bill(s) of sale in a form recordable in the Buyers’ Nominated Flag State, transferring title of the Vessel and stating that the Vessel is free from all mortgages, and legalised or apostilled, as required by the Buyers' Nominated Flag State;

(ii) Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement;

(iii) Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate);

(iv) Certificate or Transcript of Registly issued by the competent authorities of the flag state Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by such authority to the closing meeting with the original to be sent to the Buyers as soon as possible after delivery of the Vessel;

(iv) Declaration of Class or (depending on the Classification Society) a Class Maintenance Certificate issued within three (3) Banking Days prior to delivery confirming that the Vessel is in Class free of condition/recommendation;

(vi) Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and provide a certificate or other official evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price has been paid and the Vessel has been delivered;

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~(vii) A copy of the Vessel’s Continous Synopsis Record certifying the date on which the Vessel ceased to be registered with the Vessel's registry, or, in the event that the registry does not as a matter of practice issue such certificate immediately, a written undertaking from the Sellers to provide the copy of this certificate promptly upon it being issued together with evidence of submission by the Sellers of a duly executed Form 2 stating the date on which the Vessel shall cease to be registered with the Vessel's registry;~~

~~(viii) Commercial Invoice for the Vessel;~~

~~(ix) Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;~~

~~(x) A copy of the Seller’s letter to their satellite communication provider cancelling the Vessel’s communications contract which is to be sent immediately after delivery of the Vessel;~~

~~(xi) Any additional documents as may reasonably be required by the competent authorities of the Buyers’ Nominated Flag State for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement; and~~

~~(xii) The Sellers' letter of confirmation that to the best of their knowledge, the Vessel is not black listed by any nation or international organisation.~~

~~(b) At the time of delivery the Buyers shall provide the Sellers with:~~

~~(i) Evidence that all necessary corporate, shareholder and other action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement; and~~

~~(ii) Power of Attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly enotarially attested and legalised or apostilled (as appropriate).~~

~~(c) If any of the documents listed in Sub clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language,~~

~~(d) The Parties shall to the extent possible exchange topics, drafts or samples of the documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the other party not later than (state number of days), or if left blank, nine (9) days prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement.~~

~~(e) Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b)-above, the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies.~~

~~(f) Other technical documentation which may be in the Sellers' possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyer have the right to take copies of same.~~

~~(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance~~

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.~~

9.       Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters (other than the Bareboat Charter and the Initial Sub-Charter (as defined in the Bareboat Charter)), encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.       Taxes, fees and expenses

Any taxes, fees and documented expenses in connection with the purchase and registration in the Buyers' Nominated Flag State, any Registration Costs and any ~~shatl be for the Buyers’ account whereas,~~ as similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11.       Condition on delivery

See also Clause 20 (Delivery under this Agreement and the Bareboat Charter)

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over "as is where is" she-was at the time of deliveryinspection, fair wear and tear excepted.

However, the Vessel shall be delivered free of cargo and free of stowaways with her Class maintained without any conditions that are overdue ~~condition/recommendation*~~, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of ~~inspection~~ delivery, valid and unextended without ~~any conditions that are overdue condition/recommendation*~~ by the Classification Society or the relevant authorities at the time of delivery.

~~"inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4(a) or 1(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

*Notes and memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.       Name/markings

Not applicable

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings,

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

13.       Buyers' default

~~Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.~~

Should the ~~Purchase Price~~ Relevant Amount not be paid in accordance with Clause 21~~3~~ (Payment) as the sole and direct result of the Buyers' acts or omissions and such non-payment has not been remedied within three (3) Banking Days of such failure to pay, the Sellers have the right to cancel this Agreement, in which case this Agreement will become void without liability to either the Buyers or the Sellers.~~the Deposit together with interest earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.~~

14.       Sellers' default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement, the Deposit together with interest earned, if any, shall be released to them immediately,

Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.       Buyers' representatives

Not applicable.

~~After this Agreement has been signed by the Parties and the Deposit has been lodged, the Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and expense.~~

~~These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers and the Buyers' representatives shall sign the Sellers' P&I Club's standard letter of indemnity prior to their embarkation,~~

16.       Law and Arbitration

See Clause 25 (Law and dispute resolution)

~~(a) *This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

~~The arbitration shall be conducted in accordance with the London Maritime Arbitrators.~~

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.~~

~~The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has not done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

~~(b)* This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the substantive law (not including the choice of law rules) of the State of New York and any dispute arising out of or in connection with this Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc.~~

~~(c) This Agreement shall be governed by and construed in accordance with the laws of (state place) and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at(state place), subject to the procedures applicable there.~~

~~*16(a), 16(b) and 16(c) arc alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16(a) shall apply.~~

17.       Notices

All notices to be provided under this Agreement shall be in writing.

Contact details for recipients of notices are as follows:

For the Buyers:

SEA 254 LEASING CO. LIMITED
c/o CMB Financial Leasing Co., Ltd.
Address: 21F, China Merchants Bank Building, No.1088, Lujiazui Ring Road, Shanghai, China 200120
Email: xiao_yue@cmbchina.com / zyzlsceb@cmbchina.com
Tel No.: +86 21 6106 1534
Attention: Yue XIAO (Nicholas), Shipping Leasing Department

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

For the Sellers:

GLOBAL SHIP LEASE 71 LLC
c/o Technomar Shipping Inc.
Address: 3-5 Menandrou Str., Kifissia, 14561, Athens, Greece

Email: finance@technomar.gr
with a copy to:
(a) legalconfidential@technomar.gr; and
(b) tpsaropoulos@technomar.gr

18.       Entire Agreement

~~The written terms of this Agreement compr-ise4he-eRtife-agFeemervt-between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.~~

~~Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (wether or not made negligently) other than as is expressly set out in this Agreement.~~

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

Additional Clauses 19 to 26 (both inclusive) form an integral part of this Agreement. In the event of any inconsistency between (i) any terms set out in Clauses 1 to 18 of this Agreement and (ii) any terms set out in Additional Clauses (i.e., Clauses 19 to 26) of this Agreement, the terms of the Additional Clauses shall prevail.

For and on behalf of the Sellers	For and on behalf of the Buyers
GLOBAL SHIP LEASE 71 LLC	SEA 254 LEASING CO. LIMITED
Name:	Name:
Title:	Title:

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

For the Sellers:

GLOBAL SHIP LEASE 71 LLC
c/o Technomar Shipping Inc.
Address: 3-5 Menandrou Str., Kifissia, 14561, Athens, Greece

Email: finance@technomar.gr
with a copy to:
Iegalconfidential@technomar.gr; and
tpsaropoulos@technomar.gr

18.       Entire Agreement

~~The written terms of this Agreement compr-ise4he-eRtife-agFeemervt-between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.~~

~~Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (wether or not made negligently) other than as is expressly set out in this Agreement.~~

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

Additional Clauses 19 to 26 (both inclusive) form an integral part of this Agreement. In the event of any inconsistency between (i) any terms set out in Clauses 1 to 18 of this Agreement and (ii) any terms set out in Additional Clauses (i.e., Clauses 19 to 26) of this Agreement, the terms of the Additional Clauses shall prevail.

For and on behalf of the Sellers	For and on behalf of the Buyers
GLOBAL SHIP LEASE 71 LLC	SEA 254 LEASING CO. LIMITED
/s/ Aglaia Lida Papadi	/s/ Tan Li Xin, Joan
Name: Aglaia Lida Papadi	Name: Tan Li Xin, Joan
Title: Attorney-in-fact	Title: Attorney-in-fact

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

Execution Version

ADDITIONAL CLAUSES

TO MEMORANDUM OF AGREEMENT FOR

THE VESSEL "BARBARA" TO BE RENAMED "GSL TINOS"

19.	Sellers' representations and undertaking
(a)	The Sellers represent and warrant that:

(i)	on the Delivery Date, they are the legal and beneficial owners of the Vessel; and

(ii)	as at the date hereof and on the Delivery Date:

i.	none of the:

1.	Sellers, any of its Affiliate (as defined in the Bareboat Charter), nor any of their respective directors, officers and employees are a Restricted Party; and

2.	to the best knowledge of the Sellers, as at the date of this Agreement, neither the Initial Sub-Charterer nor the Initial Sellers or any of its respective directors,

is a Restricted Party; and

3.	the Sellers, any of its Affiliate (as defined in the Bareboat Charter) and their respective directors, officers and employees; and

4.	to the best knowledge of the Sellers, as at the date of this Agreement, the Initial Sub-Charterer and the respective directors of the Initial Sub-Charterer,

are in compliance with all Sanctions laws, and none of them have been or are currently being investigated on compliance with Sanctions, they have not received notice or are aware of any claim, action, suit or proceeding against any of them with respect to Sanctions and they have not taken any action to evade the application of Sanctions; and

(iii)	no part of the Purchase Price nor the Vessel shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions laws; and

(iv)	the copy of each of the Initial MOA, the Initial Sub-Charter, the Side Agreement and the Deposit Holder Agreement provided to the Buyers prior to the date hereof is a true and complete copy of such document and there have been no amendments, supplements or variations to the same, provided that any further amendments, supplements or variations on or prior to the Delivery Date shall be subject to the Buyers' written consent (which shall not be unreasonably withheld or delayed) and thereafter copies of any such further amendment, supplement or variation should be provided by the Sellers to the Buyers promptly.

(b)	The Sellers hereby undertake to the Buyers that the Sellers shall not without the Buyers' written consent sign or release:

(i)	the protocol of delivery and acceptance under the Initial MOA; or

(ii)	the Release Letter.

20.	Delivery under this Agreement and the Bareboat Charter
(a)	The Vessel will, subject to the terms and conditions of this Agreement, be delivered by the Sellers to the Buyers under this Agreement.
(b)	Upon the delivery of the Vessel under this Agreement, the Vessel shall simultaneously be delivered to the Sellers as charterers pursuant to a bareboat charterparty dated on or about the date of this Agreement (the "Bareboat Charter") made or to be made (as the case may be) between the Buyers (as owners) and the Sellers (as charterers).
(c)	The Sellers shall be fully responsible for the Buyers' fulfilment of physical delivery as new owner of the Vessel to the Sellers (as charterers) under the Bareboat Charter. The Buyers' obligation to take delivery of the Vessel under this Agreement is subject to the Sellers (as charterers) taking delivery of the Vessel simultaneously under the Bareboat Charter.
(d)	If any of the Bareboat Charter, the Initial MOA or the Initial Sub-Charter is cancelled or the delivery of the Vessel does not take place under the Bareboat Charter by the Cancelling Date, this Agreement shall be null and void, provided however that Clause 14 (Sellers' default) and Clause 21 (Indemnities) below shall survive.
21.	Indemnities

(a)	The Sellers shall pay such amounts to the Buyers in respect of all claims, documented expenses, liabilities, losses, fees (including but not limited to legal fees (which have been pre-approved by the Sellers provided no Termination Event has occurred), any Registration Costs, any vessel registration and any tonnage fees) suffered or incurred by or imposed on the Buyers arising from this Agreement, or resulting from the occurrence of a Termination Event which is continuing (as defined in the Bareboat Charter), or in connection with the delivery, registration and purchase of the Vessel by the Buyers whether prior to, during or after termination of this Agreement (including but not limited to the Delivery Date not occurring on the proposed delivery date set out in the Payment Notice) and whether or not the Vessel is in the possession or the control of the Sellers or otherwise in relation to any non-delivery to or acceptance by the Sellers (as charterers) of the Vessel under the Bareboat Charter.

(b)	Notwithstanding anything to the contrary herein, any breach of the terms of this Agreement or termination of this Agreement pursuant to the terms hereof, the indemnities provided by the Sellers in favour of the Buyers shall continue in full force and effect.
22.	Payment
(a)	The Sellers and the Buyers agree that the Relevant Amount shall, subject to Clause 23 (Partial set-off of Purchase Price) below (if applicable), be paid in full by the Buyers by depositing with the Initial Sellers' Bank (in a suspense account) in accordance with the Payment Notice, the Relevant Amount which shall be subsequently released to the Sellers or to such person(s) as may be nominated by the Sellers in accordance with paragraph (b) below. The Payment Notice shall be issued by the Sellers to the Buyers after all the Pre-positioning Date CPs have been satisfied or waived to the satisfaction of the Buyers, which shall be on or before the date falling two (2) Banking Days prior to the proposed Pre-positioning Date.

(b)	On or before the Pre-positioning Date if the Buyers have received evidence (which may be in the form of confirmation that an MT199 message is acceptable to the Sellers' Bank and the Buyers (the "Conditional Payment Message")) that the Relevant Amount will be held to the order of the Buyers, and to be released to such person(s) as may be nominated by the sellers upon presentation to the Initial Sellers' Bank of a copy (transmitted by fax, email or otherwise) of each of (i) the protocol of delivery and acceptance under the Initial MOA which is duly signed by an authorised signatory of the Initial Sellers and an authorised signatory of the Sellers evidencing the delivery by the Initial Sellers and acceptance by the Sellers of the Vessel under the Initial MOA and (ii) the Release Letter which is signed by an authorised signatory of the Sellers which is named in the Conditional Payment Message and approved by the Buyers, the Buyers shall deposit with the Initial Sellers' Bank the Relevant Amount to be so held and so released, provided that the Buyers' obligation to deposit with the Initial Sellers' Bank the Relevant Amount is always subject to the Buyers being satisfied that all of the Pre-Positioning Date CPs have been satisfied.

(c)	A transfer of funds by the Buyers to the Initial Sellers' Bank in accordance with paragraph (b) above shall constitute payment of the Purchase Price for the purposes of this Agreement and shall, as from the date of such transfer, constitute a valid and binding obligation upon the Sellers in respect of the repayment of the Relevant Amount in accordance with and in the manner contemplated by this Agreement (including but not limited to Clauses 22(d)),the Conditional Payment Message and the Release Letter. The Sellers agree to release, discharge, defend, indemnify, waive and hold harmless the Buyers from and against any liability, obligation or claim which may be asserted, claimed or recovered against the Buyers for any reason directly arising out of the release or the failure to release (as the case may be) of any part of the Purchase Price by the Initial Sellers' Bank except if the same results from or is a direct consequence of the Buyers' failure to perform their obligations under or in breach of any provisions under this Agreement or the Bareboat Charter.

(d)	Without prejudice to any other provisions under this Agreement, the Sellers shall pay to the Buyers:

(i)	within five (5) Banking Days after the date on which any part of the Purchase Price is released in accordance with paragraph (b) above, and in accordance with the invoice to be issued by the Buyers to the Sellers for the same; and

(ii)	if applicable, on demand by the Buyers on and after the Return Due Date in relation to any part of the Purchase Price which is or should be returned to the Buyers in accordance with the Conditional Payment Message (whether or not it is actually returned on the Return Due Date);

each as applicable, an amount equal to the interest accrued over the relevant Pre-positioning Period and calculated at the rate of Overnight LIBOR Rate plus 325 basis points over such part of the Purchase Price.

23.	Partial set-off of Purchase Price

The Sellers hereby consent, acknowledge and confirm that:

(a)	notwithstanding Clause 1 (Purchase Price), the amount due and payable from the Buyers to the Sellers in accordance with Clause 22 (Payment) shall be set off against the amount of Advance Hire (as defined in the Bareboat Charter) and the Arrangement Fee due from the Sellers (as charterers) to the Buyers (as owners) payable pursuant to the Bareboat Charter; and
(b)	for the avoidance of doubt, on the date of payment of the Relevant Amount, (A) the Buyers shall not be obliged to pay the Sellers and the Sellers shall not be entitled to receive from the Buyers an amount which is more than the difference between (i) the Purchase Price and (ii) the aggregate of the Advance Hire and the Arrangement Fee as set off in accordance with paragraph (a) above and (B) the Sellers shall not be obliged to pay the Buyers and the Buyers shall not be entitled to receive from the Sellers payments towards the Advance Hire as a result of this Clause 23 (Partial set-off of Purchase Price).
24.	Conditions precedent

(a)	Release of the Relevant Amount is conditional upon the Sellers providing the Buyers with the following delivery documents and evidence:

(i)	Two (2) original Legal Bill(s) of Sale in a form recordable in the Buyers' Nominated Flag State, transferring title of the Vessel from the Sellers to the Buyers and stating that the Vessel is free from all registered mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested or acknowledged and (if required by the Buyers' Nominated Flag State) legalised or apostilled, as required by the Buyers' Nominated Flag State;
(ii)	Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement;
(iii)	An original Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement, duly notarially attested or acknowledged and (if required by the Buyers' Nominated Flag State) legalised or apostilled, as required by the Buyers' Nominated Flag State;
(iv)	A copy of Declaration of Class or (depending on the Classification Society) a Class Certificate issued within three (3) Banking Days prior to the Delivery Date confirming that the Vessel is in Class free of overdue condition;
(v)	All of the following:
(A)	Evidence that on the Delivery Date the Vessel will be registered in the ownership of the Buyers as owners of all of the shares in the Vessel with the Buyers’ Nominated Flag State; and
(B)	A copy of the bill of sale to the Buyers referred to in Sub-clause (i) above marked "not released/non-negotiable".
(vi)	An original Commercial Invoice for the Vessel;
(vii)	Copies of the valuations to determine Market Value;
(viii)	Any additional documents as may reasonably be required by the competent authorities of the Buyers' Nominated Flag State for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement;
(ix)	An original of the Sellers' letter of confirmation that to the best of their knowledge, the Vessel is not sanctioned, avoided, prohibited or proscribed by any nation or international organisation and the Vessel is eligible to trade lawfully worldwide;
(x)	An original certificate from a director / officer of the Sellers confirming that all copies of documents provided under this Agreement are true copies of such documents (or a pdf copy of the certificate together with confirmation from the Sellers that the original certificate will be despatched to the Buyers as soon as practicable);
(xi)	In respect of the Initial MOA:

(A)	a copy of the Initial MOA;
(B)	a copy of the Deposit Holder Agreement (as defined in the Initial MOA);
(C)	a copy of the Initial Sub-Charter;
(D)	a copy of the Side Agreement; and
(E)	written confirmation by the Sellers satisfactory to the Buyers that the Sellers have not exercised the option under the Side Agreement to cancel the Initial Sub-Charter and the Vessel will be delivered into the Initial Sub-Charter on the Delivery Date;
(xii)	Evidence that any difference in the Relevant Amount and the total amounts payable by the Sellers to the Initial Sellers under the Initial MOA have been or will be paid directly by the Sellers (or as the case may be, the Initial Sub-Charterers) to the Initial Sellers on the Delivery Date and such amounts will be released to the Initial Sellers no later than the time the Relevant Amount is released to the Initial Sellers under Clause 22(b) (Payment);
(xiii)	Copies of all documents listed at paragraphs 1, 2 and 3 of the Initial MOA Addendum, including but not limited to the protocol of delivery and acceptance under the Initial MOA which is duly signed by an authorised signatory of the Initial Sellers and an authorised signatory of the Sellers evidencing the delivery by the Initial Sellers and acceptance by the Sellers of the Vessel under the Initial MOA;
(xiv)	The Buyers being satisfied that, in their opinion,
(A)	the conditions precedent set out in:
(1)	Clause 36(a) (Conditions precedent and conditions subsequent) of the Bareboat Charter have been satisfied on the Pre-positioning Date; and
(2)	Clause 36(b) (Conditions precedent and conditions subsequent) of the Bareboat Charter have been satisfied on the Delivery Date or, in each case, such other date as the Sellers and Buyers may mutually agree;
(B)	no Termination Event (as defined in the Bareboat Charter) or Potential Termination Event (as defined in the Bareboat Charter) is, in each case, continuing or would result from:
(1)	the pre-positioning of the Relevant Amount; or
(2)	the release of the Relevant Amount to the Sellers or its nominee; and
(C)	the representations and warranties referred to in Clause 19 (Sellers' representations) hereof and clause 47 (Charterers' representations and warranties) of the Bareboat Charter are true and correct on the Delivery Date.

The conditions set out in this Clause 24 are for the sole benefit of the Buyers and may be waived or deferred by the Buyers in whole or in part and with or without conditions. The foregoing is without prejudice to the Buyers' rights to require fulfilment of any such conditions by the Sellers in whole or in part at any time after the date of release of the Relevant Amount.

If the Buyers in their sole discretion agree to accept the delivery of the Vessel from the Sellers before all of the documents and evidence required under Clause 24(a) have been delivered to or to the order the Buyers, the Sellers undertake to deliver all outstanding documents and evidence to or to the order of the Buyers no later than ten (10) Business Days after the date of delivery of the Vessel or such other later date as specified by the Buyers, acting in their sole discretion. The Buyers' acceptance of the delivery of the Vessel from the Sellers under this Agreement shall not, unless otherwise notified by the Buyers (acting in their sole discretion) to the Sellers in writing, be taken as a waiver of the Buyers' rights to require production of all the documents and evidence required under this Clause 24(a).

(b)	At the time of delivery the Buyers shall provide the Sellers with:
(i)	the certified copy of the resolutions passed by the board of directors of the Buyers to authorise the execution, delivery and performance of this Agreement; and
(ii)	(if applicable) the original Power of Attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement (or a pdf copy of the Power of Attorney together with confirmation from the Buyers that the original will be despatched to the Sellers as soon as practicable).
(c)	If any of the documents listed in Sub-clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.
(d)	The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the other party not later than nine (9) days prior to the Vessel's intended date of delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement.
(e)	Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above, the Buyers shall gain title and ownership to the classification certificate(s) as well as all plans, drawings and manuals, which are on board the Vessel and shall remain on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless such certificates are required to remain on board, or the Sellers are required to retain same in their capacity as bareboat charterers, in which case the Sellers shall, upon the request of the Buyers, provide copies of the same at the expense of the Sellers.

(f)	Simultaneously with the release of the Relevant Amount the Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance in the form as attached in Schedule 2 hereto confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.
25.	Law and dispute resolution
(a)	This Agreement and any non-contractual obligations arising from or in connection with it are in all respects governed by and shall be interpreted in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.
(b)	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.
(c)	The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both the Buyers and the Sellers as if the sole arbitrator had been appointed by agreement.
(d)	Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.
(e)	In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.
26.	Further definitions

In this Agreement:

"Approved Broker" has the meaning ascribed to it in the Bareboat Charter.

"Bareboat Charter" has the meaning ascribed to it in Clause 20(b).

"Delivery Date" means the date of delivery of the Vessel by the Sellers to the Buyers pursuant to this Agreement.

"Delivery Date CPs" means the conditions precedent set out in paragraphs 24(a)(i), 24(a)(vi), 24(a)(ix), 24(a)(xi)(E), 24(a)(xiii), 24(a)(xiv)(A)(2), 24(a)(xiv)(B)(2), 24(a)(xiv)(C), of Clause 24 (Conditions precedent).

"Deposit Holder Agreement" has the meaning given to it in the Initial MOA.

"Initial MOA" means the memorandum of agreement for the Vessel dated 12 May 2021 entered into between the Initial Sellers as sellers and the Initial Sub-Charterers as buyers, as amended by a nomination agreement dated 15 June 2021 entered into between the Initial Sellers as sellers, the Initial Sub-Charterers as initial buyers and the Sellers as the buyers' nominee, and an addendum no. 1 thereto dated 15 June 2021 (the "Initial MOA Addendum"), an addendum no. 2 thereto dated 4 August 2021 and addendum no. 3 thereto dated 17 August 2021, as may be further amended or supplemented from time to time.

"Initial Sellers" means ERB. 5.300TEU GmbH & Co. KG, a company incorporated in Germany with its registered address at Elbchaussee 370, 22609, Hamburg, Germany.

"Initial Sellers' Account" has the meaning given to the term "Sellers' Account" in the Initial MOA.

"Initial Sellers' Bank" has the meaning given to the term "Sellers' Bank" in the Initial MOA.

"Initial Sub-Charter" means the time charterparty in respect of the Vessel dated 15 June 2021 between the Sellers and the Initial Sub-Charterers, with a daily hire rate at no less than thirty-six thousand five hundred Dollars (US$36,500) for the fixed three year period from delivery and at no less than seventeen thousand two hundred and fifty Dollars (US$17,250) for the optional three year period thereafter, as may be further amended or supplemented from time to time.

"Initial Sub-Charterers" means Maersk A/S, a company incorporated in Denmark with its registered address at Esplanaden 50, 1263 Copenhagen K, Denmark.

"Market Value" has the meaning ascribed to paragraph (a) of the definition of "Market Value" in the Bareboat Charter.

"Overnight LIBOR Rate" means, for any day, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Thomson Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Buyers from time to time) at approximately 11:00 a.m., London time, on such day for United States Dollar deposits (for delivery on such day) with a term equivalent to one (1) day.

"Payment Notice" means a notice of the relevant amounts payable by the Buyers under this Agreement to be issued by the Sellers to the Buyers, in substantially the form set out in Schedule 1 (Form of Payment Notice) hereto (or such other form as the Buyers may require).

"Pre-positioning Date" means date falling one (1) Banking Day prior to the proposed Delivery Date.

"Pre-positioning Date CPs" means the conditions precedent set out in Clause 24 (Conditions precedent) which are not the Delivery Date CPs.

"Pre-positioning Period" means:

(a)	if any part of the Purchase Price deposited with the Initial Sellers' Bank by the Buyers is released in accordance with paragraph (b) of Clause 22 (Payment), the period commencing from (and inclusive of) the Pre-positioning Date and ending on (and inclusive of) the date such part of the Purchase Price is released in accordance with paragraph (b) of Clause 22 (Payment); or
(b)	if any part of the Purchase Price deposited with the Initial Sellers' Bank by the Buyers is or should be returned to the Buyers in accordance with the Conditional Payment Message (whether or not it is actually returned on the Return Due Date), the period commencing from (and inclusive of) the Pre-positioning Date and ending on (and inclusive of) the date such part of the Purchase Price is returned to the Buyers in accordance with the Conditional Payment Message.

"Release Letter" means a release letter to be signed pursuant to the Conditional Payment Message in form and substance acceptable to the Buyers.

"Relevant Amount" means the Owners' Cost (as defined in the Bareboat Charter) less the Arrangement Fee (as defined in the Bareboat Charter).

"Registration Costs" has the meaning ascribed to it in the Bareboat Charter.

"Restricted Countries" means those countries subject to country-wide or territory-wide Sanctions and/or trade embargoes, in particular but not limited to pursuant to the U.S.'s Office of Foreign Asset Control of the U.S. Department of Treasury ("OFAC") including at the date of this Agreement, but without limitation, Iran, North Korea and Syria and any additional countries based on respective country-wide or territory-wide Sanctions being imposed by OFAC or any of the regulative bodies referred to in the definition of Restricted Party.

"Restricted Party" means a person or entity or any other parties (i) located, domiciled, resident or incorporated in Restricted Countries, and/or (ii) subject to any sanction administrated by the United Nations, the European Union, Switzerland, the United States and the OFAC, the United Kingdom, Her Majesty's Treasury ("HMT") and the Foreign and Commonwealth Office of the United Kingdom, the People's Republic of China and/or (iii) owned or controlled by or affiliated with persons, entities or any other parties as referred to in (i) and (ii).

"Return Due Date" means the date which is the thirteenth (13th) Banking Day after the Pre-positioning Date.

"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing) imposed by law or regulation of the United Nations, United Kingdom, the United States of America (including, without limitation, CISADA and OFAC), the

People's Republic of China or the Council of the European Union or the jurisdiction of incorporation of the Buyers and the Sellers.

"Side Agreement" means the agreement relating to the Initial MOA dated 15 June 2021 entered into between the Initial Sub-Charterers and the Sellers.

Schedule 1
Form of Payment Notice

To:	SEA 254 LEASING CO. LIMITED

From:	GLOBAL SHIP LEASE 71 LLC	2021

Dear Sirs

One container vessel m.v. "Barbara" to be renamed "GSL Tinos"

- memorandum of agreement dated 2021 (the "MOA")

1.	We refer to the MOA. This is a Payment Notice.

2.	Terms defined in the MOA shall have the same meaning in this Payment Notice unless given a different meaning in this Payment Notice.

3.	Pursuant to Clause 5(b) of the MOA, we hereby give you notice of the proposed delivery date of the Vessel, being __________________ 2021 and the proposed place of delivery of the Vessel, being [ ] in accordance with Clause 5(a) of the MOA.

4.	We irrevocably request that you advance USD [●], being the Relevant Amount in respect of the Vessel, to the Initial Sellers' Account on __________________ 2021, which is a Banking Day, by paying the advance in accordance with the MOA, to the Initial Sellers' Account, as follows:

Beneficiary Bank:	[●]
Swift Code:	[●]
Account #:	[●]
Name on Account:	[●]
5.	We warrant that no Potential Termination Event or Termination Event (each as defined in the Bareboat Charter) has occurred or would result from the payment of the amounts requested above.

Yours faithfully

For and on behalf of

GLOBAL SHIP LEASE 71 LLC

……………………………

Name:

Title:

Schedule 2
Form of Protocol of Delivery and Acceptance

Protocol of Delivery and Acceptance

KNOW ALL MEN BY THESE PRESENTS, that Global Ship Lease 71 LLC of 80 Broad Street, Monrovia, Liberia (the "Sellers") have sold and do grant and deliver, at ______ hours (Shanghai Time) on _____ day of ____________ 2021, unto Sea 254 Leasing Co. Limited of 27/F Three Exchange Square 8, Connaught Place, Central, Hong Kong (the "Buyer"), all rights, title and interest in and to one (1) second-hand vessel of name "Barbara" (to be renamed "GSL Tinos") (IMO No. 9437050) of Liberia flag, of GRT 52,726 and NRT 32,613, together with all stores and equipment of whatever nature, now on board and on shore and on order, and free from all charters (other than the Bareboat Charter and the Initial Sub-Charter (each as defined in the MOA)), encumbrances, mortgages, maritime liens or any other debts whatsoever, pursuant to the Memorandum of Agreement dated ______________________ 2021 (the "MOA") between the Sellers and the Buyers and any addenda thereto.

The Buyers do hereby accept delivery, title and risks of and to the aforesaid vessel in pursuance of the terms and conditions of the MOA on the date and any addendum thereto and at the time and place stated above.

This PROTOCOL OF DELIVERY AND ACCEPTANCE may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this PROTOCOL OF DELIVERY AND ACCEPTANCE.

Seller                                                                            Buyer

Global Ship Lease 71 LLC                                          Sea 254 Leasing Co. Limited

By: ___________________________                         By: ____________________________

Name:                                                                           Name:

Title:                                                                                                               Title:

In witness of which the parties to this Agreement have executed this Agreement the day and year first before written.

SELLERS

Signed by Aglaia Lida Papadi                                     )                     /s/ Aglaia Lida Papadi

as attorney-in-fact                                                        )

for and on behalf of                                                      )

GLOBAL SHIP LEASE 71 LLC                                   )

in the presence of:                                                      )

Witness signature: /s/ Chrisanthy Klisaris

Name: Chrisanthy Klisaris

Address: 3-5 Menandrou Str.,

Kifissia, 14561, Athens, Greece

BUYERS

Signed by Tan Li Xin, Joan
Attorney-in-Fact                                                            ) /s/ Tan Li Xin, Joan

as duly authorised signatory                                     )

for and on behalf of                                                      )

SEA 254 LEASING CO. LIMITED                      )

in the presence of:                                                               )

Witness signature: /s/ Kanageswary d/o Rajandran

Name: Kanageswary d/o Rajandran

Address: Stephenson Harwood LLP

1 Raffles Place #18-61 Tower 2

Singapore 048616